Exhibit 2.1
EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

BY AND BETWEEN

CENTERPOINT ENERGY RESOURCES CORP.

AND

ATHENA ENERGY SERVICES BUYER, LLC

February 24, 2020

TABLE OF CONTENTS
Page
Article I DEFINITIONS......................................................................................................5

Section 1.1	Definitions......................................................................................5

Section 1.2	Additional Definitions..................................................................16
Article II THE TRANSACTIONS.....................................................................................18

Section 2.1	Purchase and Sale..........................................................................18

Section 2.2	Purchase Price...............................................................................18

Section 2.3	Purchase Price Adjustment............................................................19

Section 2.4	Volumetric Gas Imbalance Amount...............................................22

Section 2.5	Payments and Charges..................................................................23

Section 2.6	Tax Treatment...............................................................................23

Section 2.7	Withholding..................................................................................23
Article III REPRESENTATIONS AND WARRANTIES OF SELLER..............................23

Section 3.1	Organization and Good Standing..................................................24

Section 3.2	Authorization; Authority...............................................................24

Section 3.3	Enforceability............................................................................... 24

Section 3.4	Capitalization and Ownership.......................................................25

Section 3.5	Consents....................................................................................... 26

Section 3.6	Contracts of the Company.............................................................26

Section 3.7	Title and Sufficiency of Assets.......................................................28

Section 3.8	Financial Statements.....................................................................29

Section 3.9	Absence of Certain Changes and Events........................................30

Section 3.10	Compliance with Laws..................................................................30

Section 3.11	Litigation...................................................................................... 31

Section 3.12	Permits..........................................................................................31

Section 3.13	Real Property................................................................................ 31

Section 3.14	No Undisclosed Liabilities............................................................32

Section 3.15	Tax Matters...................................................................................33

Section 3.16	Environmental Matters.................................................................34

Section 3.17	Certain Business Relationships with the Company........................35

Section 3.18	Labor and Employment Matters....................................................35

Section 3.19	Employee Benefits........................................................................37

Section 3.20	Intellectual Property......................................................................38

Section 3.21	Data Privacy and Security..............................................................40

Section 3.22	Financial Advisors........................................................................ 41

Section 3.23	Energy Regulatory Status..............................................................41

Section 3.24	Status............................................................................................ 41

Section 3.25	No Other Agreements....................................................................41

Section 3.26	Bank Accounts; Books and Records..............................................41

Section 3.27	Insurance...................................................................................... 41
Article IV REPRESENTATIONS AND WARRANTIES OF BUYER42

Section 4.1	Organization and Good Standing...................................................42

Section 4.2	Authorization................................................................................42

Section 4.3	Enforceability............................................................................... 43

Section 4.4	Consents....................................................................................... 43

Section 4.5	Litigation...................................................................................... 43

Section 4.6	Financial Advisors........................................................................43

Section 4.7	Sufficient Financing......................................................................43

Section 4.8	Investment Intent..........................................................................44

Section 4.9	Solvency....................................................................................... 45

Section 4.10	Buyer’s Investigation and Reliance...............................................45

Section 4.11	Representation and Warranty Policy..............................................45
Article V CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE.....................46

Section 5.1	Seller’s Closing Conditions...........................................................46

Section 5.2	Buyer’s Closing Conditions..........................................................46
Article VI CLOSING..........................................................................................................47

Section 6.1	Closing......................................................................................... 47

Section 6.2	Deliveries by Seller at the Closing.................................................48

Section 6.3	Deliveries by Buyer at the Closing................................................49
Article VII COVENANTS OF THE PARTIES...................................................................49

Section 7.1	Pre-Closing Conduct of Business..................................................49

Section 7.2	Access to Information and Inspection............................................52

Section 7.3	Further Assurances....................................................................... 54

Section 7.4	Authorizations and Consents.........................................................54

Section 7.5	Public Announcements................................................................. 55

Section 7.6	Confidentiality..............................................................................55

Section 7.7	Customer Disclosure.....................................................................56

Section 7.8	Non-Competition; Non-Disparagement; Non-Solicitation; No
Hire..............................................................................................56

Section 7.9	Use of Name..................................................................................58

Section 7.10	Release of Seller Guarantees; Continuing Guarantees59

Section 7.11	Antitrust Laws..............................................................................62

Section 7.12	Indemnification, Exculpation and Insurance.................................64

Section 7.13	[Reserved].................................................................................... 65

Section 7.14	R&W Policy Matters.....................................................................65

Section 7.15	Obligations in Respect of Debt Financing.....................................65

Section 7.16	Conversion................................................................................... 69

Section 7.17	Seller’s Insurance..........................................................................69

Section 7.18	Company Restructuring................................................................70

Section 7.19	Exclusivity....................................................................................70

Section 7.20	Termination of Affiliate Agreements.............................................70

Section 7.21	Office Lease Term Sheet................................................................70

Section 7.22	Release......................................................................................... 70
Article VIII EMPLOYEES.................................................................................................71

Section 8.1	Continuing Employment...............................................................71

Section 8.2	Benefit Plans.................................................................................75

Section 8.3	No Third Party Beneficiaries.........................................................75
Article IX INDEMNIFICATION........................................................................................76

Section 9.1	Indemnification............................................................................ 76

Section 9.2	Payment........................................................................................78

Section 9.3	Exclusive Remedy........................................................................ 79

Section 9.4	Purchase Price Adjustment............................................................79

Section 9.5	Survival........................................................................................ 79

Section 9.6	Mitigation.....................................................................................79

Section 9.7	No Punitive Damages....................................................................80

Section 9.8	Order of Recovery.........................................................................80
Article X TAXES................................................................................................................80

Section 10.1	Transfer Taxes...............................................................................80

Section 10.2	Taxes and Tax Returns...................................................................81

Section 10.3	Tax Indemnities.............................................................................83

Section 10.4	Miscellaneous Tax Matters............................................................84

Section 10.5	Purchase Price Allocation.............................................................84

Section 10.6	Tax Sharing Agreements Terminated.............................................84
Article XI TERMINATION................................................................................................85

Section 11.1	Termination.................................................................................. 85

Section 11.2	Effect of Termination; Termination Fee.........................................86
Article XII MISCELLANEOUS.........................................................................................88

Section 12.1	Notice........................................................................................... 88

Section 12.2	No Third Party Beneficiaries.........................................................89

Section 12.3	GOVERNING LAW; CONSENT TO JURISDICTION............... 89

Section 12.4	Dispute Resolution; Waiver of Jury Trial.......................................90

Section 12.5	Specific Performance....................................................................90

Section 12.6	Entire Agreement..........................................................................91

Section 12.7	Assignment...................................................................................91

Section 12.8	Amendments.................................................................................92

Section 12.9	Severability...................................................................................92

Section 12.10	No Implied Waivers.......................................................................92

Section 12.11	Expenses.......................................................................................92

Section 12.12	No Joint Venture............................................................................92

Section 12.13	Joint Negotiation...........................................................................93

Section 12.14	No Recourse..................................................................................93

Section 12.15	Financing Sources.........................................................................93

Section 12.16	Disclosure Generally.....................................................................94

Section 12.17	Legal Representation....................................................................94

Section 12.18	Headings and Gender; Construction; Interpretation.......................95

Section 12.19	Counterparts................................................................................. 96

Schedules
Schedule 5.2(i)    Required Consents
Exhibits
Exhibit A    Buyer Guaranty
Exhibit B    Disclosure Schedule
Exhibit C    Shell Guaranty
Exhibit D    Representation and Warranty Policy
Exhibit E    Form of Assignment of Membership Interests
Exhibit F    Form of Transition Services Agreement
Exhibit G    Office Lease Term Sheet
Exhibit H    Form of Facilities Operations and Maintenance Agreement
Exhibit I    Form of Assignment and Assumption Agreement

EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT is dated as of February 24, 2020 and is by and between CenterPoint Energy Resources Corp., a Delaware corporation (“Seller”), and Athena Energy Services Buyer, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are individually referred to herein as “Party,” and collectively referred to herein as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined are defined in Section 1.1 hereof.
RECITALS
A.    Seller owns all of the outstanding capital stock of CenterPoint Energy Services, Inc., a Delaware corporation (including as converted into a Delaware limited liability company pursuant to the Conversion (as defined below), the “Company”).
B.    The Company is a retail and wholesale supplier of natural gas and related services and owns contracts and other assets relating thereto.
C.    At least one (1) Business Day prior to the Closing, Seller shall have caused the Company to convert its organizational form from a Delaware corporation to a Delaware limited liability company in accordance with the terms and on the conditions set forth herein (the “Conversion”).
D.    On the terms and subject to the conditions set forth in this Agreement, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, all of the Membership Interests.
E.    On the date hereof, as an inducement for Seller to enter into this Agreement and consummate the transactions contemplated hereby and by the other Transaction Documents, the Buyer Guarantor, who will derive benefits from Buyer entering into this Agreement and the other Transaction Documents, has provided the Buyer Guaranty to guaranty certain of the obligations of Buyer under this Agreement for the benefit of Seller subject to the terms and conditions thereof, a copy of which is attached hereto as Exhibit A.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and in the other Transaction Documents and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:
“ABL Commitment Letter” means the executed commitment letter, dated as of the date hereof, between Buyer and BNPP and all annexes and exhibits attached thereto, pursuant to which BNPP has agreed, upon the terms and subject to the conditions set forth therein, to provide or cause to be provided the ABL Financing for the applicable Financing Purposes, as the same may be amended or restated in a manner permitted hereunder.
“ABL Financing” means the debt financing incurred or intended to be incurred pursuant to the ABL Commitment Letter.
“ABL Financing Sources” means BNPP and its Affiliates, equityholders, members, officers, directors, employees and representatives involved in the ABL Financing and its successors and permitted assigns.
“Acquired Employees” means those employees listed in Section 3.7.28 of the Data Room who will be employees of the Company as of the Closing Date, as adjusted as of the Closing Date to reflect new employees of the Company hired, employees who voluntarily terminate their employment, and employees who are terminated by the Company, in each case, prior to the Closing as permitted by Section 7.1.
“Acquisition Proposal” means any written proposal or offer from any Person (other than Buyer or its Affiliates) relating to any direct or indirect acquisition or purchase of all or a material portion of the Business or the equity interests of the Company, whether such transaction takes the form of a sale of equity interests, merger, reorganization, recapitalization, sale of assets or otherwise.
“Action” means (i) any action, claim, counterclaim, complaint, charge, suit, petition or other proceedings (whether civil, criminal, judicial, investigative or administrative) in law or in equity by or before any Governmental Entity, (ii) to Seller’s Knowledge, any investigation or audit by or before any Governmental Entity, or (iii) any arbitral proceedings before any arbitrator.
“Adjustment Time” means 11:59 p.m. (Eastern time) on the day immediately before the Closing Date.
“Affiliate” of a Person means a Person directly or indirectly controlled by, controlling or under common control with such Person; provided, that neither Enable Midstream Partners, LP nor its general partner shall be an Affiliate of Seller or the Company for purposes of this Agreement. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” means this equity purchase agreement, as the same may be amended or supplemented from time to time, together with the exhibits and schedules hereto.
“Anti-Corruption Laws” means any Applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including all Applicable Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain a business advantage; including the U.S. Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, any Applicable Laws of similar effect and any other Applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transaction, and the related regulations and published interpretations thereunder.
“Applicable Law” means any federal, state, local or municipal statute, law, rule, regulation, ordinance or any judgment, award, Order, ordinance, writ, injunction, or decree of, any Governmental Entity to which a specified Person is subject.
“Asset Management Agreements” means Contracts between the Company and owners of natural gas transportation and storage assets pursuant to which the Company is granted the right to manage and control the capacity associated with proprietary and customer-owned transportation and storage assets.
“Benefit Plan” means (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA) and (ii) each other retirement, deferred compensation, employment, consulting, severance, retention, change in control, cash incentive, equity or equity-based incentive, health, welfare or fringe benefit plan, program, policy, agreement or arrangement, whether formal or informal, or written or oral, in each case, sponsored, maintained or contributed to (or obligated to be contributed to), by the Company, Seller or their Affiliates, or to which the Company, Seller or their Affiliates is a party, in each case under which any Participant participates or is eligible to receive compensation or benefits.
“BNPP” means, collectively, BNP Paribas and BNP Paribas Securities Corp.
“Books and Records” means files, data and documents (including any historical data) stored or contained in the Company’s or its Affiliates’ possession or control to the extent owned by the Company or otherwise related to or used in connection with the Business or the Customers, including all (a) present and pending customer lists, (b) account numbers, (c) rate codes, (d) class codes, (e) business reply cards, and (f) past regulatory filings; provided, however, that “Books and Records” does not include: (i) information which, if provided to Buyer, would violate any Applicable Law or Order; or (ii) any valuations of, or related to, the Business.
“Business” means the retail and wholesale supply of natural gas and related services, and ownership of contracts and other assets relating thereto, as currently conducted by the Company.
“Business Day” means any day other than Saturday or Sunday or any other day on which banks in Houston, Texas or New York, New York are permitted or required to close.

“Buyer Financing” has the meaning set forth in Section 4.7.
“Buyer Financing Sources” means the agents, arrangers, lenders, and other entities that have committed to (or have been engaged to) provide or arrange all or any part of any Buyer Financing and their respective Affiliates, equityholders, members, officers, directors, employees, and representatives involved in any such Buyer Financing and their respective successors and permitted assigns.
“Buyer Guarantor” means Energy Capital Partners IV-A, LP.
“Buyer Guaranty” means that certain Guaranty, dated as of the date hereof, made in favor of Seller by the Buyer Guarantor to guaranty certain of the obligations of Buyer under this Agreement subject to the terms and conditions thereof, a copy of which is attached hereto as Exhibit A.
“CFTC” means the U.S. Commodity Futures Trading Commission.
“Closing Indebtedness” means the Indebtedness of the Company as of the Closing.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Energy Contract” means any Company Contract of the type described in Section 3.6(a)(i), (ii), (iii), (iv), (v), (vi) and (vii) (including any agreement (written or oral) to enter into any of the foregoing).
“Company Plan” means each Benefit Plan that is sponsored or maintained exclusively by the Company (and not Seller or any Affiliate of Seller other than the Company) or to which the Company (but not Seller or any Affiliate of Seller other than the Company) is a party.
“Confidentiality Agreement” means the Confidentiality Agreement between CenterPoint Energy, Inc., and Energy Capital Partners IV, LLC, dated as of September 7, 2019.
“Contract” means any written or oral contract, subcontract, agreement, covenant, indenture, note, bond, security agreement, deed of trust, loan agreement, instrument, lease, commitment, conditional sale contract, purchase or sale order, mortgage, license or other legally binding commitment, arrangement or undertaking of any nature, including all amendments, modifications or supplements thereto.
“Customer” means each Person to whom the Company is providing retail or wholesale natural gas services.
“Customer Contracts” means all of the Company’s Contracts with Customers for the supply of natural gas.
“Data Room” means the Intralinks data room made available to Buyer by the Company.

“Debt Commitment Letters” means the ABL Commitment Letter and the Shell Commitment Letter, as applicable.
“Debt Financing” means the ABL Financing and the Shell Financing, as applicable.
“Disclosure Schedule” means the schedules of Seller attached to this Agreement as Exhibit B.
“Encumbrances” means liens, pledges, options, security interests, charges, restrictions, claims, hypothecations, reservations, deeds of trust, collateral assignments, rights of first option, rights of first refusal or similar restriction, mortgages, conditional sales arrangements, adverse rights or interests, claims, covenants, conditions or imperfections or rights of third parties affecting title, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreements or lease in the nature thereof, and all other encumbrances or adverse rights or interests whatsoever (other than those created under applicable securities laws).
“Environmental Laws” means all Applicable Laws relating to pollution or protection of the environment, natural resources or human health and safety related to exposure to Hazardous Materials, including laws relating to Releases of Hazardous Materials or otherwise relating to the use, treatment, storage, transport, disposal or handling of Hazardous Materials. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), and all applicable other state and local laws analogous to any of the above.
“Environmental Permit” means any Permit required under Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Final Purchase Price” means, as finally determined in accordance with Section 2.3, an amount equal to: (i) the Base Purchase Price, minus (ii) the Closing Indebtedness, minus (iii) the amount (if any) by which Target Working Capital Amount exceeds the Closing Net Working Capital, plus (iv) the amount (if any) by which the Closing Net Working Capital exceeds the Target Working Capital Amount (not to exceed the Net Working Capital Adjustments Cap), and minus (v) Transaction Expenses.
“Financing Sources” means the ABL Financing Sources and the Shell Financing Sources.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Government Official” means (a) any representative, officer or employee of any Governmental Entity, (b) any person acting in an official capacity on behalf of a Governmental Entity, (c) any representative, officer or employee of a Person that is controlled by or affiliated with a Governmental Entity, (d) any representative, officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (e) any candidate for political office.
“Governmental Approvals” means, collectively, any consent, license, registration, Permit or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Entity pursuant to Applicable Laws.
“Governmental Entity” means any domestic or foreign national, state or local government, any subdivision, agency, board, commission, bureau, court, tribunal, or other instrumentality or authority thereof, any quasi-governmental or private body exercising any regulatory or Taxing authority thereunder (to the extent that the rules, regulations or Orders of such quasi-governmental or private body have the force of law) or the Intercontinental Exchange or any other exchange through which the Company has entered into any futures, options or swap transactions.
“Hazardous Material” means (a) any material, substance or waste defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “restricted hazardous material,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or “toxic pollutant”, or otherwise regulated under any applicable Environmental Law, and (b) any petroleum or petroleum products, oil, asbestos or asbestos-containing materials, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Income Tax” means any federal, state, local or foreign income tax measured by or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.
“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.
“Indebtedness” of any Person means, without duplication, (i) all obligations (if any) of such Person (including the outstanding principal, accrued and unpaid interest, redemption or prepayment premiums or penalties and other fees and expenses) in respect of (A) indebtedness of such Person for money borrowed (including lines of credit, term loans, mortgage loans and amounts outstanding under overdraft facilities) and (B) indebtedness evidenced by notes, debentures, bonds or other similar Contracts for the payment of which such Person is responsible or liable; (ii) all obligations of such Person in respect of letters of credit and bankers’ acceptances to the extent drawn; (iii) all obligations of such Person to pay the deferred purchase price of property or services (but excluding trade accounts payable arising in the ordinary course of business to the extent included in the calculation of Net Working Capital used in the calculation of the Final Purchase Price); (iv) all obligations of such Person under leases classified as finance leases that are (A) capitalized in the Financial Statements or (B) required to be capitalized in accordance with GAAP (but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing); and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees or Encumbrances securing such obligations.
“Intellectual Property” means all intellectual, industrial and proprietary rights, whether domestic or foreign (including goodwill associated therewith), including all (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in Software (d) trade secrets and (e) proprietary design rights, techniques, know-how, data, inventions, methods and other proprietary technical, business, research, development and other information.
“Intellectual Property Rights” means all Intellectual Property owned by the Company.
“IT Assets” means computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment and infrastructure owned, used, or held for use by the Company or made available to the Company under arrangement with Seller or its Affiliates in the Business.
“LDCs” means local distribution companies delivering natural gas to the end-user customer meters.
“Leased Real Property” means the real property leased, subleased or otherwise occupied by the Company, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon.
“Liability” means any debts, obligations, duties, guarantees, commitments or obligations of any nature, whether known or unknown, whether asserted or unasserted, whether fixed, absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether matured or unmatured, and whether due or to become due.
“Loss” or “Losses” means any and all demands, claims, Liabilities, losses, obligations, causes of action, damages, fines, Taxes, penalties, costs, and expenses, including reasonable attorneys’ fees, costs and expenses, court costs, and other costs of suit.
“Major Swap Participant” means a person registered (fully or provisionally) with the CFTC as a “major swap participant” as defined in Section 1a(33) of the Commodity Exchange Act and CFTC Regulation 1.3(hhh).
“Material Adverse Effect” means any occurrence, condition, event, fact, circumstance, development, change, violation, inaccuracy or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party or (b) with respect to Seller and the Company, the assets, Liabilities, business, results of operation, or condition (whether financial, operational or otherwise) of the Company, in each case, excluding any occurrence, condition, event, fact, circumstance, development, change, violation, inaccuracy or effect that results from or arises out of (i) the announcement or pendency of this Agreement and the transactions contemplated hereby, (ii) factors generally affecting the international, national or regional economy, financial markets, capital markets or commodities markets, including changes in interest rates or exchange rates, (iii) any change in international, national, regional, or local regulatory, political, or legislative conditions, (iv) any change after the date hereof in any Applicable Law or Order, (v) any change after the date hereof in GAAP or other applicable accounting rules (or authoritative interpretations thereof), (vi) any changes or developments in national, regional, state or local wholesale or retail markets for natural gas or related products including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (vii)  any changes or developments in national, regional, state or local natural gas transmission or distribution systems, (viii) any changes or developments in national, regional, state, or local wholesale or retail natural gas prices, (ix) acts expressly permitted by this Agreement or consented to or requested, in either case, in writing by Buyer, (x) any outbreak or escalation of hostilities or acts of war, terrorism or civil unrest, (xi) any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or other changes in weather or climate or acts of God, or (xii) any failure to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (provided that the underlying causes for such failure shall be taken into account); provided, that, in the case of the foregoing subclauses (ii), (iii), (iv), (vi), (vii) or (viii), such occurrence, condition, event, fact, circumstance, development, change, violation, inaccuracy or effect shall be considered to the extent it has had, or would reasonably be expected to have, a disproportionate impact on the Company or the Business, as compared to other Persons operating in the industry sector or sectors in which the Company or the Business operate that are comparable to the Company or the Business, including with respect to size and geographic scope.
“Membership Interests” means all of the limited liability company membership interests of the Company upon the completion of the Conversion.
“Net Working Capital Adjustments Cap” means $400,000,000.
“Open Source Software” means (i) any Software that is distributed or made available under “open source” or “free software” terms, including any Software that is licensed pursuant to the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Berkeley Software Distribution (BSD) License, the Mozilla Public License or the Apache License, or (ii) other Software that is made available under any other license that purports to require as a condition of use, modification, and/or distribution of such Software, that other Software incorporated into, derived from or distributed with such Software be (x) disclosed, distributed or made available in source code form, (y) licensed for the purpose of making modifications or derivative works, or (z) distributed at no or minimal charge.
“Orders” means any writ, judgment, decree, injunction, award, settlement or stipulation, decision, determination, ruling, subpoena or verdict or similar order entered, issued, made or rendered by any Governmental Entity.
“Participant” means any current or former director, officer, employee, independent contractor or other individual service provider of the Company.

“Pay-Off Letters” means letters from the Company’s lenders showing the amount, if any, and terms required to discharge all Indebtedness existing immediately prior to the Closing and to effect the release of all Encumbrances, other than Permitted Encumbrances, on the Company’s assets existing immediately prior to the Closing, including (if applicable) the filing of UCC-3 termination statements and other appropriate terminations or releases of Encumbrances to be filed upon repayment of such Indebtedness.
“Permits” means licenses, permits, variances, exemptions, tariffs, rate schedules, registrations and certificates of or from Governmental Entities.
“Permitted Encumbrances” means (a) claims, equities and other encumbrances arising under the Customer Contracts in the ordinary course of business, (b) the encumbrances listed in Section 1.1(a) of the Disclosure Schedule, including those which will be discharged or released either prior to or on the Closing Date, (c) liens for Taxes that are not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (d) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings (and for which adequate reserves have been set aside in accordance with GAAP), or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (e) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities, in each case to the extent that the Company, its assets and the Business are in compliance therewith, (f) all rights of condemnation, eminent domain, or other similar rights of any Person, (g) any right, interest, lien, title or other Encumbrance of a lessor or sublessor arising under any lease, sublease or other similar agreement for the Leased Real Property (but not as a result of or pertaining to any breach or default by the Company of its obligations under such lease, sublease or similar agreement), (h) Encumbrances created by or through Buyer after the Closing, (i) non-exclusive outbound licenses of Intellectual Property granted in the ordinary course of business and (j) non‑monetary Encumbrances, in each case that would not, individually or in the aggregate, materially detract from, materially diminish the value of, or materially interfere with, the use, operation or development of any property or asset of the Company.
“Person” means any individual, corporation, partnership (general or limited), joint venture, trust, limited liability company, unincorporated organization, association, Governmental Entity or other entity (whether or not regarded as a legal entity under Applicable Law).
“Personal Data” means the following information relating to an identified or identifiable natural person: name, an identification number and location data.
“Privacy Laws” means any laws imposed by a competent U.S. federal or state authority that relate to Personal Data, direct marketing and advertising, profiling and tracking, e-mail, messaging or telemarketing.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the environment.
“Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.
“Sample Calculations” means the sample calculations of the Net Working Capital set forth in Section 2.3 of the Disclosure Schedule as of October 31, 2019 and December 31, 2019.
“Seller’s Knowledge” or “to Seller’s Knowledge” means the actual knowledge, after due inquiry, of any of the individuals listed on Section 1.1(c) of the Disclosure Schedule.
“Shares” means all of the issued and outstanding capital stock of the Company.
“Shell Commitment Letter” means the executed commitment letter, dated as of the date hereof, between Buyer, Shell Energy North America (U.S.), L.P. and Shell Trading Risk Management LLC, and all annexes and exhibits attached thereto, pursuant to which Shell Energy North America (U.S.), L.P. and Shell Trading Risk Management LLC have agreed, upon the terms and subject to the conditions set forth therein, to provide or cause to be provided the Shell Financing to the Company for the applicable Financing Purposes, as the same may be amended or restated in a manner permitted hereunder.
“Shell Financing” means the credit support and other services intended to be provided by the Shell Financing Sources, as contemplated by the Shell Commitment Letter.
“Shell Financing Sources” means Shell Energy North America (U.S.), L.P., Shell Trading Risk Management LLC, and their respective Affiliates, equityholders, members, officers, directors, employees, and representatives involved in the Shell Financing and their respective successors and permitted assigns.
“Shell Guaranty” means that certain Guaranty to be made effective as of the Closing in favor of Seller by Shell Energy North America (U.S.), L.P. to guaranty certain of the obligations of Buyer set forth in Section 7.10 subject to the terms and conditions thereof, which shall be executed in the form attached as Exhibit C hereto.
“Solvent” means, with respect to any Person, (i) such Person is able to pay its Liabilities as they become due in the usual course of its business, (ii) such Person does not have unreasonably small capital with which to conduct its present or proposed business, and (iii) such Person has assets (calculated at fair market value and present fair saleable value) that exceed its Liabilities.
“Specified Supply Exposure” means the aggregate obligations of the Company under the natural gas supply agreements covered by the Specified Guarantees under the remaining term of such supply agreements.
“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding voting securities or other voting shares are owned, directly or indirectly, by such first Person.
“Swap Dealer” means a Person registered (fully or provisionally) with the CFTC as a “swap dealer” as defined in Section 1a(49) of the Commodity Exchange Act and CFTC Regulation 1.3(ggg).
“Target Working Capital Amount” means $145,000,000.
“Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, capital gains, license, occupancy, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, exercise duties, capital stock, franchise, unincorporated business, profits, withholding, information, social security (or similar), Medicare, Medicaid, health care, employment, unemployment, disability, workers’ compensation, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, accumulated earnings, personal holding company, estimated, or other tax, contributions, report or assessment of any kind whatsoever (in the nature of a tax) imposed by any Governmental Entity, including any estimated payments related thereto, and any interest, penalty, fine, assessment, or addition thereto, whether disputed or not.
“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) filed or required to be filed with a Governmental Entity with respect to Taxes.
“Taxing Authority” means with respect to any Tax, the Governmental Entity that imposes such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
“Termination Date” means the date that is four (4) months following the date hereof.
“Third Party” means any Person other than (a) Seller and its Affiliates or (b) Buyer and its Affiliates.
“Third Party Claim” means any Action or the commencement of any Action, in each case with respect to a Loss or potential Loss made or brought by a Third Party.
“Trading Contract” means any forward, futures, option, swap, hedge, collar, cap, floor or similar contract regarding natural gas, and any other derivative instrument, contract or arrangement based thereon or on any related indices, excluding any instrument, contract or arrangement that provides for or results in physical delivery of natural gas (other than with respect to exchange-traded contracts that result in physical delivery).

“Transaction Documents” means, collectively, this Agreement, the Disclosure Schedule, the Transition Services Agreement, the Assignment of Membership Interests, the Buyer Guaranty and all instruments and certificates contemplated to be delivered under this Agreement.
“Transaction Expenses” means the legal, accounting and other out-of-pocket expenses or costs for professional advisors that are payable by the Company, in each case, incurred by the Company or its Affiliates on or prior to the Closing in connection with the negotiation, preparation or execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and that remain unpaid as of the Closing, including the following (other than those expenses or costs which are required to be paid by Buyer pursuant to this Agreement and the other Transaction Documents): (a) the fees and expenses of, or other similar amounts charged by, counsel; (b) the fees and expenses of, or other similar amounts charged by, any brokers, agents or financial advisors; (c) the fees and expenses of, or other similar amounts charged by, any accountants; (d) the fees and expenses of, or other similar amounts charged by, any other consultants, advisors or experts; (e) any change of control payment, transaction-related bonus, stay bonus, or retention payment; (f) severance payment, termination or other similar amounts paid or payable by the Company in connection with, arising or resulting from the transactions contemplated hereby, excluding any severance payments payable as a result of termination of employment following the Closing and (g) any employer payroll Taxes related to the payment of any Transaction Expenses or any other amounts payable pursuant to this Agreement and the other Transaction Documents.
“Transportation & Storage Exposure” means the aggregate obligations of the Company under the transportation, storage and other agreements covered by the Transportation, Storage & Other Guarantees under the remaining term of such transportation, storage and other agreements.
Section 1.2    Additional Definitions. The following contains a list of additional terms used in this Agreement and a reference to a Section hereof in which such term is defined:

Term    Section

Accounting Principles    Section 2.3(b)(i)
Acquisition Engagement    Section 12.17(a)
Adjustment Report    Section 2.3(f)
Affiliate Agreements    Section 3.17(a)
Akin Gump    Section 12.17(a)
Alternate Debt Financing    Section 7.15(a)
Antitrust Laws    Section 7.11(b)
Assignment and Assumption Agreement    Section 6.2(k)
Assignment of Membership Interests    Section 6.2(a)
Base Purchase Price     Section 2.2
Business Proprietary Software    Section 3.20(c)
Buyer    Preamble
Buyer Claims    Section 9.1(a)(i)
Buyer Closing Certificate    Section 2.3(c)

Buyer Documents    Section 4.2(a)
Buyer FSAP     Section 8.1(e)
Buyer Fundamental Representations    Section 9.5
Buyer Indemnified Group    Section 9.1(a)(i)
Buyer Plan    Section 8.1(c)
Buyer Released Parties    Section 7.21(a)
Buyer Releasing Parties    Section 7.21(b)
CEIP    Section 7.18
Claim    Section 7.12(b)
Closing    Section 6.1
Closing Date    Section 6.1
Closing Net Working Capital     Section 2.3(c)
Closing Purchase Price    Section 2.2
Combined Income Tax Returns    Section 10.2(b)
Commitment Letter    Section 4.7
Company    Recitals
Company Contracts    Section 3.6(a)
Company Data Agreements    Section 3.21(b)
Company Privacy Commitments    Section 3.21(b)
Company Privacy Policies    Section 3.21(a)
Company Privacy Registrations    Section 3.21(a)
Company Registered IP    Section 3.20(a)
Competing Business    Section 7.8(a)(i)
Continuing Guarantee    Section 7.10(a)
Continuing Guarantee Amount    Section 7.10(g)
Conversion    Recitals
Covered Persons    Section 7.12(a)
Credit Support    Section 7.10(a)
Debt Financing Documents    Section 7.15(b)
Dispute    Section 12.4
Dispute Notice    Section 2.3(d)
Equity Commitment Letter    Section 4.7
Equity Financing    Section 4.7
Equity Sponsor    Section 4.7
Estimated Closing Balance Sheet     Section 2.3(b)(i)
Estimated Closing Indebtedness    Section 2.3(b)(i)
Estimated Closing Net Working Capital    Section 2.3(b)(i)
Estimated Closing Statement    Section 2.3(b)(i)
Estimated Transaction Expenses    Section 2.3(b)(i)
Financial Statements    Section 3.8(a)
Financing    Section 4.7
Financing Commitments    Section 7.15(a)
Financing Purposes    Section 4.7
Inbound Software Agreements    Section 3.20(a)
Indemnitee    Section 9.1(d)

Indemnitor    Section 9.1(d)
Independent Accounting Firm    Section 2.3(e)
Insurance Policies    Section 3.27
Most Recent Balance Sheet    Section 3.8(a)
Net Working Capital    Section 2.3(a)
New Commitment Letter    Section 7.15(a)
New Fee Letter    Section 7.15(a)
Non-Recourse Parties    Section 12.14
Notice of Claim    Section 9.1(d)
Party or Parties    Preamble
Paying Party    Section 2.5
Pending Litigation    Section 9.1(a)(i)(3)
Preparation Period    Section 2.3(c)
Protected Period    Section 8.1(b)(i)
Purchase Price Elements    Section 2.3(c)
Qualified Plan    Section 3.19(d)
R&W Policy    Section 4.11
Real Property Leases    Section 3.13(a)
Receiving Party    Section 2.5
Redacted Fee Letter    Section 4.7
Restructuring    Section 7.18
Retained Business    Section 7.8(c)(iii)
Review Period    Section 2.3(d)
Section 1060 Allocation Schedule    Section 10.5
Securities Act    Section 4.8
Seller    Preamble
Seller Claims    Section 9.1(b)(i)
Seller Closing Certificate    Section 2.3(c)
Seller Documents    Section 3.2(a)
Seller FSAP    Section 8.1(e)
Seller Fundamental Representations    Section 9.5
Seller Indemnified Group    Section 9.1(b)(i)
Seller Tax Returns    Section 10.2(b)
Seller’s Imbalance Amount    Section 2.4(a)
Seller Released Parties    Section 7.21(b)
Seller Releasing Parties    Section 7.21(a)
Shell Guaranty Cap    Section 7.10(g)
Software    Section 3.20(a)
Specified Guarantee    Section 7.10(b)
STI    Section 8.1(g)
Subject Marks    Section 7.9
Supply Guarantee    Section 7.10(c)
Tail Policy    Section 7.12(e)
Tax Contest    Section 10.2(f)
Tax Credit    Section 10.2(d)

Tax Preparation    Section 10.2(f)
Termination Fee    Section 11.2(b)
Top Customers    Section 3.17(b)
Top Suppliers    Section 3.17(c)
Transfer Taxes    Section 10.1
Transferred Account Balances    Section 8.1(e)
Transition Services Agreement    Section 6.2(h)
Transportation, Storage & Other Guarantee    Section 7.10(e)
Undisputed Amount    Section 2.3(d)
Volumetric Gas Imbalance Report    Section 2.4(a)
WARN    Section 3.18(a)

ARTICLE II
THE TRANSACTIONS
Section 2.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Membership Interests free and clear of all Encumbrances.
Section 2.2    Purchase Price. In consideration of the transfer to Buyer of the Membership Interests, and in accordance with this Agreement, Buyer shall pay to Seller at the Closing by wire transfer of immediately available funds to such account as designated by Seller, an amount in cash equal to (a) $275,000,000 (the “Base Purchase Price”), plus (b) the amount (if any) by which Estimated Closing Net Working Capital is in excess of the Target Working Capital Amount (not to exceed the Net Working Capital Adjustments Cap), minus, (c) the amount (if any) by which the Target Working Capital Amount is in excess of the Estimated Closing Net Working Capital, minus (d) the Estimated Closing Indebtedness, and minus (e) the Estimated Transaction Expenses (such amount, the “Closing Purchase Price”), subject to the adjustments determined pursuant to Section 2.3 below.
Section 2.3    Purchase Price Adjustment.
(a)    For purposes of this Agreement, including the determination of the Estimated Closing Net Working Capital and the Closing Net Working Capital used in the calculation of the Final Purchase Price, the term “Net Working Capital” shall have the meaning and will be calculated as set forth on Section 2.3 of the Disclosure Schedule and as otherwise adjusted in accordance with this Section 2.3.
(b)    Closing Date Purchase Price Adjustment.
(i)    Not later than five (5) Business Days prior to the Closing Date, Seller shall in good faith prepare and provide Buyer with (A) an estimated balance sheet of the Company as of the Adjustment Time (the “Estimated Closing Balance Sheet”), (B) a statement of the estimated Closing Net Working Capital, derived from the Estimated Closing Balance Sheet (“Estimated Closing Net Working Capital”), (C)

(x) a calculation of the amount (if any) by which the Estimated Closing Net Working Capital is in excess of the Target Working Capital Amount (not to exceed the Net Working Capital Adjustments Cap) and (y) a calculation of the amount (if any) by which the Target Working Capital Amount is in excess of the Estimated Closing Net Working Capital, (D) a statement of the estimated Closing Indebtedness (“Estimated Closing Indebtedness”) and (E) a statement of the estimated Transaction Expenses as of the Closing (the “Estimated Transaction Expenses” and together with the Estimated Closing Balance Sheet, Estimated Closing Net Working Capital and Estimated Closing Indebtedness, the “Estimated Closing Statement”). Estimated Closing Net Working Capital and Estimated Closing Indebtedness shall be calculated by Seller in accordance with GAAP and as set forth in Section 2.3 of the Disclosure Schedule and using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology (including as to the establishment of reserves) as were used in preparation of the balance sheet of the Company as of September 30, 2019 (collectively, “Accounting Principles”) and shall not include any changes in assets or Liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby; provided, that, to the extent provided in the Sample Calculations, such accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology (including as to the establishment of reserves) shall govern and be treated as the applicable Accounting Principles.
(c)    As promptly as practicable, but no later than ninety (90) days after the Closing Date (the “Preparation Period”), Buyer will cause to be prepared and delivered to Seller a certificate (the “Buyer Closing Certificate”) signed by an officer of Buyer setting forth a calculation of the Final Purchase Price and its calculation of the Net Working Capital as of the Adjustment Time (the “Closing Net Working Capital”), the Closing Indebtedness and the Transaction Expenses, as of the Closing (the “Purchase Price Elements”), together with reasonably detailed documentation showing Buyer’s calculation of each of the Purchase Price Elements. If Buyer does not deliver the Buyer Closing Certificate to Seller within the Preparation Period, at the election of Seller, (i) Buyer will be deemed to have waived the right to object to any items set forth in the Estimated Closing Statement and all such items will be deemed to be final and binding on the Parties and will be non-appealable and may be enforced by any court having proper jurisdiction for purposes of determining the Final Purchase Price, as described below in this Section 2.3, or (ii) Seller will cause to be prepared and delivered to Buyer, no later than forty-five (45) days after the expiration of the Preparation Period, a certificate (the “Seller Closing Certificate”) signed by an officer of Seller setting forth a calculation of each of the Purchase Price Elements and accompanied by reasonably detailed documentation showing Seller’s calculation of each of the Purchase Price Elements. Except as otherwise provided on Section 2.3 of the Disclosure Schedule, each of the Purchase Price Elements shall be calculated in accordance with the terms set forth in this Agreement (including the definitions) and the Accounting Principles and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.
(d)    During the sixty (60) day period following Seller’s receipt of the Buyer Closing Certificate or during the forty-five (45) day period following the expiration of the Preparation Period if Seller elects to prepare and deliver a Seller Closing Certificate in accordance with Section 2.3(c), as applicable (either such period, the “Review Period”) Seller and its accountants shall be provided access at all reasonable times to the Company’s personnel, books and records for the purpose of reviewing the Buyer Closing Certificate or preparing the Seller Closing Certificate, as applicable. On or prior to the last day of the Review Period, Seller may deliver either (i) if Seller disagrees in any respect with any item or amount shown or reflected in the Buyer Closing Certificate or with the calculation of the Final Purchase Price or any of the Purchase Price Elements, a notice to Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith or (ii) if so elected by Seller in accordance with Section 2.3(c), the Seller Closing Certificate (either such notice or certificate, the “Dispute Notice”). The Dispute Notice shall set forth Seller’s position as to the proper calculation of the Final Purchase Price and each of the Purchase Price Elements (to the extent in dispute by Seller). If no Dispute Notice is received by Buyer by the expiry of the Review Period and Buyer previously delivered a Buyer Closing Certificate pursuant to this Agreement, the Buyer Closing Certificate shall be deemed to be accepted in whole by Seller, whereupon (1) the Final Purchase Price reflected on the Buyer Closing Certificate shall be deemed to be the “Final Purchase Price,” and (2) Buyer or Seller, as the case may be, will pay to the other Party the amount owing in accordance with Section 2.3(g) hereof. In the event that Seller timely delivers a Dispute Notice to Buyer, Buyer or Seller, as the case may be, will pay to the other Party any undisputed portion of the amount determined under Section 2.3(c) hereof which would be payable regardless of how the matters set forth in the Dispute Notice are resolved (the “Undisputed Amount”).
(e)    For twenty (20) days after Buyer’s receipt of a Dispute Notice, if any, the Parties shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice. In the event that the Parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such 20-day period, Buyer and Seller hereby agree that they shall engage KPMG LLP (the “Independent Accounting Firm”) in respect of this Section 2.3 and promptly execute a reasonable and customary engagement letter with the Independent Accounting Firm, if requested to do so by the Independent Accounting Firm. Seller and Buyer shall submit the disputed matters, as described in the Dispute Notice, together with such arguments as either of them choose to make in connection therewith, in writing to the Independent Accounting Firm within twenty (20) days after the Independent Accounting Firm’s engagement.
(f)    Seller and Buyer shall use commercially reasonable efforts to cause the Independent Accounting Firm to resolve the disputed matters based upon the materials submitted to it pursuant to the last sentence of Section 2.3(e) hereof within thirty (30) days following the submission of such materials. The Independent Accounting Firm shall determine, based solely on presentations by Seller and Buyer, and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to Seller and Buyer (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the Buyer Closing Certificate or Seller Closing Certificate, as applicable, solely as to the disputed items and shall determine the appropriate Final Purchase Price on that basis. The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Buyer Closing Certificate or Seller Closing Certificate, as applicable, and the Final Purchase Price, together with supporting calculations. In resolving any disputed item, the Independent Accounting Firm: (i) shall be bound to the principles of this Section 2.3, (ii) shall limit its review to matters specifically set forth in the Dispute Notice, (iii) shall limit its review to correcting mathematical errors and determining whether disputed items were determined in accordance with Accounting Principles and this Agreement and shall not make any other determination, including any determination as to whether any of the Purchase Price Elements or any estimates on the Estimated Closing Statement are correct, adequate or sufficient and (iv) shall not assign a value to any item higher than the highest value for such item claimed by either Party or lower than the lowest value for such item claimed by either Party; provided, however, that to the extent the determination of the value of any disputed item affects any other item used in calculating the Final Purchase Price or any of the Purchase Price Elements, such effect may be taken into account by the Independent Accounting Firm. All fees and expenses of the Independent Accounting Firm shall be split equally by Buyer and Seller. The Adjustment Report, absent fraud, shall be final and binding upon Buyer and Seller, shall be deemed a final arbitration award that is binding on each of Buyer and Seller, and no Party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Adjustment Report. Judgment may be entered to enforce the Adjustment Report in any court having proper jurisdiction in accordance herewith. Upon the issuance of the Adjustment Report the Final Purchase Price reflected in the Adjustment Report shall be deemed to be the “Final Purchase Price,” and Buyer or Seller, as the case may be, will pay to the other Party the amount owing in accordance with Section 2.3(g).
(g)    Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by mutual agreement of the Parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered), (i) if the Final Purchase Price is greater than the Closing Purchase Price, Buyer shall promptly, but no later than ten (10) Business Days after such final determination, pay to Seller the amount of such difference, and (ii) if Final Purchase Price is less than the Closing Purchase Price, Seller shall promptly, but no later than ten (10) Business Days after such final determination, pay to Buyer the amount of such difference. Any such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by Buyer or Seller, as the case may be, at least two (2) Business Days prior to the applicable payment date, and, in the absence of any such designation, by certified check mailed to such Party at such Party’s notice address.

(h)    The Parties agree that the purpose of calculating Closing Net Working Capital and the related adjustments to the Closing Purchase Price is to measure any change in Net Working Capital, and this Section 2.3 is not intended to, and the calculation of the Final Purchase Price shall not, introduce different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications than the Accounting Principles, or to adjust for any inconsistencies between Accounting Principles, on the one hand, and GAAP, on the other (solely to the extent such inconsistencies are reflected on the face of the Accounting Principles).
Section 2.4    Volumetric Gas Imbalance Amount. Seller and Buyer agree as follows:
(a)    Buyer shall deliver a copy of each report of volumetric natural gas imbalances (a “Volumetric Gas Imbalance Report”) for each of the LDCs or pipelines with whom the Company has agreements for the delivery or transportation of natural gas as of the Closing Date to Seller within twenty (20) Business Days following Buyer’s receipt of the Volumetric Gas Imbalance Report from such LDC or pipeline to the extent such report covers any portion of the year ending December 31, 2019 or December 31, 2020. Buyer and Seller shall instruct each LDC or pipeline to, based on the Closing Date, calculate Seller’s Volumetric Gas Imbalance Report separate and apart from Buyer’s Volumetric Gas Imbalance Report in each Volumetric Gas Imbalance Report. In respect of the period ending on the Closing Date, the volumetric natural gas imbalances attributable to such period and pertaining to each such LDC or pipeline multiplied by the applicable index price for natural gas set forth in the tariff or contract with such LDC or pipeline (or, if the tariff or contract does not specify an index price, the applicable index price for the applicable market) shall be for the account of Seller (the “Seller’s Imbalance Amount”), subject to reduction for imbalance amounts set forth as a current liability in Net Working Capital (as adjusted finally pursuant to Section 2.3). All volumetric natural gas imbalances pertaining to each such LDC and pipeline for the period beginning after the Closing Date shall be for the account of Buyer. Promptly following receipt of the Volumetric Gas Imbalance Report, Buyer shall deliver to Seller a statement showing Seller’s Imbalance Amount attributable to such report.
(b)    If Seller disagrees with a Seller’s Imbalance Amount, Seller shall, within ten (10) Business Days after receipt of such statement, deliver a notice to Buyer disagreeing with Seller’s Imbalance Amount and setting forth Seller’s calculation of Seller’s Imbalance Amount. Upon Buyer’s receipt of such notice of disagreement, Buyer and Seller shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine Seller’s Imbalance Amount and the calculation thereof.
(c)    Within five (5) Business Days following determination of Seller’s Imbalance Amount (including if Seller does not deliver a notice of disagreement within ten (10) Business Days pursuant to Section 2.4(b)), if (A) such amount is positive, Buyer shall remit Seller’s Imbalance Amount to Seller and (B) if such amount is negative, Seller shall remit Seller’s Imbalance Amount to Buyer, in each case by wire transfer of immediately available funds into an account designated by the receiving Party.

Section 2.5    Payments and Charges. Each Party agrees that if any Party (“Receiving Party”) receives any payment that under the terms and provisions of this Agreement should have been paid to the other Party, the Receiving Party shall remit such payment to the other Party as soon as reasonably practicable after its receipt. Each Party agrees that if any Party (“Paying Party”) inadvertently pays any expense or charge that should have been paid by the other Party pursuant to the terms of this Agreement, the Paying Party can invoice the other party for such amount, such invoice to provide sufficient supporting documentation to permit the other Party to verify the appropriateness of the charge and that such charge should be paid by such other Party, and the other Party shall, if appropriate, remit to the Paying Party such amount as soon as reasonably practicable after its receipt of such invoice.
Section 2.6    Tax Treatment. The Parties acknowledge and agree that (i) following the Conversion, the Company will be classified as a disregarded entity under Section 301.7701-3(b) of the Treasury Regulations and (ii) the sale and purchase contemplated by this Agreement and by the other Transaction Documents is properly characterized for U.S. federal and applicable state income Tax purposes as a sale by Seller to Buyer of the assets of the Company. The Parties shall (and shall cause their Affiliates to) report on their Tax Returns in a manner consistent therewith to the greatest extent permitted by Applicable Law.
Section 2.7    Withholding. Upon written notice to Seller, Buyer and any other Person making payments on its behalf shall be entitled to deduct and withhold from any consideration or other amounts otherwise payable or deliverable pursuant to this Agreement such amounts (if any) as are required to be deducted or withheld under the Code or any other Applicable Law. To the extent that amounts are so deducted or withheld (and paid to the applicable Taxing Authority), such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
Section 3.1    Organization and Good Standing. Each of Seller and the Company is a corporation (and, with respect to the Company as of the Closing Date, a limited liability company) duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware and has all requisite corporate or limited liability (as applicable) power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation (and, as of the Closing Date, a limited liability company) and is in good standing under the Applicable Laws of each jurisdiction where such qualification is necessary because of its conduct of business, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

Section 3.2    Authorization; Authority.
(a)    Seller and the Company have all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by Seller or the Company, as applicable, in connection with the consummation of the transactions contemplated by this Agreement and by the other Transaction Documents (collectively, the “Seller Documents”), and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Seller and the Company, as applicable, of this Agreement and the Seller Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on its part.
(b)    Except as set forth in Section 3.2(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and each of the other Seller Documents by Seller and/or the Company, as applicable, and the consummation by it of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice, or the lapse of time, or both) (i) conflict with or violate or result in a breach of or default under any provision, condition or term of the organizational documents of Seller, the Company, or any of their respective Affiliates; (ii) violate or breach any Applicable Law binding on Seller or the Company, or (iii) require any notice, consent, approval or waiver, or give rise to a right of payment under conflict with, violate, or result in any breach of, or constitute a default or loss under, or give to others any rights of termination, payment, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of the Company pursuant to, any Company Contract or Governmental Approval to which the Company is a party or by which any of such assets or properties is bound or affected except, in the case of clauses (ii) or (iii), for such violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts or circumstances relating to Buyer or any of its Affiliates. Seller has delivered to Buyer true and complete copies of all organizational documents of the Company.
Section 3.3    Enforceability. This Agreement is, and each of the other Seller Documents when executed and delivered will be, the legal, valid and binding obligation of Seller and/or the Company, as applicable, enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies in certain instances.
Section 3.4    Capitalization and Ownership.
(a)    As of the date hereof:
(i)    The Shares represent 100% of the outstanding capital stock of the Company. There are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company.
(ii)    There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, call rights, preemptive rights, other Contracts or commitments or securities of the Company outstanding which upon conversion or exchange could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, plans or arrangements of the Company. The Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, issuance, transfer or other disposition of the Shares and, to the Seller’s Knowledge, no such trust or other Contract exists.
(iii)    The Shares have been duly authorized, are legally and validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights.
(iv)    Seller is the only holder of record and beneficial owner of the Shares and holds good and valid title to the Shares, free and clear of all Encumbrances.
(b)    As of the Closing Date:
(i)    The Membership Interests shall represent 100% of the limited liability company membership interests of the Company. There shall be no other issued and outstanding securities of the Company and no outstanding commitments or Contracts to issue any securities of the Company.
(ii)    There shall be no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, call rights, preemptive rights, other Contracts or commitments or securities of the Company outstanding which upon conversion or exchange could require the Company to issue, sell or otherwise cause to become outstanding any of the Membership Interests. There shall be no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, plans or arrangements of the Company. The Company shall not be a party to any voting trust or other Contract with respect to the voting, redemption, sale, issuance, transfer or other disposition of the Membership Interests and, to the Seller’s Knowledge, no such trust or other Contract exists.
(iii)    The Membership Interests shall have been duly authorized, legally and validly issued, fully paid and non-assessable, free and clear of all Encumbrances and shall not have been issued in violation of any preemptive or similar rights.
(iv)    Seller shall be the only holder of record and beneficial owner of the Membership Interests and shall hold good and valid title to the Membership Interests,

free and clear of all Encumbrances. At Closing, Buyer will acquire good and valid title to the Membership Interests, free and clear of all Encumbrances.
(v)    Except as set forth on Section 3.4(b)(v) of the Disclosure Schedule, the Company shall have no Subsidiaries and shall not own an equity interest in any other Person, in each case, as of the Closing.
Section 3.5    Consents. Except as set forth in Section 3.5 of the Disclosure Schedule, no authorization, approval or consent of, or filing with or notification to, any Governmental Entity is required to be obtained or given by Seller or the Company in connection with the execution, delivery or performance of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby, or the validity and effectiveness on or after the Closing Date of any Customer Contract, except (a) for any filings required to be made under the HSR Act, (b) for such approvals, notices or filings as may be required by any applicable federal or state securities laws, or (c) where failure to obtain such authorization, approval or consent, or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (d) as may be necessary as a result of any facts or circumstances relating to Buyer or any of its Affiliates.
Section 3.6    Contracts of the Company.
(a)    Section 3.6(a) of the Disclosure Schedule sets forth a complete list of the following Contracts to which the Company is a party or is otherwise bound as of the date of this Agreement (collectively, the “Company Contracts”):
(i)    all firm gas supply purchase Contracts for which the term is longer than one month and which will remain in effect from and after January 31, 2020;
(ii)    all Asset Management Agreements;
(iii)    all Customer Contracts that on average over the twelve (12)-month period of January through December 2019, involved the delivery of at least 24,000 dekatherms of natural gas per month;
(iv)    all Contracts, agreements or transactions cleared on the Intercontinental Exchange, Nodal Exchange or New York Mercantile Exchange, or similar derivatives market exchange, with mark-to-market exposure of $1,000,000 or more in absolute value, individually;
(v)    to the extent not included elsewhere in this Section 3.6(a), all Contracts for the purchase, lease, sale, supply or furnishing of materials, supplies, goods, equipment, services or energy under the terms of which the Company (A) has paid consideration of more than $500,000 in the aggregate during the 12-month period ended December 31, 2019 or (B) is reasonably expected to pay consideration of at least $2,500,000 in the aggregate over the remaining term of such Contract, in each case other than those terminable on less than ninety (90) days’ notice without payment by any Person of any material penalty;
(vi)    all firm natural gas transportation Contracts and all firm or interruptible natural gas storage Contracts (other than capacity release contracts);
(vii)    all Trading Contracts;
(viii)    all Contracts required to be set forth on Section 3.20(a)(ii) of the Disclosure Schedule;
(ix)    all Contracts pursuant to which the Company or one of its Subsidiaries grants to any Person the right to use any Intellectual Property material to the Business;
(x)    all Contracts with LDCs for supplier participation, pooling, balancing, storing and aggregating natural gas;
(xi)    all Contracts which remain in effect as of and after January 31, 2020 with a broker, sales partner or distribution partner that is engaged in soliciting customer relationships on behalf of the Company;
(xii)    all capital leases, loan agreements, notes, and other Contracts (including indenture) relating to Indebtedness, or the mortgage, pledge or transfer of, or the grant of a security interest or other Encumbrance in, any material asset of the Company or the Business;
(xiii)    any employment agreements, severance agreements or similar Contracts with an employee, director, or individual independent contractor of the Company;
(xiv)    all Contracts, acquisition or other agreements (A) relating to the formation of any partnership, joint venture, strategic alliances or other arrangement that relates to the joint ownership or operation of any Person, (B) that require any Person to invest funds in or make loans to, or purchase any equity interests of another Person or (C) that relate to the acquisition by the Company of any stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(xv)    all Contracts that limit or purport to limit the ability of the Company to compete or freely engage in any line of business or with any Person or in any geographic area or during any period of time.
(xvi)    all collective bargaining agreements or Contracts with any labor union or other organization;

(xvii)    all leases or other agreements under which the Company is a lessee, sub-lessee or licensee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $1,000,000;
(xviii)    all leases or agreements under which the Company is a lessor of or permits any third party to hold or operate any personal property for which the annual rental exceeds $1,000,000; and
(xix)    any agreement (written or oral) to enter into any of the foregoing.
(b)    Each Company Contract (i) is a valid, binding and enforceable obligation of the Company and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms and conditions, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally, and (B) equitable principles which may limit the availability of certain equitable remedies in certain instances, and (ii) is in full force and effect. The Company is not in material breach of or material default under any Company Contract and has not received written notice regarding any actual or alleged violation or breach of or default under or termination or acceleration of any Company Contract. To Seller’s Knowledge, none of the other parties to each Company Contract is in material breach of or material default under any Company Contract.
(c)    Each of the Trading Contracts to which the Company is a party was entered into: (i) in the ordinary course of business, (ii) for the purpose of meeting the retail supply obligations of the Business or hedging exposure or managing price risk arising out of such obligations and not for the purpose of speculation or investment, and (iii) in compliance with the Company’s risk control policy.
(d)    Seller has made available to Buyer true and correct copies of all of the Company Contracts (other than (i) standard form transaction confirmations referenced in Section 3.6(a)(i), (ii) standard form Customer Contracts that on average over the six (6)-month period of July through December 2019 involved delivery of at least 24,000 dekatherms of natural gas per month, (iii) standard form transaction confirmations or trade tickets with respect to the Contracts or transactions referenced in Section 3.6(a)(iv), and (iv) Contracts with LDCs referenced in Section 3.6(a)(x)).
Section 3.7    Title and Sufficiency of Assets. The Company has, or will have prior to the Closing Date, good, valid and marketable title to, or a valid right to use, all tangible personal property of the Company utilized in the Business (the “Company Personal Property”), free and clear of any Encumbrances (other than Permitted Encumbrances). Section 3.7 of the Disclosure Schedule sets forth a true, correct and complete list of the Company Personal Property. The Company has, or will have prior to the Closing, good, valid and marketable title to, or a valid right to use, all of the properties, rights and assets of the Company (including the Company Personal Property), free and clear of any Encumbrances (other than Permitted Encumbrances), and such properties, rights and assets shall constitute, together with the services to be provided under the Transition Services Agreement, all of the properties, rights and assets (tangible or intangible, real or personal), that are used or held for use in the Business by the Company and that are reasonably required and sufficient to operate the Business in the same manner in which and to the same extent to which the Business is conducted as of the date hereof (other than the rights (1) under the Affiliate Agreements to be terminated at Closing, (2) to the office space located in the CenterPoint Tower located at 1111 Louisiana Street, Houston, Harris County, Texas 77002 and (3) to the Credit Support provided by Seller and its Affiliates except as expressly set forth in Section 7.10).
Section 3.8    Financial Statements.
(a)    Seller has delivered to Buyer (i) the unaudited balance sheets of the Company as of December 31, 2017 and 2018 and the related unaudited statements of income and cash flows for the years then ended and (ii) the unaudited balance sheet of the Company as of September 30, 2019 and the related unaudited statements of income and cash flows of the Company for the nine (9) month period then ended (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). The balance sheet as of September 30, 2019 is referred to herein as the “Most Recent Balance Sheet.” The Financial Statements have been prepared in accordance with GAAP consistently applied by the Company without modification throughout the periods presented and present fairly, in all material respects, the financial position, income and cash flows of the Company as of the dates and for the periods indicated therein, except as otherwise noted therein and subject to the absence of notes and normal and recurring fiscal year-end adjustments that are not material in amount or kind.
(b)    A true, correct, and complete list of all of the Company’s Indebtedness in excess of $5,000,000 is listed on Section 3.8(b) of the Disclosure Schedule. For each item of Indebtedness, Section 3.8(b) of the Disclosure Schedule correctly sets forth the debtor, the Contract governing the Indebtedness, the principal amount of the Indebtedness and any assets or properties securing such Indebtedness.
(c)    All of the accounts receivable of the Company are obligations arising from sales made or services performed in the normal course of business, after deducting the reserve for doubtful accounts in accordance with GAAP and, to Seller’s Knowledge, are valid and enforceable claims and are subject to no contest, claim, defense, counterclaim, setoffs or rights of return likely to interfere with the full and timely collection of any of such outstanding accounts receivable other than credits granted in the ordinary course of business for errors in invoicing, pricing or similar matters. The Company has collected its accounts receivable in the ordinary course of business and has not accelerated any such collections.
(d)    All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment in any material respect. The Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with their past practices.
(e)    The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets.

The Company maintains systems of internal accounting controls and procedures with respect to the accounting practices, procedures and policies employed thereby sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with Accounting Principles and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.
Section 3.9    Absence of Certain Changes and Events. Except as set forth on Section 3.9 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet (i) the Company has conducted its Business only in the ordinary course of business, (ii) there has not been any occurrence, condition, event, fact, circumstance, development, change, violation, inaccuracy or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has taken any action that would, after the date hereof, be prohibited by or require consultation pursuant to Section 7.1(b)(i), (ii), (v), (vi), (vii), (viii), (ix) or (xii).
Section 3.10    Compliance with Laws.
(a)    The Company has, at all times since January 1, 2017, conducted the Business in accordance with Applicable Law in all material respects, and the Company is not, and since January 1, 2017 has not been, in violation in any material respect of any Applicable Law. Other than regulatory orders of general applicability, the Company is not subject to any Order with respect to its assets that would reasonably be expected to impose any material restriction or materially burdensome requirement on the Company following the Closing. Since January 1, 2017, the Company has not received any written notice of or been charged with the violation in any material respect of any Applicable Law applicable to the Company or the Business.
(b)    Since January 1, 2017, neither the Company, its current or former directors or officers (during their tenure as directors or officers of the Company), nor, to the Seller’s Knowledge, its employees, representatives, agents or any other Person acting on behalf of the Company or its Subsidiaries (i) has made any direct or indirect unlawful payments to any foreign or domestic Government Official, (ii) has violated or is violating any Anti-Corruption Laws; (iii) has made, or is making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or has paid or is paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws, (iv) has given or received anything of material value to or from a Government Official, an intermediary for payment to any individual, including Government Officials or any political party for the purpose of obtaining or retaining business; or (iv) has taken any action (x) in furtherance of an offer, provision, payment, or promise to pay anything of value, directly or indirectly, to any Government Official to unlawfully influence official action or secure an unlawful business advantage for the Company or its Subsidiaries, or (y) that would otherwise violate any applicable Anti-

Corruption Laws, anti-money laundering, anti-terrorism and economic sanction or any Applicable Laws regarding boycotts.
Section 3.11    Litigation.
(a)    Except as set forth on Section 3.11 of the Disclosure Schedule, there are no material Actions pending or, to Seller’s Knowledge, threatened by or against (1) Seller that would affect the legality, validity or enforceability of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby or (2) the Company or with respect to the Business. Except as set forth on Section 3.11 of the Disclosure Schedule, the Company is not subject to any ongoing or outstanding material obligations in connection with any settlement of, or judgment or award related to, any Action or any judgment, order or decree of any Governmental Entity that would reasonably be expected to impose any material restriction or materially burdensome requirement on the Company or the Business following the Closing.
(b)    Except as set forth on Section 3.11(b) of the Disclosure Schedule, since January 1, 2017, there have been no Actions that have resulted in Liability of or payments by the Company in excess of $500,000 individually or $1,000,000 in the aggregate. To Seller’s Knowledge, there exists no Action which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement or the other Transaction Documents. The Company has no plans to initiate any material Actions against another Person and, to Seller’s Knowledge, there is no basis for any such material Action.
Section 3.12    Permits. Section 3.12 of the Disclosure Schedule sets forth a complete and accurate list of all of the material Permits of the Company. Such Permits constitute, or will constitute as of the Closing Date, all Permits required by Applicable Law, or that are necessary for the ownership of the Company and the ownership, operation and maintenance of the Business. All material Permits required in order for the Company to own, operate and maintain its assets in the manner presently operated are in full force and effect and the Company is in material compliance with all material Permits. The Company is not in receipt of any written notice of any noncompliance with any material Permit required in order to own, operate and maintain the Business and its assets in substantially the same manner as presently operated.
Section 3.13    Real Property.
(a)    The Company does not own any real property. Section 3.13(a) of the Disclosure Schedule sets forth a complete list and description of all Leased Real Property, including the address of each parcel of Leased Real Property and the identity of the lessor, lessee and any sublessee of each such parcel of Leased Real Property (collectively, the “Real Property Leases”). Seller has provided or otherwise made available to Buyer true, correct and complete copies of each of the Real Property Leases. The Company’s interests in the Leased Real Property listed on Section 3.13(a) of the Disclosure Schedule pursuant to the Real Property Leases constitutes all interests in real property currently used or currently held for use in connection with the Business, no other interests in real property are necessary for the continued operation of the Business as it is currently conducted, and the Company does not own or possess any other interests in real property.
(b)    The Company has, and after Closing will continue to have, a valid and binding leasehold interest in the Leased Real Property pursuant to the Real Property Leases, in full force and effect and enforceable in accordance with the terms thereof, subject to (i) no Encumbrances other than Permitted Encumbrances, and (ii) applicable bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Real Property Leases is in full force and effect, and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and neither the Company nor, to Seller’s Knowledge, any other party is in default thereof. To Seller’s Knowledge, no event has occurred that remains continuing, and no condition or circumstance exists, in each case that with notice or lapse of time, or both, would constitute any such default, and to Seller’s Knowledge, no party to the Real Property Leases has exercised any termination rights with respect thereto. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (with notice or lapse of time, or both) impair the enforceability of any Real Property Lease, or constitute a default thereunder, provided all of the required landlord consents, and if applicable, landlord’s lender’s required consents, under each Real Property Lease are obtained and are in effect as of the Closing Date.
(c)    There are no condemnation or appropriation proceedings pending or, to Seller’s Knowledge, threatened against any of the Leased Real Property, any interest therein, or any improvements located thereon.
(d)    There are no options, rights of first refusal, preferential purchase rights, or similar rights in effect to purchase (i) any interests of the Company in the Leased Real Property or in the Real Property Leases or (ii) to Seller’s Knowledge, the interests of any other Person in any of the Leased Real Property.
(e)    Except as set forth in Section 3.13(e) of the Disclosure Schedule, there are no subleases, licenses or other agreements by, through, or under the Company granting other parties the right to use or occupy the Leased Real Property or any portion thereof that are not terminable on sixty (60) days’ notice without fee or penalty.
Section 3.14    No Undisclosed Liabilities. Except as set forth in a reasonably apparent manner as a Liability in the Disclosure Schedules, the Company does not have Liabilities except for (a) Liabilities adequately and expressly reflected or reserved on the Most Recent Balance Sheet or (b) Liabilities incurred since the date of the Most Recent Balance Sheet in the ordinary course of business of a type and in amounts consistent with the historical practices of the Company, that do not arise from any breach of a Company Contract or violation of Applicable Law and that would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its

Subsidiaries have any “off‑balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended).
Section 3.15    Tax Matters.
(a)    Except as set forth in Section 3.15(a) of the Disclosure Schedule, the Company has duly and timely filed all Income Tax Returns and other material Tax Returns that it was required to file under Applicable Laws, and has paid all material Taxes for which it is liable (whether or not shown on any Tax Return and all such Tax Returns are true, correct and complete in all material respects). No claim has ever been made by a Taxing Authority or other Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(b)    The Company has withheld or deducted all material Taxes or other amounts from amounts owing to any employee, creditor, or other Person required to be so withheld or deducted and has timely paid over such Taxes or other amounts to the appropriate Taxing Authority.
(c)    Except as set forth in Section 3.15(c) of the Disclosure Schedule, within the past three (3) years the Company has not received written notice of any foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings that are pending or being conducted with respect to the Company.
(d)    Except as set forth in Section 3.15(d) of the Disclosure Schedule, the Company does not have any material Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Applicable Laws), or as a transferee or as a successor.
(e)    Except as set forth in Section 3.15(e) of the Disclosure Schedule, the Company is not a party to any Tax allocation, Tax indemnification or Tax sharing agreement (other than customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business not primarily related to Taxes).
(f)    Except as set forth in Section 3.15(f) of the Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return and the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)    Except as set forth in Section 3.15(g) of the Disclosure Schedule, there are no Encumbrances for Taxes other than liens for Taxes that are not yet due or payable upon any assets of the Company.
(h)    Seller is not a “foreign person” as such term is defined in Section 1445 of the Code.

(i)    For U.S. federal and applicable state and local income Tax purposes, from the date of its formation until the Conversion, the Company was properly classified and treated as a corporation and, subsequent to the Conversion, the Company is properly treated as an entity disregarded from Seller pursuant to Section 301.7701-3(b) of the Treasury Regulations. Subsequent to the Conversion, no election has been made, including on Internal Revenue Service Form 8832, to treat the Company as an association taxable as a corporation for U.S. federal and applicable state and local income Tax purposes.
(j)    Except as set forth in Section 3.15(j) of the Disclosure Schedule, the Company has not participated in a “listed transaction” within the meaning of Section 1.6011-4(c) of the Treasury Regulations or any similar transaction under state and local Applicable Laws.
(k)    Except as set forth in Section 3.15(k) of the Disclosure Schedule, since January 1, 2015, the Company has not been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).
(l)    Except as set forth in Section 3.15(l) of the Disclosure Schedule, the Company has not engaged in a trade or business, been resident for Tax purposes, had a branch or a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax in a jurisdiction in a country (or political subdivision thereof or therein) other than the country of its formation.
(m)    No asset of the Company (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a section 467 rental agreement as defined in Section 467 of the Code.
Section 3.16    Environmental Matters.
(a)    Except as described or identified in Section 3.16 of the Disclosure Schedule:
(i)    the Company is, and has been since January 1, 2017, in compliance in all material respects with applicable Environmental Laws;
(ii)    the Company has obtained, and is in compliance in all material respects with, Environmental Permits required in connection with the Business;
(iii)    since January 1, 2017, the Company has not received written notice from any Person of any actual or alleged violation in any material respect of Environmental Law or any material liability related to a Release of Hazardous Materials;

(iv)    other than regulatory orders of general applicability, the Company is not subject to any Order applicable to it or with respect to its assets arising under Environmental Law that would reasonably be expected to impose any material restriction or materially burdensome requirement on the Company following Closing; and
(v)    to Seller’s Knowledge, the Company has not disposed of, arranged for the disposal of, or Released Hazardous Materials at, onto, from, under or in any Leased Real Property with respect to which any material response action is required by the Company pursuant to Environmental Laws or which otherwise could reasonably be expected to result in material Liabilities of the Company pursuant to Environmental Laws.
Section 3.17    Certain Business Relationships with the Company.
(a)    Except as set forth on Section 3.17(a) of the Disclosure Schedule, (i) there are no, and since January 1, 2017 have not been any business relationships, transactions or Contracts between (A) the Company on the one hand, and (B) Seller or any of its Affiliates (other than the Company), on the other hand, and (ii) neither Seller nor any of its Affiliates (other than the Company) owns any material asset, tangible or intangible, that is used in the Business (collectively and whether listed in Section 3.17(a) of the Disclosure Schedule or not, “Affiliate Agreements”).
(b)    Section 3.17(b) of the Disclosure Schedule sets forth (i) the twenty-five (25) largest Customers measured by margin received by the Company from such Customers for (x) the fiscal year ended December 31, 2018 and (y) the fiscal year ended December 31, 2019 (collectively, the “Top Customers”), indicating the existing Contracts with each Top Customer and (ii) the aggregate amount of payments made by each Top Customer during such period.
(c)    Section 3.17(c) of the Disclosure Schedule sets forth (i) the twenty-five (25) largest suppliers of the Company measured by aggregate consideration paid by the Company to such suppliers for (x) the fiscal year ended December 31, 2018 and (y) the fiscal year ended December 31, 2019 (collectively, the “Top Suppliers”), indicating the existing Contracts with each Top Supplier and (ii) the aggregate amount of payments made to each Top Supplier during such period.
Section 3.18    Labor and Employment Matters.
(a)    The Company is not and has never been a party to or bound by any collective bargaining agreement or other labor contract. Since January 1, 2017, the Company has not experienced any strikes, picketing, work stoppage, concerted refusal to work overtime, or any claims of unfair labor practices or other collective bargaining disputes nor, to Seller’s Knowledge, are any such actions threatened. To Seller’s Knowledge, no organizational effort is being made or has been threatened since January 1, 2017 by or on behalf of any labor union with respect to employees of the Company. Since January 1, 2017, the Company has

complied in all material respects with all provisions of Applicable Laws pertaining to the employment of employees, including all Applicable Laws relating to labor relations, equal employment, fair employment practices, overtime pay, entitlements, prohibited discrimination, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and similar state laws (“WARN”), hiring, background checks, wages, pay equity, hours, collective bargaining and labor relations, classification of independent contractors and employees, document retention, notice, health and safety, employment eligibility verification, immigration, child labor, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues and the payment of social security and other Taxes, and are not liable for any arrears of wages, other compensation or benefits (other than such Liabilities that have been incurred in the ordinary course of business), or any Taxes or penalties for failure to comply with any of the foregoing. No individual who has performed services for the Company has been improperly excluded from participation in any Benefit Plan, and the Company does not have any direct or indirect material Liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor, or on any other non-employee basis rather than as an employee, with respect to any individual employed, engaged, or leased by the Company from another employer, or with respect to any misclassification of any employee as exempt versus non-exempt. Except as set forth on Section 3.18(a) of the Disclosure Schedule, there are no material employment- or labor-related Actions pending against the Company, brought by or on behalf of any Participant or any Governmental Entity and, to Seller’s Knowledge, no such Actions are threatened. Except as set forth on Section 3.18(a)(ii) of the Disclosure Schedule, since January 1, 2017, no Actions of sexual or other unlawful harassment or discrimination have been made against (i) any officer of the Company or (ii) any employee of the Company at a level of Vice President or above.
(b)    Section 3.7.28 of the Data Room sets forth a true and complete list identifying (i) the Acquired Employees, (ii) status of each employee as “exempt” or “non-exempt” and part-time or full-time, (iii) each employee’s rate of base salary or hourly wage compensation and incentive compensation, (iv) the title or position held by each employee, (v) whether each employee is paid on a salaried, hourly or other basis, (vi) each employee’s start date or service reference date (if different from the start date), (vii) each employee’s work location (city and state), (viii) each employee’s amount of accrued but unused vacation, and (ix) an indication of whether or not each employee is on leave of absence. All such employees are authorized to work in the United States. Section 3.7.29 of the Data Room sets forth a true and complete list identifying (A) the individual independent contractors and other individual non-employee service providers of the Company and the “leased employees” (as such term is defined in Section 414(n) of the Code) of the Company as of the date hereof, (B) each such individual’s job position or function, (C) each such individual’s work location (city and state), (D) each such individual’s start date and (E) each such individual’s status as full-time or as needed. Seller shall update Section 3.7.28 of the Data Room as of the Closing Date.

(c)    Each employee whose duties relate primarily to the Business is, or will as of the Closing Date be, employed by the Company, and each individual independent contractor or other individual service provider whose duties relate exclusively to the Business is, or will as of the Closing Date be, engaged to perform services for the Company. The Company will not, as of the Closing Date, employ any employees whose duties do not, or will not, relate primarily to the Business.
(d)    To Seller’s Knowledge, except as set forth on Section 3.18(d) of the Disclosure Schedule, no employee of the Company is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, with any Person other than the Company, or is subject to any Order, that in any way adversely affects (i) the performance of such employee’s duties related to the Company, or (ii) the ability of the Company to conduct its business in the same manner as it was conducted as of the Closing.
Section 3.19    Employee Benefits.
(a)    Section 3.19(a) of the Disclosure Schedule lists all material Benefit Plans and indicates which such material Benefit Plans are Company Plans. Seller has made available to Buyer a correct and complete copy of each material Benefit Plan and written summaries of any non-written material Benefit Plans.
(b)    With respect to each Company Plan, Seller has made available to Buyer a correct and complete copy of each of the following, to the extent applicable: (i) all plan documents and any amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules; (iii) the most recent summary plan description; (iv) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto; (v) the most recent determination letter or opinion letter, as applicable; (vi) each trust, insurance, annuity or other funding Contract related thereto and (vii) any material and non-routine, written communication relating thereto.
(c)    All contributions or premium payments required to have been made under the terms of any Company Plan, or in accordance with Applicable Laws, have been timely made or reflected on Seller’s, the Company’s or their Affiliates’ financial statements in accordance with GAAP. Each Company Plan has been operated and maintained in compliance in all material respects with its terms and ERISA, the Code and all other Applicable Laws. No Actions have been filed or are pending against any Company Plan, and to the Seller’s Knowledge, no such Actions have been threatened or contemplated against any Company Plan (in each case, other than routine claims for benefits).
(d)    Each Company Plan intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Plan”) is, to Seller’s Knowledge, so qualified and has received a favorable determination letter as to its qualification or, if the Qualified Plan is a prototype plan, an opinion letter from the Internal Revenue Service. To Seller’s Knowledge, nothing has occurred with respect to the operation of any Qualified Plan that could reasonably be expected to cause the denial or loss of such qualification.

(e)    No Company Plan is: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code, Section 430 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(f)    Except as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state law, no Company Plan provides any post-employment health or life insurance benefits to any current or former officer, employee, director, individual independent contractor or other individual service provider of the Company. Each Participant has satisfied all conditions for receiving any early retirement subsidies under any Company Plan. No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any Participant, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any Participant, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.
(g)    Except as set forth in Section 3.19(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or the other Transaction Documents could reasonably be expected to (either alone or in conjunction with any other event, including any termination of employment following the Closing): (i) result in any payment becoming due to any Participant; (ii) increase any benefits otherwise payable to any Participant; (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits to any Participant; or (iv) result in any payment or benefit that would constitute an “excess parachute payment” under Code Section 280G. No Participant has a right to receive a gross-up payment from the Company with respect to any excise Taxes that may be imposed upon such individual pursuant to Code Section 409A or Code Section 4999.
Section 3.20    Intellectual Property.
(a)    Section 3.20(a) of the Disclosure Schedule sets forth a true, complete and correct list of all (i) registered Intellectual Property (and applications therefor) owned by the Company (the “Company Registered IP”), and (ii) Contracts granting to the Company (x) any license under any computer programs and other software, databases and code (collectively, “Software”) that is utilized in and material to the Business other than immaterial commercially available Software, open source software, “off-the-shelf” Software, and associated “shrink wrap,” “click wrap” and “click thru” licenses therefor (collectively, “Inbound Software Agreements”) and (y) any license to use any other Intellectual Property material to the Business. With respect to each item of Company Registered IP required to be listed on Section 3.20(a) of the Disclosure Schedule, (A) the Company or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to such Intellectual Property, free and clear of any Encumbrances (other than Permitted

Encumbrances), and (B) no Action is pending or threatened that challenges the validity, enforceability, scope, registration, ownership or use thereof.
(b)    Except as set forth in Section 3.20(b) of the Disclosure Schedule, (i) the Company is the sole and exclusive owner of all Intellectual Property Rights that it does not use pursuant to a license or pursuant to an administrative services or similar agreement with Seller or any of its Affiliates, (ii) the Company will have the right to continue using all Software used pursuant to an Inbound Software Agreement in the same manner as currently used, (iii) to Seller’s Knowledge, the operation of the Business does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any Third Party and (iv) no Actions are pending, and neither Seller nor any of its Affiliates (including the Company and its Subsidiaries) has received any notice, in each case, alleging any such infringement, misappropriation or other violation. To Seller’s Knowledge, no Third Party is infringing, misappropriating or otherwise violating any of the rights of the Company in or to any of the Intellectual Property Rights. All registration, maintenance and renewal fees currently due in connection with the Company Registered IP have been or will be timely paid.
(c)    Section 3.20(c) of the Disclosure Schedule sets forth all Software developed by or on behalf of or otherwise owned by (i) the Company, and (ii) Seller or any of its Affiliates that is used in the Business (collectively, “Business Proprietary Software”). Seller and its Affiliates do not distribute any Open Source Software with any Business Proprietary Software or otherwise use or incorporate Open Source Software in any Business Proprietary Software, in each case, in a manner that would obligate the disclosure, licensing or distribution of any Business Proprietary Software, including in source code form.
(d)    Except for the Intellectual Property licensed or otherwise made available to the Company under Section 7.9 or the Transition Services Agreement, immediately following the Closing, the Company will either own, or have the right to use pursuant to valid license(s) between the Company and one or more third party licensors, all Intellectual Property currently used in and material to the Business. Except as set forth on Section 3.20(d) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the loss, suspension, limitation, termination, or impairment of, or result in the imposition of any new or additional requirements with respect to the Company’s use or exploitation of, any right of the Company in any Intellectual Property that is currently used in and material to the Business.
(e)    All Intellectual Property of the Company that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use have been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To Seller’s Knowledge, there has been no unauthorized access to or use or disclosure of any such Intellectual Property or other material confidential information owned by or relating to the Business.

(f)    The IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and as otherwise required for the conduct of the Business, (ii) together with any IT assets to be made available under the Transition Services Agreement, are sufficient, in all material respects, for the immediate needs of the Business (as it is being presently conducted as of the date of this Agreement), and (iii) have not materially malfunctioned or failed within the past three (3) years. Seller and its Affiliates (including the Company) have taken commercially reasonable actions, consistent with current industry standards and practices, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Seller and its Affiliates (including the Company) (x) have in place commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices, and (y) act, in all material respects, in compliance therewith. To Seller’s Knowledge, no security breach of the IT Assets has occurred which resulted in any unauthorized acquisition, access, use, disclosure, modification, or corruption of any material data stored or contained therein, or resulted in the exertion of third-party control over any of the IT Assets in any material respect.
Section 3.21    Data Privacy and Security.
(a)    Section 3.21(a) of the Disclosure Schedule sets forth a complete list of all current (as of the date of this Agreement): (i) data privacy and security policies of the Company, whether applicable internally, published by the Company or its Subsidiaries, including on a website, or otherwise made available by the Company or any of its Subsidiaries to any Person (“Company Privacy Policies”); and (ii) notifications and registrations made by the Company with relevant Governmental Entities in connection with Personal Data (“Company Privacy Registrations”).
(b)    Except as set forth in Section 3.21(b) of the Disclosure Schedule, since January 1, 2017, the Company’s data, privacy and security practices have conformed with in all material respects, and the execution, delivery and performance of this Agreement will not cause, constitute, or result in a breach or violation of, Privacy Laws, the Company Privacy Policies, the Company Privacy Registrations and any Contract relating to Personal Data to which the Company or its Subsidiaries is a party or is otherwise bound (“Company Data Agreements”) (collectively, “Company Privacy Commitments”).
(c)    Except as set forth in Section 3.21(c) of the Disclosure Schedule, (i) the Company has not received any subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Privacy Laws, and to Seller’s Knowledge, the Company is not under investigation by any Governmental Entity for any violation of any Privacy Law; and (ii) no Action has been served on or, to Seller’s Knowledge, initiated or threatened in writing against the Company alleging violation of any Company Privacy Commitments.

(d)    Except as set forth on Section 3.21(d) in the Disclosure Schedule, no violation of any data security policy, breach, or unauthorized access in relation to Personal Data in the Company’s possession, custody or control or material security incident has occurred. No circumstance has arisen in which: (i) Applicable Laws would require the Company to notify a Governmental Entity of a data security breach or security incident or (ii) applicable guidance or codes or practice promulgated under Applicable Law would recommend the Company to notify a Governmental Entity of a data security breach or security incident.
Section 3.22    Financial Advisors. Except as set forth in Section 3.22 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any commission, broker’s, finder’s or other fee in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Seller, the Company or any Person acting on their behalf.
Section 3.23    Energy Regulatory Status. Except as set forth in Section 3.23 of the Disclosure Schedule, the Company is not the subject of any pending or, to Seller’s Knowledge, threatened, investigations by any Governmental Entity.
Section 3.24    Status. The Company is not a Swap Dealer or a Major Swap Participant.
Section 3.25    No Other Agreements. Except as set forth in this Agreement and the other Transaction Documents, neither the Company nor Seller is a party to any Contract, absolute or contingent, with any Person to sell, assign, transfer or effect a sale, directly or indirectly, of any equity interests or other ownership, control or profit sharing interest in the Company or any material assets, properties or rights comprising any part of the Company other than in the ordinary course of business.
Section 3.26    Bank Accounts; Books and Records. Section 3.26 of the Disclosure Schedule contains a true, complete and correct list of the names and locations of the banks, trust companies and other financial institutions at which the Company maintains accounts of any nature or safe deposit boxes, the account numbers or other identifying descriptions of such accounts or safe deposit boxes, and the persons authorized to draw thereon or who have access thereto. The books and records of the Company (a) are in all material respects true, correct and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years and (c) reflect all material transactions involving the Company. Except as set forth in Section 3.26 of the Disclosure Schedule, the minute books of the Company contain accurate and complete records, in all material respects, of actions taken at any meeting of the board of directors (or equivalent body) of the Company or any committee thereof and of written consents executed in lieu of the holding of any such meeting, in each case, from and after January 1, 2017.
Section 3.27    Insurance. Section 3.27 of the Disclosure Schedule contains a true, complete and correct list of (a) each material insurance policy maintained by or for the benefit of the Company or by Seller or its Affiliates with respect to the Company and/or the Business, other than insurance policies providing employee welfare benefits for employees of the Company (collectively, the “Insurance Policies”) and (b) all claims in excess of $50,000 made under such Insurance Policies since January 1, 2017. Except as set forth in Section 3.27 of the Disclosure Schedule, neither the

Company nor any of its Affiliates (i) has received any written notice of pending cancellation or termination of, material premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies or (ii) is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims), and, to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy. All Insurance Policies are in full force and effect and valid and binding in accordance with their terms. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid or will be paid in the ordinary course of business (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers’ compensation insurance policies).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:
Section 4.1    Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. Buyer is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the Applicable Laws of each jurisdiction where such qualification is necessary because of its conduct of business, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
Section 4.2    Authorization.
(a)    Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by Buyer in connection with the consummation of the transactions contemplated by this Agreement and by the other Transaction Documents (collectively, the “Buyer Documents”), and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the Buyer Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on its part.
(b)    The execution, delivery and performance of this Agreement and each of the other Buyer Documents by Buyer and the consummation by it of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice, or the lapse of time, or both) (i) conflict with or violate or result in a breach of or default under any provision, condition or term of the organizational documents of Buyer or any of its Affiliates, (ii) violate or breach any Applicable Law binding on it or (iii) require any notice, consent, approval or waiver, or give rise to a right of payment under, conflict with, violate or result in any breach of, or constitute a default or loss under, or give to others any rights of termination, payment, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of Buyer pursuant to, any Contract or Governmental Approval to which Buyer is a party or by which any of such assets or properties is bound or affected except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
Section 4.3    Enforceability. This Agreement is, and each of the other Buyer Documents when executed and delivered will be, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies in certain instances.
Section 4.4    Consents. No authorization, approval or consent of, or filing with or notification to, any Governmental Entity is required to be obtained or given by Buyer or its Affiliates in connection with the execution, delivery or performance of this Agreement and the other Buyer Documents and the consummation of the transactions contemplated hereby and thereby, except (a) for any filings required to be made under the HSR Act, (b) for such approvals, notices or filings as may be required by any applicable federal or state securities laws or (c) where failure to obtain such authorization, approval or consent, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and thereby.
Section 4.5    Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
Section 4.6    Financial Advisors. Neither Buyer nor any Person acting on its behalf has entered (directly or indirectly) into any agreement with any Person that would obligate, or would purport to obligate, Seller to pay any commission, broker’s fee, or finder’s or other fee in connection with the transactions contemplated by this Agreement or the other Transaction Documents.
Section 4.7    Sufficient Financing. Buyer has delivered to Seller true, complete and correct copies of (a) an executed equity commitment letter (the “Equity Commitment Letter”), dated as of the date hereof, by and between the Investors named therein (collectively, “Equity Sponsor”) and Buyer pursuant to which Equity Sponsor has, among other things, and subject to the terms and conditions thereof, committed to provide the amount set forth therein to Buyer in connection with the Closing (the “Equity Financing”, and together with the Debt Financings, the “Financing”), (b) the ABL Commitment Letter, pursuant to which the ABL Financing Sources party thereto have committed to provide the ABL Financing to Buyer, (c) the Shell Commitment Letter (together with the Equity Commitment Letter and the ABL Commitment Letter, the “Commitment Letters”), pursuant to which the Shell Financing Sources party thereto have committed to provide the Shell Financing to Buyer, and (d) the fee letter related to the ABL Commitment Letter with only fee and certain other economic and “flex” terms redacted (as the same may be amended or modified to the extent permitted hereunder, the “Redacted Fee Letter”). Assuming the Financing is funded in accordance with the terms and conditions of the Commitment Letters (including after giving effect to any “flex” provisions in the Redacted Fee Letter), the aggregate proceeds to be disbursed pursuant to the Commitment Letters, are sufficient as of the Closing Date to allow Buyer to consummate the Closing (including with respect to the payment of the Closing Purchase Price in accordance with Section 2.2), to provide credit support to certain of the Company’s counterparties, to pay related fees and expenses and to make all other payments contemplated herein to be made by Buyer at the Closing (collectively, the “Financing Purposes”). As of the date of this Agreement, each Commitment Letter is in full force and effect and is the valid and binding obligation of Buyer and, to Buyer’s knowledge, the other parties thereto, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Laws affecting creditors’ rights generally and general principles of equitable relief. As of the date of this Agreement, no Commitment Letter has been amended or otherwise modified in any respect. Except for any customary non-disclosure agreements that do not impact the conditionality, enforceability, availability or aggregate amount of the Debt Financings, as of the date hereof, there are no side letters or other contractual obligations or arrangements that could affect the availability of the Debt Financings, other than as expressly set forth in each Debt Commitment Letter. As of the date of this Agreement, no event has occurred that would constitute a default or breach under either Debt Commitment Letter on the part of Buyer, or, to the Buyer’s knowledge, the other parties thereto. As of the date of this Agreement, the commitment contained in each Debt Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect and no such termination, reduction, withdrawal or rescission is contemplated by Buyer or, to Buyer’s knowledge, the other parties thereto. Buyer has paid in full any and all commitment fees or other fees, costs and expenses and amounts in connection with each Debt Commitment Letter that are payable on or prior to the date of this Agreement. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Debt Financings, including any condition or other contingency relating to the availability of the Debt Financings pursuant to any “flex” provision, other than as expressly set forth in the Debt Commitment Letters or the Redacted Fee Letter. As of the date of this Agreement, and assuming satisfaction or waiver of the conditions in Section 5.2, and assuming no material breach by Seller and the Company of their respective representations and warranties and obligations hereunder, Buyer does not have any reason to believe that any of the conditions to the Debt Financings will not be satisfied by Buyer on a timely basis or that the Debt Financings will not be available in full at the Closing. Notwithstanding anything to the contrary contained herein, the Parties agree that (a) Buyer (or a direct or indirect parent company thereof) may, at the option of the Buyer Guarantor, obtain financing up to the amount of the Equity Financing as a replacement of all or part of the Equity Financing in the form of loans and/or notes (the “Buyer Financing”), the proceeds of which, at the option of the Buyer Guarantor, may constitute a portion of the Closing Purchase Price to be contributed to the Company on or prior to the Closing Date and (b) a breach of this representation and warranty shall not result in the failure of a condition precedent to Seller’s obligations under this Agreement on the Closing Date to the extent the Closing occurs and Buyer is otherwise able to satisfy its obligations set forth in this Agreement in accordance with the terms hereof.
Section 4.8    Investment Intent. Buyer is acquiring the Membership Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Membership Interests in a manner that would violate the registration requirements of the Securities Act of 1933 (the “Securities Act”). Buyer agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.9    Solvency. Immediately following the Closing and after giving effect to the transaction contemplated hereby and by the other Transaction Documents, and assuming (i) the satisfaction of the conditions set forth in Section 5.2, (ii) the accuracy of the representations and warranties set forth in Article III (disregarding any “materiality” or “Material Adverse Effect” or similar qualifiers or limitations contained therein) and (iii) that this Section 4.9 is true for the Company immediately prior to the Closing, Buyer and the Company on a consolidated basis will be Solvent.
Section 4.10    Buyer’s Investigation and Reliance. Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the transactions contemplated hereby, which investigation, review and analysis were conducted by Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. Buyer and its Representatives have been provided with reasonable access to the Representatives, properties and books and records of the Company and other information that they have requested in connection with their investigation of the Company and the transactions contemplated hereby. Neither Seller nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company contained herein or made available in connection with Buyer’s investigation of the Company, except as expressly set forth in this Agreement, and Seller and its Affiliates and Representatives expressly disclaim any and all Liability that may be based on such information or errors therein or omissions therefrom. Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Seller or any of its Affiliates or Representatives, except as expressly set forth in Article III and the Disclosure Schedule. Neither Seller nor any of its Affiliates or Representatives shall have any Liability to Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to Buyer, whether orally or in writing, in the Data Room or in any confidential information memoranda, management presentations, due diligence discussions, or in any other form in expectation of the transactions contemplated by this Agreement. Neither Seller nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections, forecasts, strategies or asset optimization models involving the Company. Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections, forecasts, strategies and asset optimization models and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, forecasts, strategies or asset optimization models (including the reasonableness of the assumptions underlying any such estimates, projections, forecasts, strategies and asset optimization models). Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Company on an “as is” and “where is” basis, except as expressly set forth in Article III and the Disclosure Schedule. Buyer acknowledges and agrees that the representations and warranties in Article III are the result of arms’ length negotiations between sophisticated parties and such representations and warranties are made, and Buyer is relying on such representations and warranties, solely for the purposes of (a) Section 5.2(a), and (b) rights to indemnification under Article IX. Notwithstanding anything herein to the contrary, nothing in this Section 4.10 shall affect the ability of Buyer to bring any claims for intentional fraud.
Section 4.11    Representation and Warranty Policy. Concurrently with the execution and delivery of this Agreement by Buyer, Buyer has conditionally bound a transaction representation and warranties insurance policy in the form attached hereto as Exhibit D (the “R&W Policy”).
ARTICLE V
CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE
Section 5.1    Seller’s Closing Conditions. The obligation of Seller to consummate the transactions contemplated by this Agreement and by the other Transaction Documents is subject to the following conditions, all or any of which may be waived in whole or in part by Seller in its sole discretion:
(a)    The (i) representations and warranties of Buyer set forth in this Agreement, other than the Buyer Fundamental Representations, shall be true and correct (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifications or limitations therein) at and as of the date hereof and the Closing Date as if made as of the Closing Date (except for the representations that address matters only as of a particular date which shall be true and correct as of such date), except for any failure or failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and by the other Transaction Documents and (ii) the Buyer Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifications or limitations therein) at and as of the Closing Date as if made as of the Closing Date (except for the representations that address matters only as of a particular date which shall be true and correct as of such date (other than de minimis inaccuracies)).
(b)    Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)    No court or other Governmental Entity of competent jurisdiction shall have entered, enacted, promulgated, enforced or issued any Order (whether temporary, preliminary, or permanent) preventing the consummation of this Agreement or the transactions contemplated hereby.
(d)    Buyer shall have complied with its obligations set forth in Section 6.3.

(e)    (i) The waiting period (and any extension thereof) applicable under the HSR Act shall have been terminated or shall have expired, and (ii) all consents, waivers and approvals required to be obtained pursuant to any Antitrust Laws other than the HSR Act shall have been obtained, if any.
(f)    The R&W Policy shall be in full force and effect.
Section 5.2    Buyer’s Closing Conditions. The obligation of Buyer to consummate the transactions contemplated by this Agreement and by the other Transaction Documents is subject to the following conditions, all or any of which may be waived in whole or in part by Buyer in its sole discretion.
(a)    The (i) representations and warranties of Seller set forth in this Agreement, other than the Seller Fundamental Representations, shall be true and correct (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifications or limitations therein) at and as of the Closing Date as if made as of the Closing Date (except for the representations that address matters only as of a particular date which shall be true and correct as of such date), except for any failure or failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (ii) Seller Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies)(without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifications or limitations therein) at and as of the Closing Date as if made as of the Closing Date (except for the representations that address matters only as of a particular date which shall be true and correct as of the date (other than de minimis inaccuracies)).
(b)    Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)    There shall not have occurred any Material Adverse Effect since the date of this Agreement.
(d)    No court or other Governmental Entity of competent jurisdiction shall have entered, enacted, promulgated, enforced or issued any Order (whether temporary, preliminary, or permanent) preventing the consummation of this Agreement or the transactions contemplated hereby.
(e)    Seller shall have complied with its obligations set forth in Section 6.2.
(f)    (i) The waiting period (and any extension thereof) applicable under the HSR Act shall have been terminated or shall have expired, and (ii) all consents, waivers and approvals required to be obtained pursuant to any applicable Antitrust Laws shall have been obtained, if any.

(g)    The Conversion shall have been completed at least one (1) day prior to the Closing Date such that, prior to the Closing Date, the Company shall be classified as a disregarded entity under Section 301.7701-3(b) of the Treasury Regulations.
(h)    The Restructuring shall have been completed such that, prior to the Closing, the Company shall no longer own any membership interests in CEIP.
(i)    All of the Consents set forth in Schedule 5.2(i) shall have been obtained.
ARTICLE VI
CLOSING
Section 6.1    Closing. Subject to the satisfaction of the conditions set forth in Section 5.1 and Section 5.2 (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Membership Interests (the “Closing”) shall take place, at Seller’s option, (a) on the eleventh (11th) Business Day after the satisfaction or waiver of each condition to the Agreement set forth in Section 5.1 and Section 5.2 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or, (b) on the earlier of (i) the last day of the calendar month in which each condition to the Closing set forth in Section 5.1 and Section 5.2 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived (or if such conditions to the Closing are satisfied within eleven (11) Business Days of the end of such calendar month, the last day of the following calendar month unless an earlier date is agreed to in writing by the Parties) or (ii) if the Termination Date would occur prior to the date determined pursuant to clause (i) above, but at least eleven (11) Business Days have elapsed after each condition to the Closing set forth in Section 5.1 and Section 5.2 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, the day immediately prior to the Termination Date; provided, however, that in case of each (a) and (b) above, except as agreed to in writing by Buyer, the Closing shall not occur prior to the 75th day following the date of this Agreement (the “Inside Date”) unless the Parties have agreed in writing to cause the Closing to occur on an earlier date. The Closing will be consummated remotely via the exchange of documents and signatures in PDF format or by facsimile. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” If the Closing is consummated, the Closing shall be deemed to have occurred at 12:01 a.m. (Eastern Time) on the Closing Date.
Section 6.2    Deliveries by Seller at the Closing. At the Closing, Seller will deliver to Buyer:
(a)    an assignment of the Membership Interests executed by Seller to Buyer (the “Assignment of Membership Interests”), substantially in the form of Exhibit E;
(b)    a certificate executed on behalf of Seller by an officer thereof, dated the Closing Date, certifying that the conditions set forth in Section 5.2(a)-Section 5.2(c) have been fulfilled;

(c)    all minute books, stock records and register of members of the Company;
(d)    evidence in form and substance reasonably acceptable to Buyer that all Affiliate Agreements have been terminated as of the Closing with no further Liability to the Company, other than those Affiliate Agreements set forth in Section 7.20 of the Disclosure Schedule;
(e)    evidence in form and substance reasonably acceptable to Buyer that each of (i) the Conversion and (ii) the Restructuring has been completed;
(f)    Pay-Off Letters and related releases of Encumbrances and such other documentation in respect of each item of Indebtedness on Section 6.2(f) of the Disclosure Schedule to be paid off, and/or Encumbrances to be released, on the Closing Date (which shall include all Encumbrances listed in Section 1.1(a) of the Disclosure Schedule relating to the Pay-Off Letters), in each case, in form and substance reasonably satisfactory to Buyer;
(g)    resignations, effective as of immediately after the Closing, of each officer and director (or such equivalent governing body, if any) of the Company set forth on Section 6.2(g) of the Disclosure Schedule, in form and substance reasonably acceptable to Buyer;
(h)    a Transition Services Agreement, substantially in the form attached hereto as Exhibit F, duly executed by Seller or one of its Affiliates (the “Transition Services Agreement”);
(i)    (i) a certificate stating that Seller is not a “foreign person” for purposes of Section 1445 of the Code pursuant to Treasury Regulation Section 1.1445-2(b)(2) and (ii) a properly completed and executed Internal Revenue Service Form W-9;
(j)    the Facilities Operations and Maintenance Agreement (the “Facilities Operations and Maintenance Agreement”), substantially in the form attached hereto as Exhibit H, duly executed by CEIP; and
(k)    the Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), substantially in the form attached hereto as Exhibit I, duly executed by CEIP.
Section 6.3    Deliveries by Buyer at the Closing. At the Closing, Buyer will deliver to Seller:
(a)    a certificate executed on behalf of Buyer by an officer thereof, dated the Closing Date, certifying that the conditions set forth in Section 5.1(a)-Section 5.1(b) have been fulfilled;
(b)    evidence of the wire transfer referred to in Section 2.2;
(c)    the Shell Guaranty executed by Shell Energy North America (U.S.) L.P.;

(d)    the Transition Services Agreement duly executed by Buyer;
(e)    the Facilities Operations and Maintenance Agreement duly executed by the Company; and
(f)    the Assignment and Assumption Agreement duly executed by the Company.
ARTICLE VII
COVENANTS OF THE PARTIES
Section 7.1    Pre-Closing Conduct of Business. Except (i) as contemplated by this Agreement, the other Transaction Documents or required by Applicable Law or Order, (ii) for actions approved by Buyer in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (iii) actions taken in response to a business emergency or other unforeseen operational matters, or (iv) as otherwise described on Section 7.1 of the Disclosure Schedule, prior to consummation of the transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, Seller covenants and agrees that, from the date of this Agreement until the Closing, Seller:
(a)    shall cause the Company and any Subsidiary owned by it (prior to the completion of the Restructuring), as applicable, to use their commercially reasonable efforts to:
(i)    carry on the conduct of the Business and the ownership and operation of its assets in the ordinary course of business;
(ii)    maintain the Insurance Policies in existence on the date hereof (or replacement policies providing for equivalent coverage), whether for past or present Liabilities relating thereto;
(iii)    comply in all material respects with Applicable Laws; and
(iv)    maintain its Books and Records in the ordinary course of business.
(b)    shall not permit the Company or any Subsidiary owned by it to (and, in the case of Section 7.1(b)(xiii), shall not):
(i)    mortgage, or pledge any material portion of its assets, tangible or intangible, or create or suffer to exist any Encumbrances thereupon (other than Permitted Encumbrances);
(ii)    transfer, sell, lease, sublease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, or allow to lapse or expire or otherwise dispose of, any assets other than (x) dispositions of assets in the ordinary course of business, (y) termination of any Credit

Support in respect of which no trades have been made during the prior six (6) month period and (z) reduction of the amount of any Credit Support to a level consistent with the amount necessary to operate in the ordinary course of business;
(iii)    incur any Indebtedness or Credit Support, except for (x) Credit Support issued to replace existing Credit Support in the same amount as such existing Credit Support and (y) Indebtedness that will be paid off at or prior to the Closing;
(iv)    except in the ordinary course of business (other than those Company Contracts of a type specified in clause (1)(A) or (B) below) or in connection with the termination of any existing Credit Support as expressly permitted under clause (ii) above, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, (1) any Company Energy Contract (or any Contract that, if existing as of the date hereof, would be a Company Energy Contract), other than in the ordinary course of business which do not exceed (A) 1,500,000 dekatherms of natural gas in aggregate total volume with any customer or counterparty or (B) $5,000,000 in total aggregate value with any customer or counterparty, or (2) any Affiliate Agreement, unless Seller obtains prior written consent of Buyer (and other than termination of the Affiliate Agreements as contemplated by Section 7.20);
(v)    except for the acquisition of immaterial, de minimis amounts of equity interests in any Person in the ordinary course of business, consistent with past practice, make any investment in, consolidate or merge with, or purchase of all or substantially all of the assets or business of, or equity interest in, any Person;
(vi)    except to the extent required to complete the Restructuring, adopt or enter into a plan of, or effect any, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, reclassification, unit dividend, unit split or other reorganization or like change in capitalization;
(vii)    except to the extent required to complete the Conversion and/or the Restructuring, declare, set aside or pay any non-cash dividend or other non-cash distribution or payment, whether in securities, property or otherwise on any equity interests (or securities convertible into equity interests) of the Company or any Subsidiary, other than cash dividends prior to the Adjustment Time;
(viii)    except to the extent permitted pursuant to the Conversion, amend the organizational documents of the Company;
(ix)    except to the extent required to complete the Conversion and/or the Restructuring, issue, sell or grant any equity interests (whether Shares or Membership Interests or otherwise) of the Company or any of its Subsidiaries or otherwise form any Subsidiary;

(x)    waive, release, settle or compromise, or initiate, any pending or threatened Action, other than where the amounts paid or to be paid do not exceed $500,000 in the aggregate (unless paid by Seller or the Company prior to the Closing or otherwise included as a Liability in the Closing Net Working Capital or the Closing Indebtedness), provided that, any waiver, release, settlement or compromise thereof (regardless of whether paid by Seller or the Company prior to the Closing or included as a Liability in the Closing Net Working Capital or the Closing Indebtedness) includes a full, irrevocable and unconditional release of the Company with respect to the matters covered by the subject Action and does not impose any material restrictions on the conduct of the Business;
(xi)    make any material change to the methods of accounting in effect at January 1, 2019, except to the extent required by a change in GAAP or Applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or applicable securities laws;
(xii)    enter into a new line of business other than the Business as presently conducted;
(xiii)    except (1) to the extent required by Applicable Laws or (2) pursuant to the terms of any Benefit Plan or other Contract as in existence on the date of this Agreement: (s) increase, or grant an increase in, the compensation of any Participant other than in the ordinary course of business; provided, that, with respect to employees who are officers of the Company, increases in cash compensation shall not, in the aggregate, exceed 3% of the aggregate annual cash compensation of such employees as in effect as of the date of this Agreement and, with respect to all employees, ordinary course of business increases in cash compensation shall not, in the aggregate, exceed 5% of the aggregate annual cash compensation of such employees as in effect as of the date of this Agreement; (t) enter into, terminate or materially amend any Company Plan or any employee benefit plan, policy, program, agreement or arrangement that would have constituted a Company Plan if it had been in effect on the date of this Agreement or any collective bargaining agreement or any labor union contract, in each case with respect to any Participant; (u) grant any severance, change of control, retention, termination or similar compensation or benefits to any Participant; (v) pay to any Participant any benefit or amount not required under any Benefit Plan as in effect on the date of this Agreement to the extent such payment will result in any material liability to the Company as of or following the Closing, (w) take any action to accelerate the vesting of, or payment of, any compensation or benefit for any Participant under any Benefit Plan, (x) take any action to fund or in any other way secure the payment of compensation or benefits for any Participant under any Company Plan; (y) hire or terminate (other than a termination for cause) any officer of the Company or (z) except for transfers to allow for persons listed in Section 3.7.28 of the Data Room to be employees of the Company at Closing, transfer the employment of any employee between (A) the Company and (B) Seller and its Affiliates (other than the Company);

(xiv)    not (1) make, change or revoke any material Tax election (other than in connection with the Conversion), (2) enter into any written material agreement with a Governmental Entity with respect to Taxes, (3) amend any Tax Return or (4) settle any claim or assessment for material Taxes, in each case, in a manner that would reasonably be expected to materially and adversely affect Buyer or its Affiliates (including the Company) following the Closing; or
(xv)    authorize, enter into any agreement to do, take or commit to take any action or actions prohibited by any of the foregoing.
Section 7.2    Access to Information and Inspection.
(a)    During the period from the date of the execution of this Agreement by both Parties through the Closing, Seller (i) shall give Buyer and its authorized Representatives access, during regular business hours and upon reasonable advance notice, to such, properties and Books and Records of the Company or its Affiliates as are necessary to allow Buyer and its authorized Representatives to make such investigation of the Business and the assets of the Company as they may reasonably request (including any records covered by clause (ii) of the definition of Books and Records) and (ii) shall cause officers of the Company or its Affiliates to furnish Buyer and its authorized Representatives with such financial and operating data and other information with respect to the Business and the assets of the Company as Buyer may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Buyer’s expense and in such a manner as to not unreasonably interfere with the normal operations of the Company or such of its Affiliates, and Buyer and its authorized Representatives shall not conduct any sampling, testing, boring, drilling or invasive investigation activities without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. The Company or its Affiliates shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Notwithstanding anything to the contrary in this Agreement, Seller, the Company or its Affiliates shall not be required to disclose any information to Buyer or its Representatives if Seller determines, in its sole discretion, acting reasonably, that (A) such disclosure would jeopardize any attorney-client or other legal privilege, (B) such disclosure would contravene any Applicable Law, fiduciary duty or a binding agreement entered into prior to the date hereof, (C) such information is pertinent to any litigation in which the Company or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties, (D) such information should not be disclosed due to its competitively sensitive nature or (E) such information relates to any consolidated, combined or unitary Tax Return filed by Seller, the Company or any of their Affiliates or any of their respective predecessor entities. Buyer hereby agrees to defend, indemnify and hold harmless each of the Seller Indemnified Group from and against any and all Losses arising out of, resulting from or relating to any field visit, environmental property assessment, or other investigation activities or other due diligence activity conducted by Buyer or any of its Representatives with respect to the Company or the Leased Real Property, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR

COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT BY ANY OF THE SELLER INDEMNIFIED GROUP, EXCEPTING ONLY LOSSES ACTUALLY RESULTING ON ACCOUNT OF VIOLATION OF LAW, THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF ANY OF THE SELLER INDEMNIFIED GROUP. Notwithstanding anything to the contrary, nothing disclosed to Buyer or its Representatives under this Section 7.2, nor any other investigation conducted by or on behalf of Buyer or its Affiliates, shall modify, amend or affect Buyer’s rights under this Agreement and the other documents contemplated by this Agreement and by the other Transaction Documents (including for purposes of Articles III and IX).
(b)    From the date of the execution of this Agreement by both Parties to the Closing Date, each Party shall promptly notify the other Party in writing of (i) any Action that is instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement or by the other Transaction Documents or (ii) any facts, events, circumstances, actions or developments which become known to a Party, the existence or occurrence of which will or is reasonably likely to result in any of the conditions set forth in Section 5.1 or Section 5.2 of this Agreement becoming incapable of being satisfied.
(c)    Promptly following the Closing Date, Seller shall deliver to Buyer, or make reasonably accessible to Buyer on the Company’s computer system, the Books and Records in its possession not previously not provided to Buyer. Buyer agrees that Seller may retain a copy of all Books and Records and other materials relating to the Business and the assets of the Company and, after the Closing Date, Seller agrees to keep such information confidential except as may be required by Applicable Law or except to the extent any such information is or becomes generally available to the public (without any breach of this confidentiality covenant) prior to the time of disclosure.
(d)    In order to facilitate the resolution of any claims made against or incurred by Seller (as it relates to the Company), for a period of seven (7) years after the Closing, Buyer shall (i) retain the Books and Records relating to periods prior to the Closing and (ii) afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records; provided, however, that Buyer shall notify Seller in writing at least thirty (30) days in advance of destroying any such Books and Records prior to the seventh anniversary of the Closing Date in order to provide Seller the opportunity to copy such Books and Records in accordance with this Section 7.2(d); provided, however, Buyer, the Company (following the Closing) or its Affiliates shall not be required to disclose any information to Seller or its Representatives if Buyer determines, in its sole discretion, acting reasonably, that (A) such disclosure would jeopardize any attorney-client or other legal privilege, (B) such disclosure would contravene any Applicable Law, fiduciary duty or a binding agreement to any third party, (C) such information is pertinent to any litigation in which Buyer, the Company or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse parties or (D) such information relates to any consolidated, combined or unitary

Tax Return filed by Buyer, the Company or any of their Affiliates or any of their respective predecessor entities.
Section 7.3    Further Assurances. Each Party shall, at its own cost and expense, at any time and from time to time, upon reasonable request of the other Party, use commercially reasonable efforts to (a) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers or assignments as may be reasonably required to consummate the transactions in accordance with the terms hereof, and (b) take such other actions as may be reasonably required in order to carry out the intent of this Agreement; provided, however, that in no event shall any Party be required to take any action which increases in any way the Liability of such Party or would require the payment of any material amount by such Party or which, in the opinion of its counsel, is unlawful or would or could constitute a violation of any Applicable Law or require the approval of any Governmental Entity (except to the extent provided herein with respect to obtaining any such approvals from any Governmental Entity).
Section 7.4    Authorizations and Consents. Each Party shall use commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including those pertaining to Governmental Approvals) that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings. Without limiting the foregoing, Buyer and Seller shall, and Seller shall cause the Company to, make all filings with the Governmental Entities listed on Items 3 and 8 of Section 3.5 of the Disclosure Schedule as promptly as practicable, and in any event, within seven (7) Business Days after the date of this Agreement. The Parties hereto shall have the right to review in advance all filings made with a Governmental Entity as contemplated herein and shall cooperate in good faith on the form and substance of such filings. Each Party shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from, any Governmental Entity in connection with the transactions contemplated by this Agreement or the other Transaction Documents. The Parties shall promptly respond to such inquiries or requests for additional information made by any Governmental Entity, use their respective commercially reasonable efforts to participate in any hearings, settlement proceedings or other Actions ordered with respect to the transactions contemplated by this Agreement, and use their respective commercially reasonable efforts to cause all filings, applications, registrations, consents and authorizations required for the consummation of the transactions contemplated by this Agreement to be obtained at the earliest practicable date after the date of applicable filing. The Parties shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filings, applications, registrations, consents and authorizations made in connection with such transactions and the submitting Party shall consider in good faith any revisions reasonably requested by the reviewing Party. No Party shall participate in any formal or substantive in-person meeting or telephone conference or discussion with any Governmental Entity in connection with any filings, applications, registrations, consents or authorizations made in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting, conference or discussion.
Section 7.5    Public Announcements. Prior to either Party or any of its respective Affiliates issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby (including any disclosure of the Closing Purchase Price or any adjustment thereto), such Party shall first obtain the written consent of the other Party, except for statements as may be required by Applicable Law or the rules of any applicable stock exchange. Such consent shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, nothing herein shall restrict Seller, Buyer, the Company, the Financing Sources or the Buyer Financing Sources or their respective Affiliates from making customary announcements and communications in connection with the arrangement and syndication of the Debt Financings and/or the Buyer Financings, as applicable.
Section 7.6    Confidentiality. Each of Buyer and Seller hereby acknowledges that in connection with the transactions contemplated by this Agreement and the other Transaction Documents, it or its Affiliates have received and will continue to receive certain confidential or propriety documents and information of the other Party (or its Affiliates). All such materials reviewed or received shall be deemed to be “Evaluation Material” (as defined in the Confidentiality Agreement) for the purposes of the Confidentiality Agreement. Each of Buyer and Seller acknowledges that (A) it and its Affiliates are bound by the Confidentiality Agreement, (B) it will not, and it will not permit any of its Affiliates or Representatives to, use or disclose any Evaluation Material except as permitted by the Confidentiality Agreement and (C) notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the next sentence of this Section 7.6, the terms of the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement shall cease to apply (which modification shall be effective as of the Closing Date) only with respect to the confidential information concerning the Business or the Customers or other customers of the Business but shall continue in accordance with its terms with respect to confidential information concerning Seller and its Affiliates and their respective businesses and any other information disclosed by Seller or any of its Affiliates to Buyer or its Affiliates, or any of their respective Representatives.
Section 7.7    Customer Disclosure. Notwithstanding the provisions of Section 7.5 and Section 7.6, Seller and the Company shall have the right to provide any notice to any Governmental Entity or other Person required by Applicable Law or Contract with respect to the transactions contemplated by this Agreement and by the other Transaction Documents, provided that, prior to delivering any such notice, Seller or the Company shall provide Buyer a reasonable opportunity to review and approve, such approval not to be unreasonably withheld, delayed or conditioned, the form and substance of such notice.
Section 7.8    Non-Competition; Non-Disparagement; Non-Solicitation; No Hire.
(a)    Seller’s Agreement Not to Compete and Non-Disparagement.

(i)    Seller covenants and agrees that, during the twenty-four (24) month period following the Closing Date, Seller will, and will cause its Affiliates to, directly or indirectly, refrain from owning any interest in, carrying on, managing, controlling, operating or engaging in the business of competitively selling or marketing natural gas to retail customers in the United States of America (a “Competing Business”).
(ii)    Notwithstanding the restrictions contained in Section 7.8(a)(i), Seller or any of Seller’s Affiliates may own an aggregate of not more than five percent (5%) of the outstanding stock of any class of any publicly traded entity engaged in a Competing Business without violating the provisions of Section 7.8(a)(i) as long as Seller or its Affiliates do not have the power to control, manage or direct the management, operations or affairs of any such publicly traded entity.
(b)    The Parties agree that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.8(a), Section 7.8(d) and Section 7.8(e) are reasonable and do not impose any greater restraint than is necessary to protect the goodwill that Seller is selling and causing to be sold pursuant to this Agreement and are necessary to protect the legitimate business interests of Buyer and that these limitations are intended to comply with all Applicable Laws. To the extent that any part of Section 7.8(a), Section 7.8(d) or Section 7.8(e), as applicable, may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the maximum extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events and the Parties agree to request that such court enforce Section 7.8(a), Section 7.8(d) or Section 7.8(e), as applicable, as if so written.
(c)    Notwithstanding the foregoing, the restrictions contained in Section 7.8(a):
(i)    shall not apply to Seller or its Affiliates following (A) the acquisition by a third party of all of the equity interests in CenterPoint Energy, Inc. or Seller or all or substantially all of Seller’s assets, or (B) the merger or consolidation of CenterPoint Energy, Inc. or Seller with a third party resulting in the shareholders of CenterPoint Energy, Inc. or Seller, as applicable, immediately prior to the consummation of such merger or consolidation (1) owning directly or indirectly, in the aggregate, less than 50% of the resulting entity or such third party and (2) not having the right or ability to direct or cause the direction of the management and policies of the resulting entity or such third party, in each case, solely to the extent that such third party is engaged in a Competing Business at the time of such acquisition, merger or consolidation;
(ii)    will not prohibit Seller or its Affiliates from acquiring a business or any interest in a business that is involved in a Competing Business; provided, that the fair market value of the portion of such business or assets involved in a Competing Business shall not constitute more than 25% of the fair market value of the overall transaction; and

(iii)    will not prohibit Seller or its Affiliates from (A) engaging in natural gas sales to, and natural gas and transportation and storage for, customers in markets in which competitively selling or marketing natural gas to retail customers is not permitted by Applicable Law or where Seller or such Affiliate is a “provider of last resort” by Applicable Law for such customers; (B) owning or operating interstate or intrastate pipelines and pipeline interconnects; (C) engaging in the delivery of natural gas (including LNG and CNG) utilizing trucks and customized equipment; and (D) engaging in, conducting or having an ownership interest in, any of the businesses (or activities related to such businesses) conducted by the Seller or its Affiliates (other than the Company) as of the date of this Agreement (the “Retained Business”), including the utilization of data or other information generated prior to Closing from a supplier or customer of the Business for use in the Retained Business.
(d)    Seller covenants and agrees that, during the twelve (12) month period following the Closing Date, without the prior written consent of Buyer, Seller shall not, and shall cause its Affiliates to not, directly or indirectly, solicit, hire or attempt to solicit or hire, and will not direct or cause its Affiliates to solicit, hire or attempt to solicit or hire, any Acquired Employee who is then (or was at any time within three (3) months prior to the time of such solicitation, hiring or attempt to solicit or hire) an employee of the Company or any of its Subsidiaries, or otherwise induce or influence any such person to terminate their employment or engagement with the Company or any Subsidiary of the Company, or to terminate or breach their employment agreement with Company or any Subsidiary; provided, that the restrictions in this Section 7.8(d) shall not apply with respect to any general solicitations for employment or engagement (whether by newspaper, internet advertisement, headhunter solicitation or otherwise) not specifically targeted at any employee of the Company or Subsidiary or the hiring of any Person (i) who responds to such a solicitation; (ii) who contacts Seller or its Affiliates on his or her own initiative without any prior solicitation by or on behalf of Seller or its Affiliates; (iii) whose employment or engagement, as applicable, with Buyer, the Company or any Affiliate thereof was terminated involuntarily; or (iv) who voluntarily terminated his or her employment with Buyer, the Company, or any Affiliate thereof more than three (3) months prior to being hired and employed by Seller or any of its Affiliates.
(e)    Seller covenants and agrees that, during the twelve (12) month period following the Closing Date, Seller shall cause its officers and shall cause CEIP’s officers who, as a part of their regular duties, communicate (whether in writing or orally) with the customers of the Business, to not intentionally make any statements or otherwise intentionally communicate (whether in writing or orally) to any customer of the Company and its Subsidiaries as of the Closing Date that disparages the Company and/or its Subsidiaries. Notwithstanding the foregoing, nothing in this Agreement shall preclude Seller or its Affiliates and Representatives from making truthful statements that are required by Applicable Law.
Section 7.9    Use of Name. Promptly following the Closing Date, and in any case no later than three (3) Business Days following the Closing Date, (i) Buyer shall make all necessary filings to cause the legal name of the Company to be changed to a name that does not contain the word “CenterPoint” or any confusingly similar word or phrase and (ii) cause the Company to cease to hold itself out as having any affiliation with Seller or any of its Affiliates, except to the extent the consent of a Governmental Entity is required to cease using or to change such name in any jurisdiction, in which case Buyer shall cease use of such name as soon as such consent is obtained and in any event, within one hundred twenty (120) days following the Closing. Buyer agrees that it shall, as soon as practicable after the Closing Date and in any event within ninety (90) days following the Closing Date, cease to make any use of the name “CenterPoint” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia containing or comprising the foregoing and any name or mark confusingly similar thereto (collectively, the “Subject Marks”), subject to this Section 7.9. In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, Buyer shall remove, strike over or otherwise obliterate all Subject Marks from all materials used by the Company, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, invoices, and other materials (except Software); provided that Seller hereby grants to the Company a non-exclusive, worldwide, royalty-free, non-transferrable, non-sublicensable license under the Subject Marks for a period of ninety (90) days following the Closing Date to continue to use the Subject Marks in the ordinary course of business; provided, further, that the continued appearance of the Subject Marks on any such materials or other assets bearing the Subject Marks prior to Closing, in each case, that are used in the ordinary internal operation of the Business and are not typically observed by the public shall be permitted until such materials and assets are retired in the ordinary course of business. For the avoidance of doubt, Buyer and its Affiliates (including the Company, following the Closing) shall not be deemed to have violated this Section 7.9 or to have infringed the rights of Seller or its Affiliates by reason of the use of the Subject Marks in a non-trademark manner for purposes of conveying to customers, suppliers, any Governmental Entity or the general public that the names of the Company have changed, that there was a change in ownership, or the historical origins of the Business.
Section 7.10    Release of Seller Guarantees; Continuing Guarantees.
(a)    Buyer will use its reasonable best efforts to ensure that, effective as of the Closing Date, Seller and its Affiliates (other than the Company), as applicable, shall be fully and unconditionally released from all Liabilities relating to, arising under or out of, or in connection with any letters of credit, guarantees (including performance guarantees), surety bonds, or cash deposits (collectively, “Credit Support”) related to the Business set forth on Section 7.10(a) of the Disclosure Schedule (which list shall be updated by Seller prior to the Closing to reflect any Credit Support entered into or provided after the date hereof and on or prior to the Closing Date not in violation of Section 7.1(b)(iii)) and any Credit Support issued in renewal thereof or substitution therefor after the date hereof in the ordinary course of business (each, a “Continuing Guarantee”), and substitute arrangements with respect thereto shall be in effect.
(b)    Prior to or effective as of Closing, Buyer shall use its reasonable best efforts to cause (1) all trades under each of the Company’s natural gas supply agreements pertaining to the Credit Support set forth on Section 7.10(b) of the Disclosure Schedule (such Credit

Support, collectively, the “Specified Guarantees”) to be novated to the Shell Financing Sources and (2) Seller and its Affiliates to be fully and unconditionally released from all Liabilities relating to, arising under or out of, or in connection with such Specified Guarantees. If Buyer is not successful, following the use of its reasonable best efforts, in obtaining the full and unconditional release of Seller and its Affiliates from any Specified Guarantees effective as of the Closing, then:
(i)    from and after the Closing, Buyer shall continue to use its reasonable best efforts to cause any trades pertaining to Specified Guarantees to be novated to the Shell Financing Sources and obtain the full and unconditional release of Seller and its Affiliates in respect of such Specified Guarantees;
(ii)    Buyer shall not and shall cause the Company not to, effect any amendments or modifications or any other changes to the supply agreements to which such Specified Guarantees relate, or to otherwise take any action, in each case that accelerates the Liability of Seller or its Affiliates under such Specified Guarantees, without Sellers’ prior written consent, which consent may be withheld in Sellers’ sole and absolute discretion; and
(iii)    if there is any outstanding Specified Supply Exposure (whether such guarantees have been terminated or not) that remains outstanding 90 days after the Closing, then on the last Business Day of each one (1) month period following such 90th day after the Closing Date until such time as no Specified Supply Exposure remains, Buyer shall pay Seller a fee in respect of each applicable Specified Guarantee, with such fee determined as follows: starting on the last Business Day of the first one (1) month period following the 90th date after the Closing Date, the fee shall be calculated at a rate of three percent (3%) (on a per annum basis) on the aggregate dollar amount of the Specified Supply Exposure as of such month-end date, and the rate of such fee shall increase by an additional one percent (1%) (on a per annum basis) on the last Business Day of each subsequent three (3) month period with respect to any remaining Specified Supply Exposure; provided, however, that if the rate for calculating any fee payable under this Section 7.10(b)(iii) would exceed the highest rate permitted under Applicable Law, then the rate shall be automatically reduced to the maximum lawful rate. On the last Business Day of each month following the Closing Date, the Company shall furnish to Seller a certificate, signed by the chief financial officer of the Company, certifying as to the amount of the Specified Supply Exposure as of such date with reasonable support for the calculation of such amount.
(c)    To the extent any Continuing Guarantee that is designated as a supply guarantee on Section 7.10(a) of the Disclosure Schedule (each, a “Supply Guarantee”) is not replaced prior to the Closing, Seller shall, effective as of the fourth (4th) Business Day following the Closing (the “Supply Trading Cutoff Date”), have the right to terminate such Continuing Guarantee with respect to any trades made thereafter and thereafter such Continuing Guarantee shall only cover any claims relating to any trades made before the termination of such Supply Guarantee. Prior to the Supply Trading Cutoff Date, the Company shall have the right to make further trades in the ordinary course of business for the purchase of next day gas and/or end-of-month gas under such Supply Guarantees in an aggregate amount not to exceed $10,000,000.
(d)    To the extent that any Supply Guarantee (other than a Specified Guarantee) is not replaced at or prior to the Closing in accordance with Section 7.10(a), (1) Buyer shall, as promptly as reasonably practical after the Closing and in any case, no later than ninety (90) days following the Closing, cause all trades underlying such Supply Guarantee to be unwound with the applicable counterparty with no further liability to Seller or its Affiliates and (2) following the Closing, subject to Section 7.10(c), Buyer shall not, and shall cause the Company not to, make any further trades under the supply agreements covered by such Supply Guarantees.
(e)    To the extent that any Continuing Guarantee that is designated as a Transportation, Storage & Other Guarantee on Section 7.10(a) of the Disclosure Schedule (each, a “Transportation, Storage & Other Guarantee”) is not replaced prior to the Closing, Buyer shall as promptly as reasonably practicable after the Closing and in any case, no later than ninety (90) days following the Closing, (1) furnish the beneficiary thereof such other substitute credit support as is requested by the beneficiary in the form of a parental guaranty, cash deposit or letter of credit and (2) use its reasonable best efforts to cause Seller and its Affiliates to be fully and unconditionally released from all liabilities relating to, arising under or out of, or in connection with the Transportation, Storage & Other Guarantees; provided, that Buyer’s obligation to provide such substitute credit support in respect of the Transportation, Storage & Other Guarantees shall not exceed, in the aggregate, $150,000,000 (the “Transportation, Storage & Other Guarantees Cap”). For a period of six (6) months following the Closing (the “Transportation, Storage & Other Guarantee Transaction Period”), the Company may continue to engage in transactions under the transportation, storage and other agreements that shall remain covered by the outstanding Transportation, Storage & Other Guarantees in the ordinary course of business consistent with the Company’s practices prior to the Closing such that Seller’s obligations under the Transportation, Storage & Other Guarantees following the Closing will not be more than 10% higher than Seller’s obligations thereunder as of Closing; provided that during the Transportation, Storage & Other Guarantee Transaction Period, the Company shall not renew, or extend the term of, any transaction under a transportation, storage or other agreement covered by an outstanding Transportation, Storage & Other Guarantee prior to the end of the current term of such transaction. For the avoidance of doubt, after the end of the Transportation, Storage & Other Guarantee Transaction Period, the Buyer or the Company shall provide alternative credit support for any new transactions, renewals (including renewals by way of an “evergreen” or automatic renewal provision), or extensions of term of existing transactions under the transportation, storage and other agreements existing as of the Closing Date, and any such transactions shall not be covered by any outstanding Transportation, Storage & Other Guarantee. Any such alternative credit support provided in accordance with the preceding sentence shall not count toward the Transportation, Storage & Other Guarantees Cap. Notwithstanding anything to the contrary in this Agreement, if there is any Transportation & Storage Exposure (whether such guarantees have been terminated or not) that remains outstanding 90 days after the Closing, then, on the last Business Day of each one (1) month period following such 90th day after the Closing Date until such time as no Transportation & Storage Exposure remains outstanding under such Transportation, Storage & Other Guarantees, Buyer shall pay Seller a fee in respect of each applicable Transportation, Storage & Other Guarantee, with such fee determined as follows: starting on the last Business Day of the first one (1) month period following the 90th date after the Closing Date, the fee shall be calculated at a rate of three percent (3%) (on a per annum basis) on the aggregate dollar amount of the Transportation & Storage Exposure as of such month-end date, and the rate of such fee shall increase by an additional one percent (1%) (on a per annum basis) on the last Business Day of each subsequent three (3) month period with respect to any remaining Transportation & Storage Exposure; provided, however, that if the rate for calculating any fee payable under this Section 7.10(e) would exceed the highest rate permitted under Applicable Law, then the rate shall be automatically reduced to the maximum lawful rate. On the last Business Day of each month following the Closing Date, the Company shall furnish to Seller a certificate, signed by the chief financial officer of the Company, certifying as to the amount of the Transportation & Storage Exposure as of such date with reasonable support for the calculation of such amount.
(f)    From and after the Closing, the Buyer or the Company shall, if required, provide alternative credit support for any new transactions entered into by the Company after the Closing under any transportation, storage or other agreements not covered by the outstanding Transportation, Storage & Other Guarantees. Any such alternative credit support provided in accordance with the preceding sentence shall not count toward the Transportation, Storage & Other Guarantees Cap.
(g)    From and after the Closing, Buyer will indemnify, defend, and hold harmless Seller and its Affiliates from any Losses arising from or relating to any Continuing Guarantee that has not been replaced as of the Closing Date. If at any time after the Closing, any Continuing Guarantee is drawn upon by a counterparty thereto or beneficiary thereof, Buyer shall reimburse Seller or the applicable obligor thereunder for the full amount that is drawn under such Continuing Guarantee within ten (10) Business Days after receipt of written demand therefor.
(h)    At the Closing, Buyer shall deliver to Seller, the Shell Guaranty in an amount equal to the lesser of (i) the estimated outstanding exposure under all Continuing Guarantees (as evidenced by the Company’s current and future cash payment obligations under the underlying supply, transportation and storage agreements supported thereby) not replaced by Buyer at or prior to the Closing (the “Continuing Guarantee Amount”) and (ii) $40,000,000 (the “Shell Guaranty Cap”); provided, that (i) Buyer shall not be obligated to deliver any Credit Support to Seller other than the Shell Guaranty and (ii) the amount of the Shell Guaranty shall be reduced from time to time upon presentation by Buyer to Seller of satisfactory evidence reflecting any Continuing Guarantee replaced or substituted by the Shell Financing Sources or otherwise to the applicable counterparties after the Closing (but only to the extent that the Continuing Guarantee Amount included obligations covered by such Continuing Guarantee) and the full and unconditional release of Seller from all liabilities relating to, arising under or out of, or in connection with such Continuing Guarantees; provided, however, that to the extent the Continuing Guarantee Amount exceeds the Shell Guaranty Cap at the Closing, the amount of the Shell Guaranty shall not be reduced until the amount of outstanding exposure under all Continuing Guarantees following the Closing has been reduced to an amount equal to the Shell Guaranty Cap.
(i)    Seller shall cooperate with Buyer to facilitate the release of the Continuing Guarantees and the novation of the trades under each of the supply agreements set forth on Section 7.10(b) of the Disclosure Schedule, including initiating contact with each of the counterparties and requesting such release or novation, providing all necessary information as reasonably requested by Buyer and providing legal and financial personnel of Seller to interact with Buyer and the counterparties.
Section 7.11    Antitrust Laws.
(a)    Buyer shall and Seller shall cause the Company to (i) make all filings required of each of them under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within fifteen (15) Business Days after the date of this Agreement in the case of all Notification and Report Form filings required under the HSR Act and, as promptly as reasonably practicable, in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them from the FTC, the Antitrust Division or any other Governmental Entity in respect of such filings or such transactions, and (iii) reasonably cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity under any Antitrust Laws with respect to any such filing or any such transaction. Each such Party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement or by the other Transaction Documents. Each such Party shall promptly inform the other Parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction. No Party shall participate in any formal or substantive meeting with any Governmental Entity in respect of any such filings, investigations, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate. Subject to Applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to Actions under the HSR Act or other Antitrust Laws. Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.11 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Seller or Buyer, as the case may be).
(b)    Without limiting the generality of the Parties’ undertaking pursuant to Section 7.11(a), Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment or objection, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement and by the other Transaction Documents under the HSR Act and any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”) so as to enable the Parties expeditiously to close the transactions contemplated by this Agreement and by the other Transaction Documents as promptly as practicable and in no event later than the Termination Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divesture or disposition of such assets, properties or businesses of the Buyer, the Company, and their respective Subsidiaries; (ii) otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Buyer, the Company and their respective Subsidiaries, in each case as may be required to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order or decision in any suit or proceeding, that would have the effect of materially delaying or preventing the consummation of such transactions. Buyer and, if requested by Buyer, the Company shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to Buyer, or Buyer’s Subsidiaries’, ability to retain any of the businesses, product lines or assets of Buyer, the Company or any of their respective Subsidiaries; provided that any such action is conditioned upon the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 7.11(b) or elsewhere in this Agreement will require Buyer to take any action that would reasonably be expected to have a material adverse effect on the assets, Liabilities, business, results of operation, or condition (whether financial, operational or otherwise) of the Company.
(c)    From the date hereof, Buyer shall not, nor shall Buyer permit any of its Affiliates (other than with respect to Calpine Corporation and its Subsidiaries) to, acquire (or agree to acquire) any assets, property or securities if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the transactions contemplated hereby.
Section 7.12    Indemnification, Exculpation and Insurance.

(a)    From and after the Closing Date, Buyer shall indemnify, defend and hold harmless, to the fullest extent permitted under Applicable Law, the individuals who on or prior to the Closing Date were directors, officers or employees of the Company, other than those Persons who are not employed by the Company at the Closing (collectively, the “Covered Persons”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Closing Date. Buyer agrees that all rights of the Indemnitees to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the certificate of incorporation or by-laws or comparable organizational documents of the Company as now in effect, and any indemnification agreements or arrangements of the Company shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Covered Persons, unless such modification is required by Applicable Law or approved by such Covered Persons. In addition, Buyer shall pay any expenses of any Covered Person under this Section 7.12, as incurred to the fullest extent permitted under Applicable Law, provided that the Covered Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law.
(b)    The Covered Person shall have the right (but not the obligation) to control the defense of, including the investigation of, any Actions relating to any acts or omissions covered under this Section 7.12 (each, a “Claim”) with counsel selected by the Covered Person; provided, however, that (i) Buyer shall be permitted to participate in the defense of such Claim at its own expense and (ii) Buyer shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.
(c)    In the event any Claim is asserted or made, any determination required to be made with respect to whether an Covered Person’s conduct complies with the standards set forth under Applicable Law, the applicable organizational documents of the Company or any indemnification agreements or arrangements of the Company shall be made by independent legal counsel selected by such Covered Person.
(d)    Each of Buyer and the Covered Person shall cooperate, and shall cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(e)    For the six-year period commencing immediately after the Closing Date, Buyer shall obtain a directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Closing Date or obtain a tail policy with respect to those persons who are currently covered by Seller’s or its Affiliates’ directors’ and officers’ liability insurance policy which shall provide for a coverage amount of no less than $15,000,000, a retention amount of no more than $250,000 and offer coverage that is otherwise, in the aggregate, no less favorable to such directors and officers than the insurance coverage which would customarily be maintained by a Person operating a business comparable (in size and scope) to the Company; provided, further, that if such insurance coverage is not available at a cost not greater than $300,000, then Buyer shall, or shall cause the Company to, obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed $300,000 (unless Seller agrees to treat the amount in excess as a Transaction Expense).
(f)    The provisions of this Section 7.12 (i) are intended to be for the benefit of, and shall be enforceable by, each Covered Person, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.
Section 7.13    [Reserved].
Section 7.14    R&W Policy Matters. Pursuant to the terms of the R&W Policy, Buyer shall: (a) conditionally bind the insurer issuing the R&W Policy as of the date hereof; (b) pay the premium balance and all other amounts required to be paid to the insurer issuing the R&W Policy in connection with the issuance of the R&W Policy; and (c) comply in full in a timely manner with all requirements that Buyer submit copies of the documents exchanged at Closing to the insurer. The R&W Policy shall provide that the insurer shall have no right of subrogation against Seller or its Affiliates, and the insurer shall have waived any such right of subrogation, except in the case of intentional fraud. Buyer shall not, without the prior written consent of Seller, terminate or amend or modify the terms of the R&W Policy in a manner adverse to Seller in any material respect, provided that, for the avoidance of doubt, the foregoing shall not be interpreted to in any way limit the Buyer’s rights to pursue claims, secure recovery, or otherwise exercise rights afforded to the Insured (as defined in the R&W Policy) under the R&W Policy.
Section 7.15    Obligations in Respect of Debt Financing.
(a)    Prior to the Closing, each of the Company and Seller agrees to use commercially reasonable efforts to provide, at Buyer’s sole cost and expense, such customary cooperation in connection with the arrangement of the Debt Financings and the Buyer Financing as is reasonably requested by Buyer. Such assistance shall include, but not be limited to, the following: (i) solely with respect to the Buyer Financing and the ABL Financing, participation by senior management of the Company in, and assistance by senior management of the Company and/or Seller with, the marketing efforts (including, for the avoidance of doubt, preparation and delivery to Buyer, the Buyer Financing Sources and the ABL Financing Sources of any marketing materials requested by the Buyer Financing Sources and/or the ABL Financing Sources, as applicable); (ii) obtaining and delivering to Buyer and the Financing Sources, as promptly as reasonably practicable following Buyer’s request, all financial data and financial information of the Company that is required under each Debt Commitment Letter to consummate the applicable Debt Financing on or prior to the date such Debt Financing is to be consummated (including all information and data necessary to satisfy the conditions set forth in paragraphs 5(a) and 5(b) of Exhibit C to the ABL Commitment Letter (provided, that, for the avoidance of doubt, neither the Company nor Seller shall be required to provide, and Buyer shall be solely responsible for (x) the preparation of any pro forma financial information and pro forma adjustments to be incorporated into any pro forma financial information, (y) any description of any Debt Financing or Buyer Financing, as applicable, and (z) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing or Buyer Financing, as applicable); (iii) furnishing to Buyer, the Buyer Financing Sources and the Financing Sources such documentation and other information regarding the business of the Company required with respect to each Debt Financing and/or the Buyer Financing, as applicable, under applicable “know your customer” and anti-money laundering rules and regulations; (iv) executing and delivering any agreements, instruments and other documents, including customary closing certificates (excluding a solvency certificate), as may be reasonably requested by Buyer; (v) cooperating with the due diligence processes of the Financing Sources and the Buyer Financing Sources to the extent reasonable, (vi) providing information which Buyer will reasonably require in connection with the completion by Buyer of a customary borrowing base certificate as contemplated by the ABL Commitment Letter, including reasonably detailed information as to (A) the counterparty names, counterparty contract name, age of receivable and amount of receivable for all of the Company’s billed and unbilled accounts receivables with an individual amount in excess of $50,000, (B) the mark-to-market value of the Company’s commodities Contracts with firm contractual volumes and an individual value in excess of $50,000 and (C) the value of the Company’s inventory with an individual value in excess of $50,000 on a market value basis, (vii) assisting the ABL Financing Sources with a customary collateral and risk management practices review of the assets of the Company which are expected to form a part of the borrowing base under the Debt Financing; (viii) furnishing to Buyer, the Buyer Financing Sources and the Financing Sources, as applicable, with respect to firm contractual values, a pro forma position report and a pro forma mark-to-market report of the Company for the prior two (2) most recently ended consecutive fiscal quarters and (ix) taking such other actions as are reasonably requested by Buyer, the Buyer Financing Sources, or the Financing Sources to facilitate the satisfaction of all conditions precedent to obtaining the (A) Debt Financing set forth in each Debt Commitment Letter or (B) Buyer Financing, as applicable; provided, that (A) no board of directors or board of managers of the Seller of any of its Affiliates, including the Company, shall be required to take any board action or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing or the Buyer Financing is obtained, (B) neither Seller nor any of its Affiliates shall be required to execute prior to the Closing Date any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing or the Buyer Financing, and (C) except as expressly provided above, neither Seller nor any of its Affiliates shall be required to take any actions prior to the Closing Date to permit the consummation of the Debt Financing or the Buyer Financing, including any action that would reasonably be expected to conflict with, or result in a violation or breach of, or default under Seller’s or any of its Affiliates’ organizational and governing documents, any Applicable Law or any Contract to which Seller or any of its Affiliates is a party. Each of the Company and Seller hereby consents to the customary use of its corporate logos in marketing materials used in connection with the ABL Financings and the Buyer Financing; provided, that such corporate logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or Seller. Nothing herein shall require such cooperation to the extent it would require the Company or its Affiliates to amend or waive any terms of this Agreement or any other Contract to which any of them is a party or to the extent it would unreasonably interfere with the ongoing operations of the Company and its Affiliates, cause any representation or warranty in this Agreement made by Seller to be breached, or cause any conditions to Closing set forth in Article V to fail to be satisfied. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 5.2(b), as it applies to Seller’s obligations under this Section 7.15, shall be deemed satisfied unless Seller has knowingly, willfully and materially breached its obligations under this Section 7.15 and such breach has been the primary cause of the Debt Financing or the Buyer Financing not being obtained. No action, liability or obligation of the Company or its Affiliates under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing or the Buyer Financing shall be effective until the Closing. Buyer shall promptly, upon request by the Company, reimburse the Company or its Affiliates for all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Company, its Affiliates, or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.15(a).
(b)    Buyer shall use its reasonable best efforts to maintain in effect the obligations of the Financing Sources and the Equity Sponsor under the Commitment Letters (the “Financing Commitments”) and to obtain each Financing on a timely basis, on the terms and conditions described in the applicable Commitment Letter, including using its reasonable best efforts to, as promptly as possible, (i) comply with its obligations under each Debt Commitment Letter, the Redacted Fee Letter, and any definitive agreements related thereto (collectively, the “Debt Financing Documents”), (ii) negotiate and enter into definitive agreements with respect to each Debt Financing consistent with the terms and conditions contained in the applicable Debt Commitment Letter and the Redacted Fee Letter (including, as necessary, the “market flex” provisions contained in the Redacted Fee Letter) by the Closing Date (provided that such other terms would not reasonably be expected to impair or delay or otherwise adversely affect the ability of Buyer to consummate the transactions contemplated hereby or by the Financings), (iii) satisfy on a timely basis all conditions contained in the applicable Debt Financing Documents within its control, including the payment of any commitment, engagement, or placement fees required as a condition to each Debt Financing, the funding, or causing or enforcing the funding of, the Equity Financing, and instructing the Financing Sources to provide such Financing at the Closing upon satisfaction of such conditions and using reasonable best efforts to satisfy, or assist in the satisfaction of any other conditions therein, and (iv) enforce the Equity Sponsor’s obligations under the Equity Commitment Letter, enforce Buyer’s rights under the Equity Commitment Letter, and, at the request of the Company, taking all enforcement actions against Equity Sponsor. Buyer shall keep the Company informed upon written request in reasonable detail of the status of its efforts to obtain the proceeds of the Debt Financings. Buyer shall promptly (and in any event, within three (3) Business Days), notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of any Financing Commitment, (ii) any written refusal, or threatened refusal in writing, to provide or any intent by the Equity Sponsor or the Financing Sources or other Persons party to the Financing

Commitments to provide the full financing contemplated by the Financing Commitments and (iii) any breach or threatened breach in writing by any party under a Debt Commitment Letter or related document. If any portion of the Financing becomes (or if Buyer becomes aware that it is likely to become) unavailable on the terms and conditions set forth in the Financing Commitments or any of the Financing Commitments expire or terminate prior to the Closing, Buyer shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby; provided that Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, a Debt Financing Document, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing or other terms in a manner that could reasonably be expected to (A) delay or prevent the Closing, (B) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (C) materially adversely impact the ability of Buyer or the Company or its Affiliates, as applicable, to enforce its rights against other parties to the Commitment Letters or the definitive agreements with respect thereto or (D) impose additional material obligations on the Company or its Affiliates prior to the Closing. Buyer shall have the right to substitute other debt financing (but not equity financing) for all or any portion of the Debt Financing contemplated by the Debt Commitment Letters from the same and/or alternative financing sources; provided, that such substitution shall not (1) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount), (2) provide for terms that are, in the aggregate, less favorable to the Company than those in the Debt Commitment Letters, (3) provide any conditions other than those conditions set forth in the Debt Commitment Letters that would reasonably be expected to delay or prevent the Closing or (4) impose additional material obligations on the Company or its Affiliates prior to the Closing. (Such alternative debt financing provided for in either of the two preceding sentences, the “Alternate Debt Financing”.) The new commitment letter and the fee letter entered into in connection with any Alternate Debt Financing are referred to, respectively, as a “New Commitment Letter” and “New Fee Letter”. Upon Buyer entering into any such New Commitment Letter or New Fee Letter or any such amendment, supplement, or modification of the Commitment Letter or Redacted Fee Letter, Buyer shall provide, within three (3) Business Days, executed copies thereof to Seller and the term “Commitment Letters” shall include the New Commitment Letter, supplemented or modified in accordance with this Section 7.15(b), “Redacted Fee Letter” shall mean the Redacted Fee Letter as so amended, replaced with a New Fee Letter, supplemented or modified in accordance with this Section 7.15(b), and “Debt Financings” shall be deemed to include the Alternate Debt Financing. Notwithstanding anything to the contrary in this Agreement, compliance by Buyer with this Section 7.15 shall not relieve Buyer of its obligations to consummate the transactions contemplated by this Agreement, whether or not the Debt Financing or Alternate Debt Financing is available. Notwithstanding anything to the contrary in this Section 7.15(b), it is understood and agreed that only a breach by Buyer of the obligations set forth herein that results in the financing contemplated by the Commitment Letters not being provided shall be deemed to be material.

(c)    Buyer shall indemnify, defend and hold harmless each of the Company and Seller and their respective Affiliates from and against any and all Liabilities, losses, damages, Claims, costs, expenses and judgments suffered or incurred by them in connection with the Debt Financings, the Buyer Financing (if any) and the performance of their obligations under this Section 7.15, except to the extent such Liabilities, losses, damages, Claims, costs, expenses or judgments arose out of or resulted from the gross negligence, bad faith or willful misconduct of the Company or Seller (or any of their respective Affiliates). Buyer shall, within thirty (30) days following written request by Seller, reimburse the Company and Seller for all reasonable and documented out-of-pocket costs and expenses incurred by the Company and Seller in connection with the cooperation required by this Section 7.15.
Section 7.16    Conversion. At least one (1) day prior to the Closing, Seller shall cause the Conversion to occur. Seller shall provide to Buyer copies of all proposed drafts of agreements, instruments, certificates and other documents relating to the Conversion and an opportunity for Buyer and its advisors to provide reasonable comments or changes to such agreements, instruments, certificates and other documents prior to the execution, delivery or filing of any of the foregoing.
Section 7.17    Seller’s Insurance. Buyer acknowledges and agrees that all insurance policies maintained by Seller in respect of the Company and its assets and properties (which, for the avoidance of doubt, do not include the Insurance Policies) may be terminated by Seller at the Closing and that Buyer shall have no right, title or interests in or to any unearned premiums on any such insurance policies maintained by Seller. Following the Closing, Buyer shall not, and shall cause its Affiliates (including the Company) not to, make any claims under any such insurance policies. Buyer shall arrange insurance coverage for itself, the Company and their respective assets and properties, effective as of the Closing, with insurers of its own choice; provided, however, that in respect of any claims commenced after the Closing Date arising from an event, circumstance or occurrence prior to the Closing Date, during the period between the Closing and the six-month anniversary of the Closing, Buyer and its Affiliates, on behalf of the Company, may request for Seller to, on Buyer’s behalf, subject to the terms and conditions of the applicable policies, access, submit claims and seek coverage on any of Seller’s or its Affiliates’ occurrence-based (but not claims-made) insurance policies (including the Insurance Policies) covering the Company at the time of such event, circumstance or occurrence, and Seller and its Affiliates shall maintain or cause to be maintained all such insurance policies for such purposes and use commercially reasonable efforts to assist Buyer and its Affiliates in asserting any such claims and make the benefits of any such insurance policies available to Buyer and its Affiliates; provided, further, that Buyer shall be solely liable for, and Seller shall have no obligation to pay or reimburse Buyer or its Affiliates for, all deductibles, retentions and all uninsured, uncovered, unavailable or uncollectable amounts and all fees, costs or expenses incurred by Buyer, relating to or associated with such claims. Notwithstanding anything contained herein, (1) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of Seller or its Affiliates to insurance coverage for any covered claims under its insurance policies, whether related to the Company or otherwise, and (2) Seller shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any insurance policies and programs or any rights hereunder.
Section 7.18    Company Restructuring. Prior to the Closing, Seller shall cause the Company to distribute all of the issued and outstanding capital stock of CenterPoint Energy Intrastate Pipelines, LLC (“CEIP”) held by the Company to Seller or its Affiliates (the “Restructuring”). Following the completion of the Restructuring, Seller shall retain, and be responsible for all Liabilities of CEIP with no further Liability to the Company, Buyer or any of their respective Affiliates from and after the Closing. Seller shall provide to Buyer copies of all proposed drafts of agreements, instruments, certificates and other documents relating to the Restructuring and an opportunity for Buyer and its advisors to provide reasonable comments or changes to such agreements, instruments, certificates and other documents prior to the execution, delivery or filing of any of the foregoing.
Section 7.19    Exclusivity. Until the termination of this Agreement in accordance with its terms, none of Seller, the Company or their respective Affiliates shall, and they shall not authorize or knowingly permit any of their respective Representatives to, directly or indirectly, (a) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (b) furnish to any Person (other than Buyer or its designees) any nonpublic information relating to the sale of the Company and/or the Business, or afford to any Person (other than Buyer or its designees) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Affiliates, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries that would reasonably be expected to lead to an Acquisition Proposal, (c) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (d) enter into any Contract relating to an Acquisition Proposal. Seller, the Company and their respective Affiliates shall, and shall cause their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Buyer or its designees) conducted heretofore with respect to any Acquisition Proposal.
Section 7.20    Termination of Affiliate Agreements. Prior to the Closing, Seller shall cause to be terminated as of the Closing with no further Liability to the Company, all Affiliate Agreements other than those Affiliate Agreements set forth on Section 7.20 of the Disclosure Schedule and the Transition Services Agreement.
Section 7.21    Office Lease Term Sheet. The Parties shall negotiate in good faith to enter into a lease (the “Lease”) with respect to that certain office space located at 1111 Louisiana Street, Houston, Harris County, Texas 77002 to be leased by the Company effective as of the Closing, containing the terms set forth in the Office Lease Term Sheet attached hereto as Exhibit G.
Section 7.22    Release.
(a)    Effective as of the Closing Date, except in the case of intentional fraud by Buyer or its Affiliates, Seller on behalf of itself and each of its current and former Affiliates (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer, the Company, and their Affiliates and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, attorneys, financial advisors, representatives, lenders, successors and assigns (collectively, the “Buyer Released Parties”) of and from any and all Actions, Liabilities, dues, accounts, bonds, Contracts (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Buyer Released Parties occurring or arising on or prior to the Closing Date, in Seller’s capacity as shareholder or equity holder in the Company, relating to the ownership and operation of the Company prior to the Closing; provided, however, that nothing herein shall release any claims under the terms and conditions of (i) this Agreement, (ii) the other Transaction Documents or (iii) any Affiliate Agreement set forth on Section 7.20 of the Disclosure Schedule.
(b)    Effective as of the Closing Date, except in the case of intentional fraud by Seller or its Affiliates, Buyer on behalf of itself, the Company, and each of their current and former Affiliates (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller, its Affiliates and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, attorneys, financial advisors, representatives, lenders, successors and assigns (collectively, the “Seller Released Parties”) of and from any and all Actions, Liabilities, dues, accounts, bonds, Contracts (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Buyer Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Seller Released Parties occurring or arising on or prior to the Closing Date, in the Company’s capacity as a subsidiary of Seller, relating to the ownership and operation of the Company prior to the Closing; provided, however, that nothing herein shall release any claims under the terms and conditions of (i) this Agreement, (ii) the other Transaction Documents or (iii) any Affiliate Agreement set forth on Section 7.20 of the Disclosure Schedule.
ARTICLE VIII
EMPLOYEES
Section 8.1    Continuing Employment.
(a)    Buyer shall cause the Company to continue to employ the Acquired Employees effective on the Closing Date. Such employment shall provide, during a period of at least twelve (12) months following the Closing Date (the “Protected Period”), each Acquired Employee who remains employed following the Closing Date: (i) with a role that has substantially similar duties and responsibilities, is of the same status (i.e., full-time or part-time), and is in the same location or within fifty (50) miles of the same location as such Acquired Employee held immediately prior to the Closing, unless such Acquired Employee consents to such change in employment duties and responsibilities, status or location; (ii) with the same or better base salary or hourly wages as those received by such Acquired Employee immediately prior to the Closing; and (iii) with other compensation and employee benefits, (including equity or equity-based incentive compensation (or, alternatively, other incentive compensation with a substantially equivalent value to existing equity or equity-based incentive compensation), but excluding annual cash bonuses, which are addressed in the next sentence) that are substantially comparable in the aggregate to the less favorable (to the employee) of (A) such compensation and benefits that are provided to such Acquired Employee as of the date hereof and (B) such compensation and benefits that are provided to such Acquired Employee immediately prior to the Closing; provided, however, that no early retirement subsidies, retention, change-in-control or other special or non-recurring compensation or benefits provided prior to the Closing Date shall be taken into account for purposes of this covenant. In addition, such employment shall provide, during the remainder of calendar year 2020 following the Closing Date, each Acquired Employee who remains employed following the Closing Date with the same or better target annual cash bonus opportunity as such Acquired Employee has immediately prior to the Closing.
(b)    Protected Period.
(i)    Buyer covenants that for the Protected Period (or, with respect to annual cash bonus opportunities, the remainder of calendar year 2020 following the Closing Date), it shall not, and shall cause its Affiliates not to, make any materially adverse changes to any of the Acquired Employees’ terms and conditions of employment provided under this Section 8.1, other than changes required to be made by Applicable Laws (subject to providing replacement terms that are of substantial comparable value in the aggregate) or agreed to by the Acquired Employee.
(ii)    Buyer undertakes that during the Protected Period, Buyer and its Affiliates shall retain all of the Acquired Employees, provided that Buyer shall not be in breach of this subsection (ii) as a result of:
(1) any such Acquired Employee giving notice of termination of his/her employment (including voluntary resignation or retirement);
(2) any such Acquired Employee’s employment expiring at the end of a fixed or temporary term pursuant to a written agreement in place prior to the Closing Date; or
(3) Buyer or any of its Affiliates terminating the employment of any such Acquired Employee if it pays severance benefits in accordance with the provisions of Section 8.1(b)(iii) or if it determines that the Acquired Employee: (i) committed a material violation of Buyer’s or its Affiliates’ employment policies; (ii) was arrested, convicted of, or entered a guilty plea or plea of no contest to any crime which, in the reasonable opinion of Buyer or any of its Affiliates, brings the Acquired Employee into disrepute or is likely to cause material harm to Buyer’s or any of its Affiliates’ business; (iii) has misappropriated, stolen or embezzled funds or property from Buyer or any of its Affiliates; (iv) has committed an act of intentional fraud upon Buyer or any of its Affiliates; or (v) has engaged in gross or willful misconduct or insubordination that is likely to cause material harm to Buyer’s or any of its Affiliates’ business.
(iii)    Without limitation of the Buyer’s obligations set forth in Section 8.1(b)(ii), in the event any Acquired Employee is terminated by Buyer or any of Buyer’s Affiliates during the Protected Period for any reason other than for the matters described in Section 8.1(b)(ii)(3), including termination by mutual consent, subject to the Acquired Employee’s execution and delivery and non-revocation of a release of claims in favor of Seller, Buyer, and their respective Affiliates, Buyer or such Affiliate shall provide the following payments and benefits to the Acquired Employee: the greatest of (i) a lump sum payment equal to the base salary or wages the Acquired Employee would have enjoyed for the balance of the Protected Period, (ii) the severance payments and benefits set forth in Section 3.19(a) of the Disclosure Schedule in accordance with the terms and conditions set forth therein as the “Company Severance Practice” and (iii) the severance payments or benefits provided under an applicable Buyer Plan. If payments are made pursuant to clause (i), (ii) or (iii) in the immediately preceding sentence, Buyer shall also subsidize the Acquired Employee’s monthly COBRA premiums for health benefits (with the Acquired Employee paying the employee portion of the premium at the active employee rate) for a period of twelve (12) months (the “COBRA Continuation Benefit”).
(c)    Buyer shall, or cause its Subsidiaries to, recognize the service of the Acquired Employees with the Company, Seller or any of their Affiliates for purposes of determining eligibility to participate, vesting and level of compensation or benefits for any employee benefit plan, policy, program, agreement or arrangement maintained by Buyer or its Affiliates in which any Acquired Employee will participate after the Closing (a “Buyer Plan”), except (x) with respect to benefit accrual under qualified and nonqualified defined benefit pension plans or (y) to the extent such recognition would result in the duplication of benefits. In addition, Buyer or its Affiliates, as applicable, shall use commercially reasonable efforts to cause each such Buyer Plan to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Acquired Employees under the analogous welfare Benefit Plan immediately prior to the Closing, and (ii) recognize for each Acquired Employee and his or her covered dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Buyer Plan any deductible, co-payment and out‑of‑pocket expenses paid by the Acquired Employee and his or her covered dependents during the portion of the calendar year prior to the Closing under an analogous Benefit Plan as if such amounts had been paid in accordance with such Buyer Plan for the same plan year.
(d)    Effective as of the Closing, Buyer shall cause the Company to continue to recognize all accrued and unused vacation days (including banked days) that have accrued to Acquired Employees through the Closing and recognize the service of the Acquired Employees with the Company for purposes of eligibility and levels of benefits with respect to Buyer’s policies governing personal, sickness and other paid time off.
(e)    Effective as of the Closing, Buyer (or one of its Affiliates) shall establish a Section 125 of the Code flexible spending account plan and related account for each Acquired Employee (the “Buyer FSAP”) for the then remaining portion of the calendar year in which the Closing occurs. The Buyer FSAP will recognize the elections that each Acquired Employee had in effect under Section 125 of the Code flexible spending account plan with Seller or any of its Affiliates (the “Seller FSAP”), subject to the applicable dollar limits of the Buyer FSAP for the calendar year in which such Acquired Employee becomes covered under the Buyer FSAP. Buyer (or one of its Affiliates) shall cause the Buyer FSAP to assume the account balances (whether positive or negative) associated with the Acquired Employees’ flexible spending accounts under the Seller FSAP (the “Transferred Account Balances”), and the Buyer FSAP shall be responsible for reimbursement of all previously unreimbursed medical and dependent care claims incurred by the Acquired Employees in such calendar year. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred Account Balances is determined, as part of Buyer’s assumption of the Acquired Employees’ flexible spending account balances under the Seller FSAP, Seller (or one of its Affiliates) shall pay Buyer (or one of its Affiliates) the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Buyer (or one of its Affiliates) shall pay Seller (or one of its Affiliates) the net aggregate amount of the Transferred Account Balances, if such amount is negative.
(f)    Seller shall provide any required notice under and otherwise comply with, and retain all Liabilities relating to, WARN with respect to any event affecting Acquired Employees on or prior to the Closing Date (including as a result of the transactions contemplated by this Agreement and by the other Transaction Documents). On the Closing Date, Seller shall notify Buyer of any “employment loss” (as defined in WARN) experienced by any Acquired Employee during the 90-day period prior to the Closing Date. During the 90-day period beginning on the Closing Date, Buyer shall ensure that the Company does not terminate (actually or constructively) the employment of any Acquired Employees so as to cause any “plant closing” or “mass layoff” (as those terms are defined in WARN) such that Seller has any obligation under WARN that Seller otherwise would not have had absent such terminations.
(g)    In no event later than the “Payment Date” as defined in the CenterPoint Energy, Inc. Short Term Incentive Plan (the “STI”), Seller or its Affiliates shall cause to be paid to Acquired Employees who are participants in the STI any “Awards” (as defined in the STI) determined payable with respect to the 2019 “Plan Year” (as defined in the STI) to any such Acquired Employees in accordance with the terms and conditions of the STI. Prior to the Closing Date, Seller or its Affiliates shall cause to be paid to Acquired Employees who are participants in the STI prorated “Awards” with respect to the 2020 “Plan Year” based on the portion of such Plan Year completed prior to the Closing Date, using any good faith methodology determined by Seller. From and after the Closing, the Acquired Employees will participate in Buyer’s short-term incentive program with proration based on the portion of 2020 following the Closing Date.
(h)    On and following the Closing Date, Buyer or its Affiliates shall immediately inform Seller of any termination of employment or service of any Acquired Employee from Buyer or any of its Affiliates. Seller shall pay the Acquired Employees any deferred compensation owing in connection with any such termination under Seller’s nonqualified deferred compensation arrangements, in accordance with the terms thereof and Section 409A of the Code. Acquired Employees shall continue to vest in all outstanding equity awards they hold with respect to common stock of Seller that were granted in 2018 or 2019 on the regularly scheduled vesting dates for such awards, subject to continued employment with Buyer or its Affiliates (and subject to Seller’s right to accelerate vesting in its sole discretion).

Section 8.2    Benefit Plans. Effective as of the Closing Date, Seller shall cause the Company to cease being a participating employer with respect to the Benefit Plans that are not Company Plans so that each Acquired Employee shall cease to participate in such Benefit Plans. Seller shall retain sponsorship of, and shall retain all liabilities under such Benefit Plans that are not Company Plans, whether arising before, on or after the Closing, and Purchaser and its Affiliates shall not assume sponsorship of, contribute to or maintain, or have any liability with respect to, such Benefit Plans. Seller or its Affiliates shall be liable for claims for benefits by Acquired Employees under any Benefit Plans that are welfare benefit plans arising out of occurrences prior to the Closing Date. Seller or its Affiliates shall be liable for compliance with the requirements of COBRA with respect to all Acquired Employees, and their respective eligible spouses and dependents, for whom a qualifying event (within the meaning of COBRA) occurs at any time prior to the Closing Date (including qualifying events that occur in connection with the transactions contemplated by this Agreement and by the other Transaction Documents). Seller or its Affiliates shall be liable for workers’ compensation benefits arising out of occurrences prior to the Closing Date. If any Acquired Employee has become disabled (within the meaning of the applicable Benefit Plan that provides long-term disability benefits) prior to the Closing Date, Seller or its Affiliates will retain liability for the provision of disability benefits payable to such employee under Seller’s welfare benefit plans, if any, with respect to such disability (but not with respect to any reoccurrence of such a disability after such employee returns to active service with the Company on or following the Closing Date). From and after the Closing Date, any short-term disability obligations or right to reemployment for any Acquired Employees who are on short-term or long-term disability as of immediately prior to the Closing Date shall be the obligation of Buyer and its Affiliates and not of Seller and its Affiliates. Seller shall cause the accounts of the Acquired Employees in any Benefit Plan that is a 401(k) plan to be fully vested as of immediately prior to the Closing Date. In addition, Seller shall provide to each Acquired Employee matching contributions under such Benefit Plan for the plan year that includes the Closing Date based on the formulas set forth in such plan, but calculated without regard to any annual service requirement imposed under such plan.
Section 8.3    No Third Party Beneficiaries. The provisions of this Article VIII are for the sole benefit of the parties to this Agreement and nothing herein or elsewhere in this Agreement, expressed or implied, shall be construed to: (i) create a right in any employee, director, or individual independent contractor of the Company or any other Person to employment or service with the Company, Seller, Buyer or any of their respective Affiliates or restrict in any way the rights of the Company, Seller, Buyer or any of their respective Affiliates to terminate such individual’s employment or service at any time for any reason; (ii) limit the right of the Company, Seller, Buyer or their respective Affiliates to amend or terminate any Buyer Plan or other Benefit Plan; (iii) create any third-party rights, benefits or remedies of any nature whatsoever in any employee, director or individual independent contractor of the Company (or any of their beneficiaries or dependents thereof) or any other Person that is not party of this Agreement; or (iv) be treated as establishing or amending any employee benefit plan or arrangement of the Company, Seller, Buyer or any of their respective Affiliates.
ARTICLE IX
INDEMNIFICATION

Section 9.1    Indemnification.
(a)    Indemnification by Seller.
(i)    From and after the Closing, Seller will indemnify, defend and hold harmless Buyer, its Affiliates (including the Company), and each of their respective shareholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives (collectively, the “Buyer Indemnified Group”), from and against any and all Losses (including Third Party Claims) which arise out of, or are attributable to, the following (collectively, “Buyer Claims”):
(1)    any breach of any covenant, obligation or agreement of Seller set forth in this Agreement;
(2)    any breach of (i) the Seller Fundamental Representations made by Seller in Article III, (ii) the representations and warranties of Seller set forth in Section 3.15(i) and Section 3.15(m) (Tax Matters) or (iii) any certificates delivered herewith as they relate to the representations and warranties referred to in the foregoing clauses (i) and (ii); and
(3)    any matters set forth in Section 9.1(a)(i)(3) of the Disclosure Schedule (the “Pending Litigation”);
(ii)    In no event shall the maximum liability of Seller under Section 9.1(a)(i)(1) and Section 9.1(a)(i)(2) exceed the Base Purchase Price.
(iii)    Any Buyer Claim that can be brought under the R&W Policy or Section 9.1(a)(i)(1) as a result of Seller taking or failing to take actions set forth in Section 7.1 shall first be brought as a Buyer Claim under the R&W Policy; provided, however, that, to the extent the Losses relating to such Buyer Claim (A) are determined by the insurer to be outside the scope of coverage under the R&W Policy or (B) remain after all applicable coverage limits under the R&W Policy have been exhausted, Buyer shall be entitled to bring such Buyer Claim against Seller under Section 9.1(a)(i)(1) to the extent of such Losses (excluding the amount of any Losses recovered under the R&W Policy, if any), subject to the limitations specified in Section 9.1(a)(ii).
(b)    Indemnification by Buyer.
(i)    From and after the Closing, Buyer will indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective shareholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives (collectively, the “Seller Indemnified Group”), from and against any and all Losses (including Third Party Claims) which arise out of, or are attributable to, the following (collectively, “Seller Claims”):

(1)    any breach of any covenant, obligation or agreement of Buyer set forth in this Agreement; and
(2)    any breach of any of the representations or warranties made by Buyer in Article IV or in any certificates delivered in connection herewith.
(ii)    Absent intentional fraud, the maximum liability of Buyer for indemnification under Section 9.1(b)(i) shall not exceed the Base Purchase Price.
(c)    For purposes of determining both (i) whether or not there is a breach of, or any inaccuracy or misrepresentation with respect to any representation or warranty for which indemnification would be available under Section 9.1(a)(i)(2) or Section 9.1(b)(i)(2), and (ii) the amount of any Losses resulting from such breach, inaccuracy or misrepresentation, all qualifications in such representation or warranty to “materiality” or “Material Adverse Effect” or similar qualification shall be disregarded.
(d)    Subject to the terms of this Agreement and upon a receipt of notice of the assertion of a claim or of the commencement of an Action that is a Third Party Claim against any member of the Buyer Indemnified Group or the Seller Indemnified Group for Losses subject to indemnification under Section 9.1(a) or Section 9.1(b), respectively, such Person entitled to indemnification hereunder (the “Indemnitee”) will promptly notify the Party against which indemnification is sought (the “Indemnitor”) in writing of any Loss that has given or could give rise to a claim under Section 9.1(a) or Section 9.1(b). Such written notice is herein referred to as a “Notice of Claim.” A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim, and the Indemnitee shall provide any other information with respect thereto as the Indemnitor may reasonably request. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification except to the extent that, as a result of such failure, the Indemnitor was prejudiced.
(e)    The Indemnitor may elect to defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim. The Indemnitee, at its expense, may participate in the defense of any such Third Party Claim (other than the Pending Litigation) with counsel of its choosing. Within thirty (30) days after receipt of a Notice of Claim, the Indemnitor must notify the Indemnitee in writing as to whether the Indemnitor is proceeding with the defense of the Third Party Claim. If the Indemnitor does not so notify the Indemnitee that the Indemnitor is proceeding with the defense of the Third Party Claim that relates to any Losses indemnified against hereunder or the Indemnitor refuses or is refusing to defend such Third Party Claim, the Indemnitee shall undertake its defense, and the Indemnitor shall, after receipt of evidence thereof, reimburse the Indemnitee for all reasonable attorneys’ fees and costs incurred in connection with such defense; provided, however, that the Indemnitor shall not be required to pay for more than one such counsel for all Indemnitees in connection with any Third Party Claim. Without the prior written consent of the other Party, no Party will enter into any settlement of any Third Party Claim unless (i) the settlement includes a complete and unconditional release of the other Party and its Group (i.e., the Seller Indemnified Group or the Buyer

Indemnified Group, as the case may be) with respect to the Third Party Claim, (ii) as a result of such settlement, no injunctive or other equitable relief would be imposed against the other Party and (iii) the Party entering into such settlement shall bear any and all costs and expenses with respect to such settlement. This Section 9.1(e) shall not apply to Tax Contests, which are instead governed by Section 10.2(f). Notwithstanding anything to the contrary set forth in this Agreement, Indemnitee shall be entitled to participate in the defense and settlement of any Third Party Claim by a Governmental Entity alleging any criminal acts under Applicable Law, and the Indemnitor shall, after receipt of evidence thereof, reimburse the Indemnitee for all reasonable attorneys’ fees and costs incurred in connection with such defense; provided, however, that the Indemnitor shall not be required to pay for more than one such counsel for all Indemnitees in connection with such Third Party Claim.
(f)    The Party defending the Third Party Claim will (i) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim, and (ii) afford the other Party the reasonable opportunity to participate, at the expense of the other Party, in the defense of the Third Party Claim. Each Party will make available to the other Party or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). The Parties will cooperate in the defense of the Third Party Claim, including, if requested by a Party, contesting any Third Party Claim that a Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The requesting Party will reimburse the other Party for any expenses incurred by the other Party in cooperating with or acting at the request of the requesting Party. This Section 9.1(f) shall not apply to the Pending Litigation.
(g)    Any direct claim will be asserted by giving the Indemnitor reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, after the Indemnitee becomes aware of such direct claim, but the failure to give timely notice will not affect the rights or obligations of the Indemnitor except to the extent that, as a result of such failure, the Indemnitor was materially prejudiced.
Section 9.2    Payment. In the event that a Party is required to make an indemnity payment under this Agreement, such Indemnitor shall pay the Indemnitee the amount so determined within five (5) Business Days following an agreement between Buyer and Seller or other final determination that an indemnity amount is payable (which in the case of litigation which is not settled pursuant to mutual agreement of the Parties shall be the final order of a court of competent jurisdiction from which no appeal can be taken or the time for appeal from which has run).
Section 9.3    Exclusive Remedy. Following the Closing, except in the case of intentional fraud or as provided in Section 12.5, the right of each Indemnitee to assert indemnification claims and receive indemnity payments under this Agreement shall be the sole and exclusive right and remedy exercisable by such Indemnitee with respect to any Loss or other claims arising out of this Agreement, or related in any way to this Agreement or the transactions contemplated hereby. No Indemnitee shall have any other remedy (statutory, common law or otherwise) against an Indemnitor with respect thereto, all such other remedies hereby being waived.
Section 9.4    Purchase Price Adjustment. Any payment made pursuant to this Article IX or Article X shall be treated as an adjustment to the Final Purchase Price for applicable federal, state, local and foreign Tax purposes, to the extent permitted by Applicable Law.
Section 9.5    Survival. All representations and warranties of the Parties contained in this Agreement shall not survive the Closing Date; except that (A) the representations and warranties of Seller set forth in Section 3.15(i) and Section 3.15(m) (Tax Matters) shall survive the Closing Date until thirty (30) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof; (B) the representations and warranties of Seller set forth in Section 3.1 (Organization and Good Standing), Section 3.2(a) (Authorization), Section 3.2(b)(i) (No Conflicts), Section 3.3 (Enforceability), Section 3.4 (Capitalization and Ownership) and Section 3.22 (Financial Advisors) shall survive the Closing Date indefinitely (the representations set forth in Section 3.1, Section 3.2(a), Section 3.2(b)(i), Section 3.3, Section 3.4 and Section 3.22 are collectively referred to herein as the “Seller Fundamental Representations”); and (C) the representations and warranties of Buyer set forth in Section 4.1 (Organization and Good Standing), Section 4.2(a) (Authorization), Section 4.2(b)(i) (No Conflicts), Section 4.3 (Enforceability) and Section 4.6 (Financial Advisors) shall survive the Closing Date indefinitely (the representations set forth in Section 4.1, Section 4.2(a), Section 4.2(b)(i), Section 4.3 and Section 4.6 are collectively referred to herein as the “Buyer Fundamental Representations”). The pre-Closing covenants of Seller shall survive the Closing Date for a period of six (6) months. All covenants and agreements of the Parties which are intended to be performed in whole or in part following the Closing shall survive until such covenants and agreements are fully performed in accordance with their terms.
Section 9.6    Mitigation.
(a)    An Indemnitee will use commercially reasonable efforts to mitigate any Losses subject to indemnification hereunder, including commercially reasonable efforts to recover all such Losses from insurers of such Indemnitee under applicable insurance policies (subject to the terms of Section 9.6(b)) so as to reduce the amount of any such Losses hereunder.
(b)    The amount of any Loss subject to indemnification hereunder will be reduced to the extent of any insurance proceeds or other payments actually received from an insurer or other third party with respect to such Loss, net of all costs of recovery (including any documented resulting increase in the cost of insurance, and any reasonable and documented out-of-pocket expenses incurred in connection with such recovery (including any Taxes payable thereon)). If the amount of any Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or payment under or pursuant to any insurance coverage or by recovery, settlement, or payment by or against any other Person, the amount of such reduction (net of all costs of recovery, including any documented increases in the cost of insurance), will be repaid by the Indemnitee to the Indemnitor reasonably promptly following actual receipt or credit of such amounts.
(c)    The amount of any Loss subject to indemnification hereunder will be reduced to the extent that the Indemnitee received a benefit from the reflection of such matter in the calculation of the adjustment to the Final Purchase Price, if any, as finally determined pursuant to Section 2.3.
Section 9.7    No Punitive Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person for any special or punitive damages, except to the extent such damages are included within a judgment rendered against the Indemnitee with respect to a Third Party Claim for which indemnification is available hereunder.
Section 9.8    Order of Recovery. Buyer agrees (including on behalf of each other member of the Buyer Indemnified Group) that the members of the Buyer Indemnified Group shall, with respect to claims under Section 9.1(a)(i)(2) and Section 10.3, (i) first, to the extent the Losses are covered under the R&W Policy, recover against the R&W Policy until the remaining limits thereunder have been exhausted, and (ii) thereafter, recover from Seller (subject, in all instances, to the limitations set forth in this Article IX, including Section 9.1(a)).
ARTICLE X
TAXES
Section 10.1    Transfer Taxes. Any sales, use, transfer, stock transfer, stamp taxes, any transfer, recording, filing, registration and other fees, and any other similar Taxes, but excluding any Taxes on or with respect to income, profits or gains (the “Transfer Taxes”), if any, which become payable as a result of the transactions contemplated by this Agreement, other than the Conversion, shall be borne and paid by Buyer. Buyer, at its own expense, will file, to the extent required by Applicable Law, all necessary documentation and Tax Returns with respect to all such Transfer Taxes (except to the extent such Tax Returns are required by Applicable Law to be filed by Seller), and, if required by Applicable Law, Seller will join in the execution of any such documentation and will take such positions therein as are reasonably requested by Buyer and will promptly supply any information in its possession that is reasonably necessary to complete such documentation or Tax Returns. Seller and Buyer agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes to the extent permitted by Applicable Law.
Section 10.2    Taxes and Tax Returns.
(a)    Except to the extent accrued as a liability reflected in Closing Net Working Capital as contained in the Final Purchase Price, all Taxes on or with respect to the Company that are attributable to any taxable period (or portion thereof) ending on or before the Closing Date shall be the responsibility of Seller. All Taxes on or with respect to the Company that are (i) attributable to any taxable period (or portion thereof) ending on or before the Closing Date, to the extent accrued as a liability reflected in Closing Net Working Capital as contained in the Final Purchase Price, or (ii) attributable to any taxable period (or portion thereof) beginning after the Closing Date, shall be the responsibility of Buyer.
(b)    Seller shall prepare or cause to be prepared all Income Tax Returns for the Company that relate to any United States federal or state consolidated, combined or unitary group that includes Seller or an Affiliate of Seller (other than the Company) (such Income Tax Returns, “Combined Income Tax Returns”). Seller shall pay (or cause to be paid) all Taxes due and owing by the Company with respect to such Combined Income Tax Returns. Except for Combined Income Tax Returns, Seller shall prepare or cause to be prepared all Tax Returns for the Company that relate to any taxable period (or portion thereof) ending on or before the Closing Date (such Tax Returns, the “Seller Tax Returns”) which are filed after the Closing Date. At least ten (10) Business Days (or five (5) Business Days in the case of non-Income Tax Returns) prior to the date such Tax Return is required to be filed, Seller shall provide to Buyer a copy of each Seller Tax Return which is to be filed after the Closing Date for Buyer’s review, reasonable comment and approval (not to be unreasonably withheld, conditioned or delayed). Buyer will be deemed to have granted its approval, if Buyer has not responded by three (3) Business Days following receipt. Not later than three (3) days prior to the due date for the payment of Taxes on any Seller Tax Returns, Seller shall pay or cause to be paid to Buyer the amount of Taxes for any portion of a taxable period ending on or before the Closing Date, except to the extent accrued as a liability reflected in Closing Net Working Capital as contained in the Final Purchase Price. Buyer shall timely pay or cause to be paid all Taxes reported to be due on Seller Tax Returns required to be filed pursuant to this Section 10.2(b). For the avoidance of doubt, (i) Seller shall not be required to deliver any Combined Income Tax Return to Buyer and (ii) Buyer shall not be required to deliver any Tax Return of Buyer to Seller for its review and comment.
(c)    Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company, other than the Tax Returns which Seller shall prepare, or cause to be prepared, pursuant to Section 10.2(b).
(d)    Buyer shall reimburse Seller for any Tax refunds actually realized in cash (or a reduction in Taxes actually realized as a result of an offset or credit against Taxes in lieu of a Tax refund, a “Tax Credit”) of the Company with respect to taxable periods (or portions thereof) of the Company ending on or before the Closing Date within ten (10) days after receipt by Buyer or the Company (or any of their respective Affiliates) of such Tax refunds or, if a Tax Credit, the filing of any Tax Return utilizing such Tax Credit, net of any Taxes or other out of pocket cost or expenses incurred by Buyer or the Company (or any of their respective Affiliates) in connection with the receipt of such Tax refund or Tax Credit, except to the extent such Tax refund or Tax Credit was accrued as an asset (or used to reduce a Liability) reflected in Closing Net Working Capital as contained in the Final Purchase Price. If a Taxing Authority subsequently disallows any amount of such Tax refund or Tax Credit, Seller shall promptly pay to the Company, upon written notice by Buyer, the amount of the Tax refund or Tax Credit that was disallowed by the Taxing Authority.

(e)    For purposes of this Section 10.2(e), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period and in the case of all other Taxes shall be determined on an interim closing of the books of the Company as of the close of business on the Closing Date; and (ii) except to the extent accrued as a Liability reflected in Closing Net Working Capital as contained in the Final Purchase Price, be the obligation of Seller, who shall pay over such Taxes to Buyer in accordance with Section 10.2(b). Buyer shall be liable for all other Straddle Period Taxes and shall pay such Taxes when due in accordance with Section 10.2(b). Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practices of the Company and shall be in conformity with the Code and any other applicable authorities except to the extent required by any Applicable Laws.
(f)    Seller and Buyer shall cooperate in good faith with each other, fully and promptly, as and to the extent reasonably requested by the other party, in connection with (i) the preparation and filing of Tax Returns (“Tax Preparation”) of the Company and (ii) any suit, action, inquiry, proceeding, administrative or judicial appeal, audit, litigation or other similar proceeding with respect to Taxes of the Company (a “Tax Contest”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Contest and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Buyer shall promptly notify Seller upon receipt by Buyer or its Affiliates of notice of any pending or threatened Tax Contest which may affect the Tax Liabilities or indemnification obligations hereunder of Seller or the Company in respect of taxable periods or portions thereof ending on or prior to the Closing Date. Seller shall have the sole right, at its expense, to represent all interests in any such Tax Contest which could affect the Tax Liabilities or indemnification obligations hereunder of Seller or Seller’s Affiliates, and to employ counsel of its choice in such Tax Contest; provided, however, that if the Tax Contest would reasonably be expected to affect the Tax Liabilities or indemnification obligations hereunder of Buyer or any of Buyer’s Affiliates (including the Company with respect to Taxes that are not required to be indemnified by Seller hereunder), Buyer shall be entitled to participate in such Tax Contest, Seller shall keep Buyer reasonably informed of any material developments relating to such Tax Contest, and Buyer’s written consent shall be required prior to the settlement of any such Tax Contest, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall cooperate fully with Seller and its counsel in the defense against or compromise of any claim in any such Tax Contest. Buyer shall have the sole right, at its expense, to represent all interests in any other Tax Contest involving the Company, and to employ counsel of its choice in such Tax Contest.
(g)    Upon written request of Seller, Buyer shall file, or cause to be filed, any amended Tax Return of the Company or claim for Tax refund on behalf of the Company and for any taxable period ending on or prior to the Closing Date, provided that taking such position will not subject either Buyer, the Company, or any of their Affiliates to additional Taxes or reduce any Tax asset or Tax attribute of Buyer or the Company. Buyer shall permit Seller to review and comment on such amended Tax Return prior to filing and Buyer shall incorporate Seller’s reasonable comments. The cost of preparing such amended Tax Return requested by Seller shall be borne by Seller. Except to the extent accrued as an asset (or used to reduce a Liability) reflected in Closing Net Working Capital as contained in the Final Purchase Price, Buyer shall pay to Seller any Tax refund received with respect to such amended Tax Return, net of any Taxes and any other reasonable costs incurred by Buyer under this Section 10.2(g), within five (5) days after receipt by Buyer or the Company.
(h)    Buyer covenants that without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not cause or permit its Affiliates (including the Company) to, make, change or revoke any Tax election, amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax Liability, in each case if such action would reasonably be expected to have the effect of increasing the Tax Liability of the Company or Seller (or any of its Affiliates) in respect of any taxable period (or portion thereof) of the Company ending on or before the Closing Date.
Section 10.3    Tax Indemnities.
(a)    Except to the extent accrued as a liability reflected in Closing Net Working Capital as contained in the Final Purchase Price, Seller shall be responsible for and shall indemnify and hold the Company and Buyer harmless against (i) all Taxes imposed on or payable by the Company for any taxable period (or portion thereof) that ends on or before the Closing Date; (ii) with respect to any Straddle Period, all Taxes imposed on or payable by the Company which are allocable pursuant to Section 10.2(e) to the portion of such period ending on the Closing Date; (iii) all Taxes for which the Company is held liable by reason of the Company being included in any consolidated or affiliated group with Seller (or any Affiliates of Seller) (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law) at any time on or before the Closing Date, including under Treasury Regulation Section 1.1502-6; and (iv) all Taxes of any Person other than the Company imposed on the Company as a transferee, indemnitor, or successor, by Contract (other than a Contract the primary subject matter of which is not Taxes) or pursuant to any Tax law, which Taxes relate to an event or transaction occurring on or before the Closing Date. For the avoidance of doubt, no indemnity payment made under this Section 10.3(a) shall be subject to any cap, deductible or other limitation.

(b)    Buyer shall be responsible for all Taxes imposed on or payable by the Company that are not otherwise specified in Section 10.3(a).
(c)    Payment by the indemnifying party of any amount due under Section 10.3(a) shall be made at the time and in the manner specified in Section 10.2(e); provided, that in the case of a Tax that is contested in accordance with the provisions of Section 10.2(f), payment of the Tax to the appropriate Taxing Authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.
Section 10.4    Miscellaneous Tax Matters.
(a)    For purposes of this Article X, all references to Buyer, Seller, Affiliates, and the Company include successors and permitted assigns.
(b)    Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article X shall survive the Closing and shall remain in full force until sixty (60) days following the expiration of the applicable statute of limitations for the Taxes in question (taking into account any extensions or waivers thereof).
Section 10.5    Purchase Price Allocation. The Parties agree that the Final Purchase Price (plus any Liabilities of the Company or other amounts properly taken into account as consideration for applicable Tax purposes) shall be allocated among the Company’s assets for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign law, as appropriate. Seller shall provide Buyer with a schedule detailing such allocation within ninety (90) days following the date the Final Purchase Price is finally determined pursuant to Section 2.3 (the “Section 1060 Allocation Schedule”) and the parties shall use reasonable efforts to agree upon such schedule. If the Section 1060 Allocation Schedule has been agreed, the Parties shall prepare and file all Tax Returns in a manner consistent with the Section 1060 Allocation Schedule, unless otherwise required by a Taxing Authority. The Parties shall notify one another promptly in the event a Taxing Authority challenges a previously agreed Section 1060 Allocation Schedule. In the event that any subsequent adjustment to the Final Purchase Price occurs as a result of any indemnity payments made pursuant to this Agreement or for any other reason, the Parties shall negotiate in good faith to agree to a revised Section 1060 Allocation Schedule prepared in such manner as shall be consistent with the original Section 1060 Allocation Schedule but taking into account such subsequent adjustment.
Section 10.6    Tax Sharing Agreements Terminated. The Company shall cause any Tax sharing, Tax allocation, Tax indemnity and other similar agreements between the Company, on the one hand, and Seller and any of its Affiliates, on the other hand, to be terminated prior to the Closing, in a manner that does not result in any remaining Tax or other Liability for which Buyer or the Company would be responsible after Closing.

ARTICLE XI
TERMINATION
Section 11.1    Termination. This Agreement may be terminated at any time prior to the Closing solely as follows:
(a)    by Seller or Buyer, if the Closing has not occurred for whatever reason by 5:00 p.m., Central time, on the Termination Date (unless extended in writing by the Parties) provided that the right to terminate this Agreement pursuant to this Section 11.1(a) shall not be available to a Party if the failure of the transactions contemplated by this Agreement to be consummated prior to the Termination Date was primarily due to the failure of such Party to perform or comply with, in all material respects, any of the covenants or agreements to be performed or complied with by such Party under this Agreement prior to the Closing;
(b)    by mutual written consent of Seller and Buyer;
(c)    by Buyer or Seller, if any competent Governmental Entity shall have issued an Order, decree or ruling or taken any other action which permanently enjoins or prevents or otherwise prohibits the acquisition by Buyer of the Membership Interests and such Order, decree, ruling or other Action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to a Party if the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted was primarily due to the failure of such Party to perform or comply with, in all material respects, any of the covenants or agreements to be performed or complied with by such Party under this Agreement prior to the Closing;
(d)    by Seller, if Seller is not then in material breach of any provision of this Agreement and there has been a material breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of Buyer under this Agreement that would give rise to the failure of satisfaction of any of the conditions set forth in Section 5.1 on or prior to the Closing Date (other than through Seller’s failure to comply with its obligations under this Agreement), and such breach, if curable, is not cured within 30 days after receipt of written notice from Seller (or any shorter period of time that remains between the date Seller provided such written notice of such breach, inaccuracy or failure to perform and the Termination Date);
(e)    by Buyer, if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of Seller under this Agreement that would give rise to the failure of satisfaction of any of the conditions set forth in Section 5.2 on or prior to the Closing Date (other than through Buyer’s failure to comply with its obligations under this Agreement), and such breach, if curable, is not cured within 30 days after receipt of written notice from Buyer (or any shorter period of time that remains between the date Buyer provided such written notice of such breach, inaccuracy or failure to perform and the Termination Date); or

(f)    by Seller, if (i) the conditions set forth in Section 5.2 are satisfied, (ii) Seller delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 6.1 that all conditions set forth in Section 5.1 have been satisfied or waived and Seller is ready, willing and able to proceed with the Closing in accordance with this Agreement and (iii) within five (5) Business Days after Seller’s delivery of such notice to Buyer (or, if sooner, the Termination Date), Buyer fails to deliver the Closing Purchase Price in accordance with this Agreement to consummate the Closing; provided, that the right to terminate this Agreement under this Section 11.1(f) shall not be available to Seller in the event Buyer has notified Seller that Buyer will cause the Closing to occur on or prior to the expiration of such five (5) Business Day period (or, if sooner, the Termination Date) and Buyer fulfils its obligations hereunder to cause the Closing to occur within such time period.
Section 11.2    Effect of Termination; Termination Fee.
(a)    Upon a termination of this Agreement by a Party pursuant to Section 11.1, then such Party shall promptly give notice to the other Party specifying the provision hereof pursuant to which such termination is made, and upon delivery of such notice this Agreement shall become void and have no effect, other than each Party’s obligations under Section 7.5 (Public Announcements), Section 7.6 (Confidentiality), Article XI (Termination) and Article XII (Miscellaneous), each of which shall survive the termination hereof. Notwithstanding the foregoing, subject to Section 11.2(b), nothing in this Section 11.2 shall be deemed to release any Party from any Liability for any intentional breach or intentional fraud by such Party of the terms and provisions of this Agreement occurring before such termination.
(b)    If this Agreement is terminated (i) by Seller pursuant to Section 11.1(d), (ii) by Buyer or Seller pursuant to Section 11.1(a) or Section 11.1(c), in each case, at a time when all conditions set forth in Article V are satisfied (other than the conditions set forth in Section 5.1(c) and/or Section 5.1(e) and Section 5.2(d) and/or Section 5.2(f) solely as a result of Calpine Corporation or its Subsidiaries’ acquisition of (or agreement to acquire) any assets, property or securities related to retail natural gas marketing between the date hereof and the Closing), or (iii) by Seller pursuant to Section 11.1(f), then, notwithstanding any other provision of this Agreement, Buyer hereby agrees to pay promptly to Seller, and in any event within five (5) Business Days of delivery of the notice of termination contemplated by Section 11.2(a), as liquidated damages (and not a penalty) in connection with any such termination, in immediately available funds to one or more accounts specified by Seller, an amount equal to $20,000,000 (the “Termination Fee”). The provisions for the payment of the Termination Fee in this Section 11.2(b) have been included because, in the event of termination of this Agreement pursuant to the first sentence of this Section 11.2(b), the actual damages to be incurred by Seller would be difficult if not impossible to measure precisely. Buyer acknowledges that the agreements contained in this Section 11.2(b) are an integral part of the transactions contemplated by this Agreement and by the other Transaction Documents, or any Action, based on, in respect of, or by reason of any of the foregoing. The Parties acknowledge and agree that payment of the Termination Fee and such other amounts payable (if any) pursuant to Section 7.15(c) and any Enforcement Expenses (in each case, to the extent due and subject to the Expenses Cap) by or on behalf of Buyer shall be the sole and exclusive remedy available to Seller, the Company, and their respective Subsidiaries, Affiliates and Representatives against Buyer, the Buyer Guarantor and their Affiliates and Representatives for any matter under, relating to or arising out of, the termination of this Agreement or any other Transaction Document, whether based on Contract, tort, strict liability, other Applicable Laws or otherwise, or any Action, based on, in respect of, or by reason of any of the foregoing. Upon payment of the Termination Fee and such other amounts payable hereunder (if any) pursuant to Section 7.15(c) and any Enforcement Expenses (in each case, to the extent due and subject to the Expenses Cap), none of Buyer, Buyer Guarantor or their Affiliates and Representatives shall have any Liability or obligation, and Seller, the Company and their respective Subsidiaries, Affiliates and Representatives shall not otherwise file any Action, for any matter under, relating to or arising out of, the termination of this Agreement or any other Transaction Document, whether based on Contract, tort, strict liability, other Applicable Laws or otherwise, or any Action, based on, in respect of, or by reason of any of the foregoing. If Buyer fails to promptly pay the Termination Fee when due (A) Buyer shall additionally pay to Seller interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime rate for commercial loans as published by the Wall Street Journal in effect on the date of termination and (B) if, in order to obtain such payment, Seller commences an Action that results in a judgment against Buyer, Buyer shall reimburse Seller for its reasonable and documented costs and expenses (including reasonable and documented external attorneys’ fees and expenses and other out-of-pocket costs and expenses paid to independent third parties) incurred in connection with such Action (such amounts payable under the foregoing clauses (A) and (B), collectively, the “Enforcement Expenses”); provided, that, notwithstanding anything to the contrary in this Agreement, the aggregate amount of all amounts to be paid by Buyer pursuant to Section 7.15(c) and the Enforcement Expenses shall not exceed in the aggregate $2,000,000 (the “Expenses Cap”). In no event shall the aggregate amount of (A) Buyer’s and Buyer Guarantor’s aggregate Liability upon a termination of this Agreement and the other Transaction Documents, whether by payment of the Termination Fee or other damages, exceed an amount equal to the Termination Fee plus any amounts due pursuant to Section 7.15(c) and any Enforcement Expenses (in each case, to the extent due and subject to the Expenses Cap) and (B) Seller’s aggregate Liability upon a termination of this Agreement and the other Transaction Documents exceed an amount equal to $22,000,000.
(c)    Prior to any termination of this Agreement, Seller shall be entitled to pursue specific performance as provided in Section 12.5; provided, that the Parties acknowledge and agree that under no circumstance shall (i) Seller or the Company be entitled to receive both payment of the Termination Fee in accordance with Section 11.2(b) and specific performance pursuant to Section 12.5 and (ii) Buyer (or the Buyer Guarantor under the Buyer Guaranty) be required to pay the Termination Fee on more than one occasion.
ARTICLE XII
MISCELLANEOUS

Section 12.1    Notice. All notices, requests, statements or payments shall be made as specified below. All notices are required to be in writing and shall be delivered by letter, electronic mail or other documentary form. Notice by electronic mail or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close of business in which case it shall be deemed received at the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received two (2) Business Days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith. Notices shall be sent as follows:
If to Seller, to:
CenterPoint Energy Resources Corp.
1111 Louisiana Street
Houston, Texas 77002
Attention: Jason M. Ryan
E-mail: Jason.ryan@centerpointenergy.com

With a copy (which shall not constitute notice) to:

CenterPoint Energy Resources Corp.
1111 Louisiana Street
Houston, Texas 77002
Attention: Monica Karuturi
E-mail: monica.karuturi@centerpointenergy.com

with a copy (which shall not constitute notice) to:
Akin, Gump, Strauss, Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention:  W. Robert Shearer
E-mail: rshearer@akingump.com

If to Buyer, to:

Athena Energy Services Buyer, LLC
c/o Energy Capital Partners IV, LLC
40 Beechwood Road
Summit, NJ 07901
Attention:    Chris Leininger
Email: cleininger@ecpartners.com

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP

885 Third Avenue
New York, NY 10022
Attention: David A. Kurzweil, Esq.; Jane Greyf, Esq.
Email: David.Kurzweil@lw.com; Jane.Greyf@lw.com

Section 12.2    No Third Party Beneficiaries. Subject to Section 12.15, nothing in this Agreement will provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement will not be construed as a Third Party beneficiary contract except as set forth in Section 7.12(f) and except with respect to the Buyer Indemnified Group and the Seller Indemnified Group, who may have rights under this Agreement under Article IX provided that any claims to be brought by the Buyer Indemnified Group or the Seller Indemnified Group under Article IX will be brought by Buyer or Seller as applicable. No member of the Seller Indemnified Group or the Buyer Indemnified Group, other than Buyer or Seller, shall be required to consent to any amendment to this Agreement.
Section 12.3    GOVERNING LAW; CONSENT TO JURISDICTION.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.
(b)    THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS IN AND FOR THE SOUTHERN DISTRICT OF TEXAS AND THE STATE COURTS IN HARRIS COUNTY, TEXAS IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY RELATED PROCEEDING, AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING MUST BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE OR PROCEEDING. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH OF THE PARTIES (A) AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION OF ANY KIND OR DESCRIPTION WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES OR THE BUYER FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT,

INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY DEBT FINANCINGS OR THE PARTNER MEMBER FINANCING SOURCES OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY FORUM OTHER THAN EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), (B) SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (C) AGREES THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO IT AT ITS ADDRESS PROVIDED IN SECTION 12.1 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST IT FOR ANY SUCH ACTION BROUGHT IN ANY SUCH COURT, (D) WAIVES AND HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT, AND (E) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
Section 12.4    Dispute Resolution; Waiver of Jury Trial. The Parties shall attempt to resolve any claim, counterclaim, demand, cause of action, dispute, and controversy arising out of or relating to this Agreement (or any agreement delivered in connection with this Agreement) or in any way relating to the subject matter of this Agreement involving the Parties or their representatives (each a “Dispute”), by allowing the applicable officers involved in such Dispute thirty (30) days to attempt in good faith to reach an agreement with respect to such Dispute. If no such agreement is reached, the President or any Vice President of each of Buyer and Seller shall have fifteen (15) days to attempt in good faith to reach an agreement with respect to such Dispute. Each Dispute that is not resolved by mutual agreement of the Parties or their Representatives, as applicable, may be resolved by litigation consistent with the provisions of this Agreement. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING RELATING TO THIS AGREEMENT, THE DEBT FINANCINGS OR ANY BUYER FINANCING, INCLUDING ANY ACTION AGAINST ANY FINANCING SOURCE OR BUYER FINANCING SOURCE.
Section 12.5    Specific Performance.
(a)    Subject to Section 12.5(b), each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the covenants of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent non-performance or breaches of the covenants of this

Agreement and to enforce specifically this Agreement and the terms and provisions hereof. In the event of any action to enforce this Agreement specifically pursuant to this Section 12.5, each Party hereby waives the defense that there is an adequate remedy at law or that the other Party must prove actual damages and agrees further to waive any requirement for the security or posting of any bond in connection with any such equitable remedy.
(b)    Notwithstanding anything in this Agreement to the contrary, including Section 12.5(a), it is acknowledged and agreed by the Parties that Seller shall be entitled to specific performance of Buyer’s obligations prior to the Closing to cause the Equity Financing to be funded and to consummate the Closing in accordance with this Agreement, including Section 6.1, only in the event that (and only if and for so long as) each of the following conditions has been satisfied: (i) all of the applicable conditions set forth in Section 5.2 (other than those conditions that by their nature are to be satisfied at Closing, but only to the extent such conditions would be satisfied if the Closing were to occur at such time) have been satisfied or waived by the applicable Party and Buyer fails to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 6.1; (ii) the applicable Financing Sources have confirmed in writing that the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is also funded at the Closing on the terms set forth in the applicable Debt Commitment Letter; (iii) Seller has irrevocably confirmed in a written notice delivered to Buyer that if specific performance is granted and the Financing is funded, Seller stands ready, willing and able to timely consummate the Closing; and (iv) Seller has not terminated this Agreement in accordance with Section 11.1. Under no circumstances shall Buyer be obligated to both specifically perform the terms of this Agreement and pay any monetary damages, in the form of a Termination Fee or otherwise. For the avoidance of doubt, the Parties acknowledge and agree that in the event Seller exercises its right to terminate this Agreement pursuant to Section 11.1, then Seller shall not have the right to specific performance, an injunction or other equitable remedy under this Agreement, including pursuant to this Section 12.5(b), with respect to such termination and failure of the Closing to occur. The Parties acknowledge and agree that the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Seller from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee under Section 11.2(b).
Section 12.6    Entire Agreement. This Agreement, the Schedules and Exhibits hereto and thereto, the Confidentiality Agreement and the other Transaction Documents contain the entire understanding and agreement between the Parties with respect to the subject matter hereof or thereof and supersede and cancel any and all prior agreements between the Parties as to the matters covered herein or therein. There are no agreements, understandings, representations, or warranties between the Parties other than those set forth or referred to herein or therein.
Section 12.7    Assignment. No Party hereto may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion and any attempted assignment in contravention of the foregoing shall be null and void; provided, however, that (i) Buyer may assign any or all of its rights hereunder solely for collateral security purposes in connection with any Debt

Financing to any Financing Sources (it being understood and agreed that such assignment shall not relieve the assigning party of any of its obligations hereunder) and (ii) Buyer may assign its rights, interests and obligations hereunder, in each case, without the consent of Seller, to an Affiliate (it being understood and agreed that such assignment shall not relieve the assigning party of any of its obligations hereunder).
Section 12.8    Amendments. No amendment, modification or change to this Agreement will be enforceable unless reduced to writing and executed by duly authorized Representatives of all Parties. Notwithstanding anything to the contrary set forth in this Agreement, Section 4.7, Section 7.15, Section 9.7, Section 12.3, Section 12.4, Section 12.14, Section 12.15 and this Section 12.8 (and any other provision of this Agreement to the extent such amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or otherwise is adverse in any respect to (a) the Financing Sources without the prior written consent of the Financing Sources and (b) the Buyer Financing Sources (if any) without the prior written consent of the Buyer Financing Sources.
Section 12.9    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all Applicable Laws. If any provision of this Agreement, or the application thereof to any Person or circumstance, is for any reason or to any extent invalid or unenforceable, the remainder of this Agreement and the application of such provision to the other persons or circumstances shall not be affected thereby, but rather is to be enforced to the greatest extent permitted by Applicable Law, unless the severance of any such provision from the remainder of this Agreement would change the economic substance of the Agreement as a whole in a manner that is materially adverse to any Party (and such change is not waived in writing by such affected Person).
Section 12.10    No Implied Waivers. Except as expressly provided for herein, no waiver of any of the terms and conditions of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given. The failure of a Party to insist, in any instance, on the strict performance of any of the terms and conditions hereof shall not be construed as a waiver of such Party’s right in the future to insist on such strict performance.
Section 12.11    Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, except that Buyer shall bear and pay the costs and expenses (other than the fees of and expenses of each Party’s attorneys, which shall be borne by the Party incurring such expense) incurred by the Parties in connection with the filings of the premerger notification and report forms under the HSR Act and other Antitrust Laws, including filing fees.
Section 12.12    No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or Liability on or with regard to any Party.

Section 12.13    Joint Negotiation. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party as a result of the preparation, submission or other event of negotiation, drafting or execution hereof.
Section 12.14    No Recourse. This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Parties and then only with respect to the specific obligations set forth herein with respect to the Parties, and no Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, Financing Source (other than the Buyer Guarantor under the Buyer Guaranty), Buyer Financing Sources, representative of Seller, Buyer, Company, or any of their respective Affiliates (collectively, the “Non-Recourse Parties”), will have or be subject to any Liability (whether in contract or in tort) resulting from (nor will any such Persons have any claim with respect to) any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement or by the other Transaction Documents, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such Liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and each Party waives and releases all such Liabilities against any such Persons.
Section 12.15    Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, except as provided in Section 7.15 hereof and the assertion by Buyer of express rights set forth in the (x) Debt Commitment Letters or (y) any commitment letter relating to the Buyer Financing (if any), (i) neither any Party nor any of its Affiliates, equityholders, members, officers, directors, employees and representatives, nor any Person claiming by, through or under any such Person, shall have any rights or claims against any Financing Source or Buyer Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement or by the other Transaction Documents or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to (x) the Debt Commitment Letters or the performance thereof or the financings contemplated thereby or (y) any Buyer Financing, in each case, whether at law or equity, in contract, in tort or otherwise and (ii) no Financing Source or Buyer Financing Source shall have any Liability (whether in contract, in tort or otherwise) to any Party hereto or any of their respective Affiliates, equityholders, members, officers, directors, employees and representatives, or any Person claiming by, through or under any such Person for any Liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereunder or in respect of any oral representations made or alleged to have been made in connection herewith, including any dispute arising out of or relating in any way to (x) the Debt Commitment Letters or the performance thereof or the financings contemplated thereby or (y) any Buyer Financing, in each case, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary in this Agreement, the Financing Sources and Buyer Financing Sources shall each be express third party beneficiaries of Section 4.7, Section 7.15, Section 9.7, Section 12.3, Section 12.4, Section 12.8, Section 12.14, and this Section 12.15, and each of such Sections shall expressly inure to the benefit of each of the Financing Sources and Buyer Financing Sources and each of the Financing Sources and Buyer Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.
Section 12.16    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The disclosure of any item of information in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 12.17    Legal Representation.
(a)    Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), acknowledges and agrees that Akin, Gump, Strauss, Hauer & Feld LLP (“Akin Gump”) has acted as counsel for Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Akin Gump has not acted as counsel for any other Person, including Buyer.
(b)    Only Seller, the Company and their respective Affiliates shall be considered clients of Akin Gump in the Acquisition Engagement. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between Seller, the Company and their respective Affiliates, on the one hand, and Akin Gump, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by Buyer or the Company upon or after the Closing. Accordingly, Buyer shall not have access to any such communications, or to the files of Akin Gump relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Akin Gump in respect of the Acquisition Engagement constitute property of the client, only Seller and its Affiliates shall hold such property rights and (ii) Akin Gump shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or Buyer by reason of any attorney-client relationship between Akin Gump and the Company or otherwise; provided, however, that notwithstanding the foregoing, Akin Gump shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of Seller and its Affiliates; provided, that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition

Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to Seller and/or its Affiliates. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to consent to such privilege and shall be entitled to waive such privilege only with the prior written consent of Seller (such consent not to be unreasonably withheld).
(c)    Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly (i) consents to Akin Gump’s representation of Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including any post-Closing matter in which the interests of Buyer and the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse and (ii) consents to the disclosure by Akin Gump to Seller or its Affiliates of any information learned by Akin Gump in the course of its representation of Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Akin Gump’s duty of confidentiality.
(d)    From and after the Closing, the Company shall cease to have any attorney‑client relationship with Akin Gump, unless and to the extent Akin Gump is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to Seller and/or any of its Affiliates or (ii) Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Company by Akin Gump after the Closing shall not affect the foregoing provisions hereof.
(e)    Seller, the Company and Buyer consent to the arrangements in this Section 12.17 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Akin Gump permitted hereunder.

Section 12.18    Headings and Gender; Construction; Interpretation.
(a)    The table of contents, captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.
(b)    Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. A reference to any Party or to any other agreement or document shall include such party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor, and all regulations and statutory instruments issued thereunder or pursuant thereto (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder, as amended through such specific date). The phrase “ordinary course of business” or “ordinary course” refers to the ordinary course of business of the Business consistent with past practice and not of Seller and its Affiliates generally. Except to the extent another date or time is explicitly set forth herein, the phrase “made available” means that the subject document or information was disclosed in the Data Room or otherwise made available to Buyer, in each case, as of 8:00 p.m. Central time on February 23, 2020 and all references to any document or information disclosed in any section of the Data Room means such document or information included in the Data Room as of 8:00 p.m. Central time on February 23, 2020.
Section 12.19    Counterparts. This Agreement may be executed and delivered in several counterparts, including through facsimile or electronic signatures, each of which is an original and all of which constitute one and the same agreement. No Party shall become bound by this Agreement or any other instrument executed by counterpart until all Parties hereto have affixed their respective signatures hereto.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have signed this Agreement in multiple counterparts, all as of the date first above written.
SELLER:

CenterPoint Energy Resources Corp.

By:	/s/ Xia Liu
Name: Xia Liu
Title: Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the Parties have signed this Agreement in multiple counterparts, all as of the date first above written.

BUYER:

Athena Energy Services Buyer, LLC

By:	/s/ Andrew Gilbert
Name: Andrew Gilbert
Title: President

[Signature Page to Equity Purchase Agreement]